Pursuant to Rule 424(b)(3)
File Number 333-119117

   PROSPECTUS SUPPLEMENT No. 1
   (To the Prospectus dated September 28, 2004)

ROBOGROUP T.E.K. Ltd.

RESALE OF UP TO 5,957,082 ORDINARY SHARES
BY CERTAIN SELLING SHAREHOLDERS

Attached hereto and hereby made part of the prospectus is (a) the Company’s Current Report on Form 6-K as filed with the U.S. Securities and Exchange Commission on March 30, 2004, containing a translation of the Company’s annual report for the year ending December, 31, 2004 as filed with the Tel-Aviv Stock Exchange on March 30, 2005, and the Company’s audited consolidated financial reports for 2004; and (b) a consent from the Company’s auditors containing their consent to the incorporation by reference of the Company’s audited consolidated financial reports for 2004, in this prospectus supplement. Prospective investors in our ordinary shares should carefully read each of these documents and the related financial information prior to making any investment decision.

This prospectus supplement is incorporated by reference into and should be read in conjunction with the prospectus dated September 28, 2004. This prospectus supplement is qualified by reference to the prospectus dated September 28, 2004, except to the extent that the information provided by this prospectus supplement supercedes the information contained in the prospectus dated September 28, 2004.

        You should rely on the information provided in the prospectus, this prospectus supplement or any additional supplement. We have not authorized anyone else to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in the prospectus or this prospectus supplement or any additional supplement is accurate as of any date other than the date on the front of those documents.

Investing in the Ordinary Shares involves risks. You should carefully consider the “Risk Factors”, beginning on page 2 of the prospectus dated September 28, 2004 in determining whether to purchase the Ordinary Shares of RoboGroup T.E.K. Ltd.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 5, 2005.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

F O R M 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR
15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2004

ROBOGROUP T.E.K. LTD.
(Name of Registrant)

Rechov Hamelacha 13, Afeq Industrial Estate, Rosh HaAyin 48091 Israel
(Address of Principal Executive Office)

             Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

             Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):______

             Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):______

             Indicate by check mark whether by furnishing the information contained in this Form, the registrant is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes ☐	No ☒

             If "Yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-______

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROBOGROUP T.E.K. LTD. (Registrant) By: /s/ Haim Schleifer ——————————— Haim Schleifer General Manager

Date: March 30, 2005

For Immediate Release

RoboGroup Announces Fourth-Quarter and Full-year 2004 Financial Results
Sharp Increase in 4th Quarter Revenues to NIS 20.1 million; Sharp Decrease in Net Loss

ROSH HA’AYIN, Israel, March 30, 2005 – RoboGroup T.E.K. Ltd. (Nasdaq: ROBO) today reported fourth-quarter and full-year 2004 financial results.

Revenues for the fourth quarter totaled NIS 20.1 million (US$4.7 million) compared with NIS 11.2 million (US$2.6 million) for the comparable quarter in 2003. Gross profit for the fourth quarter increased to NIS 7.3 million (US$1.7 million) from NIS 3.2 million (US$0.7 million) in the fourth quarter of 2003.

During the fourth quarter the company performed an inventory write off for slow moving and outdated inventory in the education field, in the amount of approximately NIS 2.6 million (US$0.6 million), stemming among other things from the launch of new products.

RoboGroups’ fourth-quarter net loss dropped to NIS 1.3 million (US$0.3 million) from a net loss of NIS 6.3 million (US$1.5 million) in the fourth quarter of 2003.

Rafael Aravot, Chief Executive Officer of RoboGroup, commented: “Our full-year results reflect increased revenues, along with significant cost-cuts in G&A and R&D expenses, which resulted in a substantial decrease in our annual net loss. In mid 2004, we began to implement a cost-cutting plan to improve profitability in the educational sector. The plan included personnel cuts as well as integration of activities. However, despite the smaller workforce, I am happy to announce that we succeeded in meeting our high revenue goal of over NIS 20 million in the fourth quarter, our highest in the last two years. In addition, in the last quarter of the year, we would have achieved net income except for the inventory write-off.

Revenues for the twelve-month period reached NIS 61.7 million (US$14.3 million) compared to NIS 56.1 million (US$13 million) for the comparable period in 2003. The increased revenues stem mainly from an increase in revenues in the education segment and in the industrial motion control segment by YET. Gross profit for the twelve-month period reached NIS 25.9 million (US$6 million) compared with NIS 23.5 million (US$5.4 million) for the comparable period in 2003. The increase is mainly due to the increase in revenues. The net loss for the twelve month period decreased significantly to NIS 7.7 million (US$1.8 million) from NIS 18.0 million (US$4.2 million) in the comparable period in 2003.

YET’s revenues for the year 2004 totaled NIS 21 million (US$4.8) compared to NIS 14 million (US$3.2 million) for the year 2003. RoboGroup’s part in YET’s revenues is 50%.

XtraDrive sales in the European and the Israeli markets began in 2004, following its launch in these markets in 2003. These sales were the main reason for YET’s increased revenues in 2004. In 2004, XtraDrive was also launched in the US market.

A complete Directors’ Report for the fourth quarter of 2004 is available on the Company’s Website at http://www.robo-group.com or as a PDF file upon request. Please contact Ayelet Shiloni at Integrated IR, toll-free +1-866-447-8633.

RoboGroup and its subsidiaries are engaged in two major fields of activity. The first is the field of education devoted to RoboGroup’s training products and e-learning systems. RoboGroup is a world leader in engineering and manufacturing technology training systems. The Company is market driven, deriving its growth from technological leadership, strong partnerships and management expertise. The other field of activity is the development, manufacturing and marketing of motion control products for the industrial market, which is performed through the Company’s subsidiary, Yaskawa Eshed Technologies (YET). For more information, visit http://www.robo-group.com.

To the extent that this press release discusses expectations about market conditions or about market acceptance and future sales of the Company’s products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause results to differ materially from the statements made. These factors include the rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate, risks associated with the acceptance of new products by individual customers and by the market place and other factors discussed in the business description and management discussion and analysis sections of the Company’s Annual Report on Form 20-F.

Company Contact:
Michal Afuta
RoboGroup
michala@robotec.co.il
+972-3-900-4112

Agency Contact:
Ayelet Shiloni
Integrated IR
ayelet@integratedir.com
+1-866-447-8633

PERIODIC REPORT
FOR THE YEAR 2004

1. CORPORATE BUSINESS DESCRIPTION STATEMENT

2. DIRECTOR’S REPORT

3. FINANCIAL STATEMENTS

4. ADDITIONAL DETAILS

Corporate Business Description Statement for the Period
Ending December 31, 2004

Introduction

In this chapter, a description of the business affairs of the company and the development of its business in 2004 is presented, in accordance with the Securities Regulations (Periodic and Immediate Statements) of 1970. Unless explicitly stated otherwise, the figures appearing in this statement are correct for December 31, 2004.

In this report, the company has included regarding itself and its subsidiaries forward-looking information and statements, as defined in the Securities Law of 1968 (the “Securities Law”). Such information and statements includes, inter alia, forecasts, goals, evaluations and estimates covering future events or affairs whose realization is uncertain and not under the control of the company (“forward-looking information”). Forward-looking information usually include the verbs, “anticipates,” “believes,” “estimates,” “expects,” “intends” and similar expressions. Forward-looking information does not constitute a proven fact and is based only on the subjective evaluation of the company’s management, which is summarized by its assumptions, inter alia, on the analysis of general information that management relied on during the preparation of this report, including publications, studies and surveys, which have not contained an undertaking as to the correctness or intactness of the information included therein, and whose correctness has not been independently examined by the management of the company.

The realization and/or non-realization of the forward-looking information will also be affected by factors that may not be assessed in advance and that are not under the control of the company. Therefore, despite the company’s management believing that its expectations as expressed in the forward-looking information presented herein are reasonable, it must be taken into account that in effect, such expectations may not be realized or may be realized in a manner substantially different than that presented herein. The failure of the forward-looking information to be realized may result, inter alia, from developments in the economic environment and outside factors that affect the activity of the company and the realization of some of the risk factors specified in the third chapter below.

Chapter 1 – description of the general development of the company’s business affairs

1.1       The activity of the company and description of the development of its business affairs

RoboGroup T.E.K Ltd. (hereinafter: the“Company” or “RoboGroup”) and its subsidiaries (hereinafter: the“Group”) are engaged in two major fields of activity. The first is the Company’s traditional field of activity – the field of education; the other field of activity is the development, manufacturing and marketing of motion control products for the industrial market, which is performed entirety through the Company’s subsidiary, Yaskawa Eshed Technologies Ltd.

RoboGroup was incorporated in 1982 as a private company. The Company’s name at the time of incorporation was Robotec (GAL) Industrial Robot Technologies Ltd. In 1983, the Company changed its name to Eshed Robotec (1982) Ltd., and in 2000, the Company changed its name to its current one.

In 1986, the Company’s shares began trading in the “over the counter” market in the United States and became a reporting company under the Securities Exchange Act of 1934. In 1991, the Company’s shares were offered to the public in Israel by prospectus and were registered for trade on the Tel Aviv Stock Exchange Ltd. (the TASE”). Today, the Company’s shares are traded on the TASE and on the NASDAQ SmallCap Market.

The companies in the Group and their fields of activity are as follows:

The parent company - RoboGroup

RoboGroup is engaged in the development, manufacturing and marketing of products in the field of education – training products in the field of automation and robotics and distance learning and e-learning products. RoboGroup also markets the Company’s products in the field of education outside of Israel, with the exception of North America.

Fully owned subsidiaries:

Intelitek Inc.  (“Intelitek”) – a company incorporated in Delaware, USA, engaged mainly in the development, manufacturing, marketing, sale, technical support and maintenance of computerized machining (CNC) products, marketed under the name of Light Machines. Intelitek is also engaged in the marketing, sale, technical support and maintenance of the RoboGroup’s education division’s products in North America.

Robotec Technologies Ltd.  (“Robotec Technologies”) – a company that was incorporated in Israel and that is engaged in the marketing, distribution, installation and maintenance of the Group’s products and accessory products for the scientific and technological training market in Israel.

Eshed Robotec B.V.  – a company incorporated in the Netherlands, used to manage all of RoboGroup’s activities in Europe and engaged in investments in new fields of activity. Today it is involved in some of the Group’s activity.

Burelco N.V – a company incorporated in Curacao that was used as a holding company for the activity of MemCall (see below).

Partially owned subsidiaries:

Yaskawa Eshed Technology Ltd.  (“YET”) – a company incorporated in Israel, of whose share capital RoboGroup holds 50%. The other shareholder in YET is the Japanese company Yaskawa Electric Corporation (“YEC”), which also holds 50% of YET’s share capital. YET develops and manufactures motion control products for the industrial market and sells development services in the field of motion control for industry, mainly for YEC. YET has a fully owned subsidiary, YET US Inc., which is incorporated in the USA and is engaged in the marketing and distribution of YET’s products in the USA (“YET US”).

MemCall LLC and MemCall Ltd. (collectively “MemCall”) – were incorporated in 2001 in the USA and in Israel, respectively, and their shares are held by RoboGroup through its subsidiary in the Netherlands, Eshed Robotec B.V. and its subsidiary in Curacao – Burelco N.V. The Company’s percentage ownership in MemCall is approximately 82%.

The Company fully owns five operationally inactive companies:

Computras Computerized Training Systems Ltd. ( “Computras”) – a company incorporated in Israel that was engaged in the planning, development, manufacture and marketing of learning applications and software for training purposes. During 2003, the activities of Computers and RoboTec Technologies were merged, following which the merged company ceased its operations.

Computras Marketing Training Systems (1988) Ltd. – a company incorporated in Israel, which was active until 2002 in the marketing of learning applications and software for training purposes.

MemCall Inc. – a company incorporated in the USA that operated with MemCall.

Intelitek Training Systems (1989) Ltd. (formerly Sim Lev Ltd.) – a company incorporated in Israel that was engaged in software development.

Robotec Industries Ltd. – a company incorporated in Israel in 1993 whose activity has yet to commence.

Chart of the Group’s holding structure for December 31, 20041

Structural changes

During 2003, the process of reorganizing the Group’s education division activity was completed. The main goal of the change was increasing the efficiency of the operation, changing its managerial structure and reducing costs. For this purpose, the Company took the steps of merging activities, reducing personnel and cutting expenses.

In early 2004, MemCall’s activity was significantly reduced. As of that date, MemCall did not have any employees (see section 1.2 below).

[1] The chart does not include a 24% holding of Swapstation N.V, which fully owns Swapstation Inc. and Swapstation Ltd. These companies were not active as of 2000.

1.2            Fields of activity

The Group is engaed in two major fields of activity:

The first field of activity is the Company’s traditional field of activity – the field of education, performed mainly abroad but also in Israel. This activity includes research and development, operations, marketing and sales of the Company’s products, and the sale and marketing of third party products by the Company to the training and education market in Israel and in the world, to a scope that is not substantial.

Overseas, this activity is performed mainly through the Company and its U.S. subsidiary, Intelitek. In Israel, the activity is performed through the Company and its subsidiary Robotec Technologies.

The second field of activity – motion controls for industry– is performed through YET, which is engaged in the development, manufacturing and marketing of industrial motion control products.

The two fields of activity are reported as business sectors in the Company’s consolidated financial statements (see also note 20 of the financial statements for 2004, which are included in this periodical report).

The Group’s products in the two fields of activity as above are marketed and sold by the Company and its subsidiaries in various geographic areas (see also section 3.8 below).

Through 2003, the Company was engaged through MemCall in the development of technology whose aim was to reduce the time required for locating and retrieving information in computers and in communication networks. In December 2003, the board of directors of the Company decided to significantly reduce the amount of investment in this activity (see the Company’s immediate disclosure published on December 29, 2003). As at the time of this report, MemCall does not directly employ any employees, but is continuing to maintain its patents (which have been authorized for registration or are pending registration around the world). On this matter, see section 3.1.1.2 below. The Company’s investment in MemCall as of for December 31, 2004 was approximately $ 4.7 million.

1.3	Investments in the Company’s capital and transactions with its shares

In June 2004, the Company signed an agreement with Cornell Capital Partners LP (“Cornell”), whereby Cornell undertook to purchase shares to be allocated by the Company, at the Company’s discretion, up to a total sum of $ 5.5 million, for a period of 24 months (hereinafter in this section: the “Agreement”).

The Agreement provides that the sale of shares to Cornell would be made at the company’s discretion and according to its needs at the relevant times, on the condition that each sale would not exceed $ 250,000 of shares, with sales to be made at a frequency not exceeding once a week. The shares are to be sold to Cornell at the market price in effect at the time of execution of any sale and in accordance with the terms of the Agreement. The Company has not undertaken to initiate any sales under this Agreement. See the Company’s report according to the Securities Regulations (Private Offering of Securities in a Registered Company) of 2000, published on July 7, 2004, and a complementary report published on August 4, 2004, and immediate disclosures published October 3, 2004, December 9, 2004 and November 18, 2004. Also see on this matter note 16 of the financial statements.

At this time, no sales have been made to Cornell within the Agreement.

1.4	Dividend distribution

The Company has not distributed dividends in the last two years.

In 2004, YET distributed a dividend of US$ 800 thousand to its two shareholders. The net dividend received by RoboGroup was approximately US$ 346 thousand. In March 2005, YET distributed another dividend of US$ 400 thousand. The net dividend received by RoboGroup was approximately US$ 170 thousand.

1.5	Financial information on the Corporation’s fields of activity

1.5.1	Consolidated financial figures of the Group by its fields of activity in 2004 are listed below:

	Field of education	Field of industrial motion control[2]	Adjustments for consolidated	Consolidated
	NIS K	NIS K	NIS K	NIS K
Total revenues
From customers	51,233	10,501	-	61,734
From other fields of activity	-	71	(71)	-

Total	51,233	10,572	(71)	61,734
Total attributed costs
Costs that do not constitute revenue in another field of activity	53,292	10,994	2,422	66,708
Costs that constitute revenue in another field of activity	-	-	-	-

Total	53,292	10,994	2,422	66,708

Operating (loss)	(2,059)	(422)	(2,493)	(4,974)

Total assets at December 31, 2004	28,907	9,685	33,358	71,950

[2] The consolidated report indicates sums constituting 50% of YET’s income in accordance with RoboGroup’s share in YET.

1.5.2        The adjustments arise from transactions between companies in the two fields of activity. The consolidated adjustments of costs and assets arise from costs and assets that were not allocated to the fields of activity.

1.5.3        Developments that occurred during the year – for an explanation of developments that occurred during the year, see explanations in the board of directors’ report.

1.6          General environment and the effect of external factors on the Company’s activity

The Group’s activity is subject to the effect of the following external factors:

Economic situation in marketers abroad.

Most of the products manufactured or marketed by the Group are designated for sale overseas. Therefore, economic instability and changes in the markets for these products may affect the Group’s revenues and profits and the Group’s financial risk.

The Group’s products in the field of education are intended for institutional bodies in general and education institutes in particular. Therefore, the sale of the Group’s products is affected by the scope of budgets available to these bodies. Cuts in education budgets reduce the potential market for the Company’s products. In the technological education market in the USA and Israel, institutional investments in technological educational infrastructure have been reduced in recent years, resulting in a decrease in the Group’s sales potential.

Economic and security situation of markets in Israel

The recent security and the economic situation in the State of Israel has had an adverse effect on the Company’s business.

In view of the security situation in Israel, partners and customers from abroad have hesitated to come into the area, invest in activity in Israel and to purchase products made by Israeli companies.

Cuts in the technological education budget have a negative impact on the potential market for the Company’s products in Israel.

A significant portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in NIS. Therefore, our NIS related costs, as expressed in US dollars, are influenced by the exchange rate between the US dollar and the NIS.

Technological changes

The technological changes in the Group’s field of activity require significant investments in the development and upgrade of the Group’s products in order for the Group to remain competitive in these fields. These technological changes often result in the need to replace components in existing systems or design alternative systems.

Changes in exchange rates

Most of the products manufactured in Israel by the Group are exported abroad, consequently most of the Company’s revenues are in foreign currency, whereas the lion share of the Company’s expenses are in New Israeli Shekels. Part of the Group’s development and manufacturing activity is performed in the USA, and most of the products manufactured in the USA are sold in the USA. The Company has loans and undertakings in various currencies. Because of the nature of its activity, the Company is exposed to risks that arise from changes in foreign currency exchange rates (mainly the exchange rates of the US dollar, the Japanese yen and the Swiss franc). The Group’s policy is to examine the Group’s financial exposure from time to time and take action, if the board of directors of the Company determines to do so. Nevertheless, the Company is unable to provide protection for its currency risks, and the Company is exposed to fluctuations in foreign currency exchange rates, between different foreign currencies and between foreign and Israeli currency, which may cause diminished profitability for the Company and its cash flow.

Other factors

YET is dependent on YEC, which is a joint owner, for the purchase of raw materials from YEC,its marketing and sale channels for some of the markets and for development projects. See section 2.2.4 and 2.2.15 below.

Stringent reporting requirements are imposed on the Company as a company whose shares are registered for trading on the TASE. and the Nasdaq Stock Market. Due to the application of the requirements arising from the Sarbanes-Oxley Law and amendments to Israeli legislation following the Barnea Committee report, the Company is subjected to a large workload. This workload manifests in significant expenditure for outsourced services – certified public accountants, auditors and lawyers, and extensive internal workload for the Company’s management, financial and reporting system and its legal advisor. An immediate result of this financial burden is impaired profitability for the Company. The Company is examining ways of relieving this workload. See also section 3.6.2. below.

The stagnation in the real estate market in general and industrial real estate in particular has caused a decrease in the rent paid to the Company for space designated for rental in the building in Rosh Ha’ayin that is owned by the Company. This trend has also resulted in a decrease in the building’s market value.

1.7       Fixed assets used by the Group

The Company owns capitalized lease rights for property covering an area of about 3,865 square meters in the Afek Industrial Zone in Rosh Ha’ayin, on which a building used for the Group’s operations was built. The building is an industrial building with four floors above a basement floor. The company has lease rights for the property until 2042.

The Company’s rights to the property and the rights to receive rent are pledged to the bank that provided the funding for purchase of the land and construction of the building.

The depreciated cost of the building at December 31, 2004 was NIS 32.5 million.

The building has approximately 10,000 square meters, about half of which are used for the Group’s management offices and for the activity of the Company and its subsidiaries in Israel. Most of the remaining areas are leased to a number of external tenants.

The Company owns additional fixed property that is used by the Company and the Group, which includes office equipment, computers and vehicles whose depreciated cost at December 31, 2004, totaled approximately NIS 4 million.

For the fixed property and facilities used for the Company’s activity in the field of education, see section 2.1.11 below. For the fixed property and facilities used for the Company’s activity in the field of industrial motion control products, see section 2.2.9 below.

 Chapter 2 – description of the Company’s business by fields of activity

A detailed description of the Group’s business affairs follows. The description is provided separately for each of the Group’s fields of activity (education– described in sections 2.1.1-2.1.22; industrial motion control activity – described in sections 2.2.1-2.2.22). A description that relates to the activity of the Group in its entirety is presented in Chapter 3 below.

2.1 Field of education

2.1.1 General activity in the field of education

The Group’s activity in the field of technological education focuses on the development, planning, manufacturing, marketing, sale, upgrade, installation and maintenance of training systems, mainly automation, robotics and CNC products intended for industrial manufacturing technology training purposes. These systems are intended for use in educational and training institutes at all levels and for all age groups, research institutes and industrial training centers.

The Group is also engaged in the development and marketing of distance learning and e-learning products, including using the Internet. Due to technological developments, particularly in the Internet field, the Group has expanded its activity in this field and in the supply of courses that it has developed with the aim of meeting increasing demand from potential customers in these fields.

The Company’s distance learning and e-learning products are marketed both to the public educational sector, such as education ministries, school networks, universities, and to the private sector, such as companies and organizations that are required to train employees in-house.

The structure of the activity field and the changes that have occurred therein

The activity of development, planning and manufacturing of the Group’s products in the field of education is performed by the Company and its U.S. subsidiary, Intelitek. Most of the products developed and manufactured by the education division in Israel are designated for export.

The marketing and sale of education products outside of Israel are performed by Intelitek in North America, through a network of sales agents, and elsewhere in the world by RoboGroup, through sales agents. Marketing and selling in Israel are performed by the subsidiary Robotec Technologies.

Restrictions, legislation, standardization and special constraints applying to the field of education

In meeting international standards of safety and product quality, the Group runs a combined quality management system according to the requirements of Israeli Standard 2000: ISO9001 – 2000 quality management systems. Our quality and safety systems is periodically examined by the qualification division of the Standards Institute of Israel. In order to guarantee the reliability and maintenance of the quality management system, the Company has a quality control and management system that acts to uphold and fully maintain the system.

Most of the products developed, manufactured and marketed by the education division have been examined and found to conform to the requirements of the CE European safety standards.

Changes in the scope of activity in the field and its profits

In view of the decrease in revenues and the resulting losses in 2003 in the field of education, the Company prepared for 2004 by taking the following actions:

Reducing costs by merging activities, reducing personnel and cutting other expenses, and by increasing marketing and sales efforts for the sale of its products within major projects that provide total solutions,, particularly in developing countries and emerging markets.

 See note no. 1 and 20 in the Company’s financial statements for December 31, 2004.

Development in markets of the field of activity or changes in its customer properties

In the education markets in the USA and in Israel, institutional investments in technological education infrastructure have been reduced due to a reduction of economic resources available to institutional bodies in general and educational institutes in particular. The reduction in financial resources in the USA and in Israel reduces sales potential of the Group’s education division.

Technological changes that may substantially affect the field of activity

The education division operates in a knowledge-intensive industry, which is marked by technological innovation. The retention of the Company’s position in this activity requires an investment of resources in updating its existing products and the development of new products, with a risk that other manufacturers, some with greater resources than those of the Company, will preempt it in the development of competing systems.

Critical factors for success in the field of activities and changes occurring therein

In the field of education, there are a number of factors that the Company believes are necessary for success, including: regular investments in research and development for the purpose of creating new products and upgrading existing ones; technological innovations and improvements for increasing product quality and performance; entering new geographic areas and utilization of the Company’s relative edge in having a broad knowledge base accrued in the field; and expanding the range of the products proposed by the Group for providing a total answer to customer needs.

Changes in the network of suppliers and raw materials for the field of activity

In 2004, there was a world wide increase in metals prices. This price increase led to an increase in prices of various items included in the Company’s products, such as machined items, sheet metal, etc.

During 2004, the Company reduced its number of suppliers in order to exploit quantitative advantages and increase the efficiency of its work with suppliers.

The main entry and exit barriers of the field of activity and changes occurring in them

The entry barriers in the Group’s education activity are not significant, mainly a requirement of technological knowledge in the relevant training market that a company seeks to enter. The main entry barrier is the need to develop knowledge, establish a technological infrastructure and marketing channels in the fields in which the Group operates. The Group has obtained its knowledge in this field over the years. Its products are not protected by patents.

Alternatives to the products of the field of activity and changes occurring in them

Although there are alternatives available to the Group’s educational products, management of the Group believes that the Group’s products have certain advantages over some competing ones.

The structure of the companies in the field of activity and the changes occurring therein

The  Group has competition in all of the markets in which it operates. The competitors are mainly local manufacturers, but there are also a number of manufactures competing in the education market on an international basis, including those with greater financial resources than those of the Group.

The Company’s ability to compete successfully depends on the quality and prices of the Group’s products compared to competing products and the resources available to the Company for investment in development and marketing its current and new products.

See also section 2.1.8 below.

2.1.2 Products and services

The Group’s products in the field of education include three main product lines:

(1)	Training products in the field of automation and robotics;

(2)	CNC machines;

(3)	Remote learning and e-learning products.

The education products offered by the Group are intended mainly for education institutes dealing with the field of technological training, such as technological, high and post-high schools, universities, etc. A small number of the products (CNC products) are used for manufacturing in certain industrial fields.

The Group sells the products of the education division both as individual products and as part of complex, integrated packages that provide a comprehensive solution. The customer may choose the scope of the system, its internal variety of components of hardware, software, simulation, distance learning and e-learning.

A breakdown of the education division’s products follows:

Training products in fields of automation and robotics

This product line includes training systems based on a range of technologies in the field of industrial automation, such as robots, training stations in the field of pneumatics, hydraulics, sensors, programmable controllers, process control, machine visualization systems, computer integrated manufacturing (CIM).

The training systems include a range of robots manufactured by the Group, which are intended for training, laboratory and research applications. Users experience hands-on the operation of robots, the construction of work compartments, interfaces with sensors, and the writing of programs for the robot and software. The robots differ by performance, size, price and the training functions they provide. The Group provides simulation programs for most of the training products of this type. Using the software, trainees may operate a virtual product. This way, the training process achieves two important goals: acquiring skills while overcoming the “fear” that some people have when operating the actual product, while saving the institution a significant amount of investment and providing an infrastructure that allows a large number of students to train with a limited amount of physical assets (hands on) using virtual products.

CNC machines

This product line includes a range of CNC machines for computer assisted machining. The machines are lathes and mills used for machining metals or plastics. The CNC machines are manufactured and marketed by Intelitek. The CNC products are intended mainly for training but also for manufacturing use in certain industrial fields. The Group supplies a number of models of the CNC products, which differ in size and machining precision level. Using the Group’s CNC products trainees are able to try out product design using CAD/CAM software, manufacturing being similar to that performed in the industry.

Remote learning and e-learning products

Remote learning and e-learning products provide tools and contents for studying subjects without resorting to frontal study, i.e. the physical presence of a lecturer or teacher. The Group’s products provide a learning environment that combines content and tools intended both for asynchronous study, i.e. each student logs into the system through the Internet, this system having been developed by the Company, and studies whenever and wherever he sees fit, and synchronous study, i.e. remote live sessions with a teacher, through the Internet or a satellite system. Remote learning and e-learning products include:

•	LearnMate Content – a system that contains many hundreds of interactive training hours on industrial technology topics, both virtually and hands on, in a laboratory environment.

•	LearnMate LCMS – a system used as a virtual campus for content and student management, intended for training managers and operators, including registration, reports, administration, preparation of content and cooperation between students and instructors in the virtual community.

•	LearnMate Live – a distance learning system that allows instructors to administer and manage live lessons from any place for any number of students using the Internet. The system includes tools and measures for preparing content, classroom management and two-way communication with remote students.

•	TrainNet – an interactive distance learning system that allows instructors located in a central site to administer and manage lessons for an unlimited number of remote sites using broadband connection channels, such as satellite or by high-speed Internet. TrainNet provides students an experience similar to that of an in-class lesson: students can see and hear the instructor and can communicate with him in real time. Students also hear each other, and also have email and chat, chalkboard and remote software application features. Lessons may be recorded and watched again. The Company purchased the TrainNet line from Mentergy Ltd. in December 2002 and has been working on the further development of the system ever since.

The Group’s products in the field of education may be used for training in a range of combinations:

•	A training product for a certain technology;

•	systems that incorporate training for a range of technologies;

•	systems that incorporate virtual training via the Internet, on the one hand, and hands-on training in the laboratory on the other; and

•	an integrated system that includes the entire product and solution basket above.

RoboGroup has developed a number of integrated systems, as follows:

Technology for Engineering and Automated Manufacturing (TEAM)

The TEAM system is a comprehensive solution for preparing students for continuing their studies and careers in the fields of engineering, manufacturing and the industry. The system was developed in accordance with the needs of the U.S. market and is curriculum and project oriented, allowing entry into the world of computer aided manufacturing technologies. The system includes interactive training sets, hardware, simulation software and course management. The topics included in TEAM include: robotics, sensors, computerized imaging, quality management, pneumatics, hydraulics, programmable controllers (PLCs), data gathering and process control, automatic identification systems, computer numerical control (CNC) machining, computer aided design and manufacturing (CAD/CAM) and computer aided welding. The system provides for the study of each subject individually or an integration of a number of technologies. The study set is managed by the LearnMate system through the Internet or a local area network (LAN) connection. The system can also include virtual study contents. The customer may purchase a comprehensive or partial TEAM system, with future expandability.

CIM (Computer Integrated Manufacturing)

The CIM system is an automated computerized manufacturing system, a kind of unmanned plant that incorporates a range of technologies. In the CIM system, the student goes through a comprehensive computerized manufacturing process, from the stage of product design to its full manufacturing. The CIM system is expanded from learning stations such as: computerized warehouse; programmable controller operated conveyor; stations for manufacturing (such as CNC, laser machining, etc.), assembly, welding, quality control; central management station; communication network (LAN), OPEN CIM management software.

The system is defined by the customer’s requirements, in which equipment and machines existing at the customer’s premises may also be incorporated.

Using the OPEN CIM software developed by the Company, the student may build a manufacturing layout on the computer screen. The student chooses items from a directory, defines manufacturing processes, defines the raw materials and prepares a manufacturing order. The student may create different manufacturing scripts for choosing the optimal manufacturing layout. The software includes a 3D graphic module, which displays all the system components in action.

In addition to the above products, the Group also provides installation and maintenance services for the systems that are sold. These services include application and assimilation of systems at the customer’s premises (usually when purchasing comprehensive systems), maintenance systems for systems covered by warranties given by the Group and maintenance service after warranty periods expire. The Group also provides upgrade services for existing systems.

2.1.3 Segmentation of incomes and profitability of products and services

The Group’s revenues for 2004 resulting from groups of similar products in the education activity field, constituting 10% or more of its consolidated revenues are from the sale of training products in the field of robotics and automation (robots, panels and accompanying simulation programs), CNC machines and distance learning and e-learning systems.

The revenue figures of these product groups (in NIS in thousands and as a percentage of the consolidated revenues) for 2004 follows:

Group of Similar Product	Revenues in NIS (in thousands)	Percentage of Group's total revenues
Revenues from the sale of training products in the field of automation and robotics	22,458	36.4%
Revenues from the sale of CNC machines	17,956	29.1%
Revenues from the sale of distance learning and e-learning systems	7,487	12.1%

The gross profit rate of the Group’s education products in 2004 was approximately 40%, and the gross profit was approximately NIS 20,721 thousands.

2.1.4         New products

In 2004, the Group launched new CNC products and new software versions of its distance learning and e-learning products.

2.1.5         Customers

The Group had no customer in the education field in 2004 that accounted for more than 10% of the Group’s consolidated revenues.

The principal customers of the Group in the field of education are educational institutes and research and development institutes, which purchase the products for training purposes. The budgets of these institutes are affected by the decisions of outside administrative parties (state and local education authorities, etc). Moreover, products developed by the educational division are intended for a limited market segment of the educational market - the technological education market.

On the other hand, the Company’s investments in distance learning and e-learning products may provide for the delivery of systems to a wider variety of customers. The distribution of the Company’s sales in the field of education activity for 2004 by geographic regions follows:

Region	Sales in NIS in thousands	Percentage of the total revenues of the education activity
North America	27,265	52%
Israel	5,037	10%
Far East	6,938	14%
Europe	4,355	9%
South Africa	6,195	12%
Others	1,441	3%
Total	51,233	100%

2.1.6       Marketing and distribution

The activity of marketing, sale and distribution of the Group’s products in the education field is performed through three corporations in the Group, with the following territorial distribution:

•	Intelitek. Responsible for marketing and sales of the Group’s products in North America. This company works with local and external distributors, usually with exclusivity agreements for distribution in certain states or a number of states in the USA. From time to time, subject to the distributor not meeting sales objectives, Intelitek may replace agents in certain states.

•	RoboGroup’s education division is responsible for the marketing of the Group’s education products outside of Israel, other than in North America. The Company has contacts with local and external distributors, usually through exclusivity agreements for distribution in their country or in a certain defined region. Sometimes, the Company may execute a non-exclusive distribution agreement with a certain distributor, and sometimes the agreement applies to a defined project or time span. Occasionally, subject to the distributor not meeting its sales objectives, the Company may replace agents in certain countries.

•	The subsidiary Robotek Technologies is responsible for marketing the Group’s education products in Israel.

Sometimes the Company and the subsidiary Intelitek sell directly to end customers without using distributors. This may occur in territories in which there is no local distributor working for the Group or if the customer requires direct contact with the supplier. Some of the Group’s sales are performed through participation in local tenders by government ministries, local authorities and public education networks. In 2004, no substantial changes occurred with respect to the Group’s marketing and distribution channels or agreements with distributors.

2.1.7       Order backlog

The Group’s order backlog in the education field at December 31, 2004 was approximately NIS 6.4 million and at December 31, 2003 was approximately NIS 8.2 million. The order backlog at the time of publication of this report was approximately NIS 4.1 million.

The Company expects that the revenues from the outstanding backlog will be recorded within three months of receipt of an order.

The aforementioned order backlog should not be used to infer the total sales turnover of the education field for rest of 2005.

The order backlog at December 31, 2004 includes orders for a broad range of products. There was no substantial change in the order backlog mix of the Group as at December 31, 2004 compared to as at December 31, 2003.

2.1.8       Competition

The Group has many competitors in its various product fields and regions where it does business.

In the fields of automation and robotics products and CNC machinery, there are dozens of competing companies, most of which are not public and do not customarily divulge information about the scope of their sales and marketing. The Company estimates that the Group is one of the leaders in its field in the world. To the best of the Company’s knowledge, its significant competitors include the following companies: Festo Didacta, Emco, Amatrol, Lab Volt and Denford.

In the fields of distance learning and e-learning products, there are a large number of competitors. According to the Group’s estimate, most of the competing companies provide content development services or content and student management systems (LMS) and compete with the Company’s LearnMate product. To the best of the Group’s knowledge, the following companies are the major competitors in the field: Docent, Saba and Blackboard. A significant number of them are public companies with revenues of tens of millions of dollars to approximately $100 million.

In the field of distance learning of synchronic systems such as TrainNet and LearnMate Live, there are fewer competing companies. To the best of the knowledge of the Company’s management, significant competitors include: Interwise, Centra Software, One Touch and Arel Communications. Some of the companies are public, with revenues ranging from a few million dollars to about $40 million.

The Company is unable to estimate the percentage it holds in market.

In order to compete, the Group seeks to create added value for its customers, which manifests mainly in comprehensive solutions, which include the integration of complementary products, such as: virtual interactive training contents, software simulators, central hardware / software laboratories, learning management system (LMS) and remote training system for live lessons.

For negative factors that affect the Group’s competitive status, see the risk factors chapter (section 3.9 below).

2.1.9         Seasonality

The Group’s sales in North America, which is a major market and objective for the Group’s activity in the field of education, is marked by seasonality. Sales in the first quarter are usually lower than other quarters, whereas the sales of the second and third quarter are generally higher. The seasonality is related to the date of beginning and end of the budget year, with the first quarter usually involving institutes making planning and budget requests. Despite the foregoing, sales within large-scale projects significantly affect seasonality in North America in particular and the field of education in general.

The amount of  sales by fiscal quarter in the education field during the last two years is provided in the following table:

Quarter	Year	Sales in the field of education in $ in thousands	Percentage of annual sales in the field of education
1	2003	2,469	22%
2	2003	2,913	26%
3	2003	3,840	34%
4	2003	2,042	18%
1	2004	2,708	24%
2	2004	2,403	21%
3	2004	2,530	22%
4	2004	3,878	33%

2.1.10      Manufacturing capacity

The Group’s manufacturing capacity is adapted to annual sales forecasts as provided by the marketing and sales department. The Group both manufactures hardware-intensive (electro-mechanical) products and software and education program products.

For software and educational program products, the Group has no manufacturing limitations for any required scope. With respect to its hardware intensive products, the Group manufactures several hundred products each year in the field of automation and robotics and hundreds of CNC products each year. The Group also manufactures dozens of integrated systems each year, which include a mix of different product types (CIM, TEAM, etc.).

The Company estimates that the Group is currently able to deliver the manufacturing requirements arising from the 2005 work plan employing a single shift. If the manufacturing workload is not divided evenly through the year, it will be necessary to invest additional man-hours in order to meet delivery objectives.

The Company estimates that with four to five months prior notice and with appropriate preparation, the manufacturing capacity for the Group’s products may be increased significantly, if required.

The information above includes prospective information, based on the Company’s estimates, based on past experience, existing personnel in the Group and the Group’s work plans for 2005. The actual results may differ from the estimates specified above if any change occurs in one of the factors taken into account in these estimates or due to the realization of any of the risk factors specified in Chapter 3 below.

2.1.11      Fixed Assets

The permanent property and facilities used by the Group in the field of education include machines, computers, vehicles and office equipment whose depreciated cost at December 31, 2004, was approximately NIS 3 million.

The subsidiary in the USA operates out of an industrial building in Manchester, New Hampshire, where it rents an area of 2,337 square meters. Its rental contract will expire in July 2005 and is expected to be extended by another year.

2.1.12      Research and development

The Company regularly engages in development activities and applications for training and education fields, mainly covering technological fields. The products developed are mainly for fields of automation, robotics, machining and distance learning systems. In 2004, the Company invested approximately NIS 6,057 thousands in research and development activity for the education field. Most of the investment focused on distance learning and e-learning products, TrainNet and LearnMate Live and in the development of CNC machines. No grants were received from the Chief Scientist for this activity in 2004.

2.1.13     Intangible assets

2.1.13.1	Trademarks

The Company owns registered trademarks in Israel for “Light Machines”, “Robotek Technologies” and “Intelitek”. The Company also owns registered trademarks in Israel and the USA for “SCORBOT” and a trademark registered in the USA for “VIEWFLEX”.

To date, the costs that the Company has borne for these trade names and trademarks have not been substantial.

2.1.13.2	With regard to intangible assets in the Group, see also section 3.1 below.

2.1.13.3	The Group has copyrights for contents, study programs and software that it has developed, which constitute part of the Group’s products in the field of education in general and in the field of distance learning and e-learning in particular.

The Group tracks the renewal and expiry dates of its registered intellectual property and extends them from time to time.

With regard to a pending lawsuit concerning the theft of trade secrets, see the legal proceedings chapter in section 1.2.24 below.

2.1.14                    Human Capital

This section provides information on the Group’s human capital in the field of education activity. Further information on the human capital of the Group in its entirety is presented in section 3.1 below.

Organizational structure

A chart of the organizational structure of the Group’s activity in the education activity field follows:

Roster of employees in the education activity field

A breakdown of the employees working in the education activity field by organizational structure of the activity field for December 31, 2004 follows.

Israel	Number of employees
Management and finances	7
Research and development	12
Manufacturing	24
Marketing and sales	12
Technical support	3
Total:	58

USA	Number of employees
Management and finances	6
Research and development	7
Manufacturing	11
Marketing and sales	6
Technical support	3
IT (information systems)	2
Total	35

Substantial changes in the employee roster for 2004

During 2004, the Group continued its efforts to reduce costs which resulted in a 15% reduction of the workforce employed in the field of education.

Dependence on employees

The Company estimates that it has no substantial dependence on any individual employee.

Instruction and training

The Company has made available the resources required for fulfilling the required activities. These include: annual employee training program in accordance with the requirements of the standards the Company is committed to, including safety training from outside parties that is held at an annual frequency; and the purchase of tools appropriate for normal, safe execution of the work required within the Company’s activity, etc. The research and development staff regularly participates in professional lessons and training sessions in accordance with their vocation and the needs of the Company. The installation and technical support teams undergo professional instruction and updates that are conducted mainly by development and marketing people.

For plans for structural changes and cost reduction plans, see section 1.1 on structural changes.

For the employee reward plans and employment contracts, see Chapter 3 below.

2.1.15  Raw materials and suppliers

Motivating products

These items are composed of most of the Group’s products and are purchased from various suppliers. The annual purchase scope is estimated at about $720,000. The purchasing is performed mainly in the USA and in Japan.

Machining, products, mechanical equipment and other mechanical items

These items and products exist for most of the Group’s products and are purchased from a large range of suppliers. The annual purchase scope is estimated at approximately $1,000,000. Most of the items used by Intelitek are purchased from local suppliers in the USA. Most of the items for the Company are purchased from local suppliers in Israel.

Electronic components and electricity and control products

Components and products for most of the Group’s products are manufactured and/or purchased from a large number of sources around the world. The annual purchase scope is estimated at about $800,000.

The products of the education field incorporate components (such as motors, transmissions, electronic components, etc.) made by certain manufactures. If the prices of the components the products have been adapted for are increased significantly or cannot be purchased from existing manufacturers for other reasons, the Group will have to make a change in the products for adapting them to components manufactured by other manufacturer/s. The Group believes that such a change may involve certain costs and require reasonable preparation time, but the Group estimates that it is ready for such changes, and the costs that are expected to arise from such changes will not be significant relative to the research and development budgets and the engineering budgets in the Group.

The information above includes forward-looking information, based on the Company’s estimates, based on past experience, currently existing staff in the Group and the work plans for the upcoming year. The actual results may differ from the estimates stated above if a change occurs in one of the factors taken into account in these estimates or due to the realization of any of the risk factors specified in chapter 3 below.

The group’s estimate that the suppliers upon whom the Group is most dependent for raw materials and components in the education field are as follows:

Electric motors – the Group purchases electric motors from Pitman, Nidec and Baldor.

Transmissions – the Group purchases mechanical transmissions from Harmonic Drive.

The bases of machines and rails – the Group purchases bases from 76LM Incorporated.

Electronic components – the Company purchases most of its electrical components from NEC, Motorola, PIC and Senix.

2.1.16      Working capital

Policy of raw material stock in the education activity field

For the purpose of manufacturing its products, the Group tries to keep a minimal inventory stock necessary for a consumption forecast of about 2-3 months, in view of the fact that is has no difficulty in procuring raw materials required for its regular activity in this field on a timely basis.

Inventories  of finished products for the education activity field

The group manufactures integrated systems, such as CIM, based on prior orders and individual products, based on a work plan. This means that it does not usually keep inventories of finished product in excess of the quantities required in the normal course.

Product return policy in the education field

In the field of education y, the Group has no stated policy with respect to the return of goods by customers, other than with respect to defects in installed systems that are not repairable by the Group. See product warranty policy below.

Policy for product warranty in the field of education activity

The Group generally provides a one-year warranty for its products, or a warranty in accordance with unique agreements with customers. The warranty includes the replacement or repair of products and systems, as the case may be. According to its experience, the Group has not been required to make excessive expenditures on warranties. The financial scope of the reserve for warranties is not substantial. The Group includes in its financial statements an appropriate reserve for warranties where this is required, based on past experience.

Credit policy in the field of education activity

Customer credit: The Group grants its education activity customers credit for a 30-120 day term in accordance with the customer and engagement type. See details in section 2.1.5. In 2004, the average credit term for customers was approximately 3 months. The average amount of outstanding credit for customers in 2004 was approximately NIS 11.2 million.

Credit from suppliers: The Group receives credit from its suppliers in the field of education for periods that ranges from 45 to 120 days. In 2004, the average credit term was approximately two months. The average of outstanding credit from suppliers in 2004 was approximately NIS 5 million.

2.1.17      Financing

At the time of publication of this report, the Company’s credit lines used in the field of education activity was approximately NIS 8.9 million. The utilized credit line at the time of publication totaled approximately NIS 7 million.

For further details on the issue of funding the Group’s activity, see section 3.3 below.

2.1.18      Taxation

See section 3.4 below.

2.1.19      Environmental issues

See section 3.5 below.

2.1.20      Corporation activity limitations and supervision

See section 3.6 below.

2.1.21      Legal proceedings

On December 11, 2003, the Company and its subsidiary, Robotec Technologies, filed, a claim in the district court in Tel Aviv against a company for which Robotec Technologies had served as exclusive product distributor in Israel according to an agreement entered into in March 2003. The claim alleges the theft of commercial secrets of the Group and fundamental breach of the distribution contract. According to the Group, the defendant collaborated with former senior employees of RoboGroup, who systematically sold commercial secrets of RoboGroup and made use thereof for the purpose of depriving the Group of its business. The claim is for pecuniary relief in the sum of NIS 2.6 million and for an injunction, a temporary order and an order for service of accounts.

On March 11, 2004, the court issued: (i) a temporary injunction that prohibits the defendant from making use of information originating from the information files of the plaintiff and (ii) an order prohibiting the defendant from violating the distribution agreement and compelling it to uphold the agreement and provide Robotec Technologies with products according to the price list that was in effect prior to the beginning of the dispute.

The defendant company defended itself against the claim by filing a counterclaim against the plaintiff for pecuniary relief of about NIS 3 million. The claim against Robotec Technologies, in the sum of about NIS 2 million, alleges misrepresentations at the time of executing the distribution agreement and of the fundamental breach thereof. The claim against the Company, in the sum of NIS 1 million, is for the actual filing of the claim against the defendant, which alleges it to be false.

The Company and Robotec Technologies, based on the opinion of their legal advisors, believe that they have good defenses against the allegations in the counterclaim and that this claim is vexatious and based on ulterior motives, on the part of the defendant.

The parties to the litigation have agreed that their mutual claims would be forwarded for mediation by an agreed upon mediator while the legal proceedings are still taking place.

2.1.22      Objectives and business strategy

The Group is about to take advantage of its investments in the development and expansion of its e-learning product line and e-learning products and will attempt to sell its products within significant projects that provide total solutions, while integrating with virtual training sessions and hands-on laboratory training sessions in technological fields. The Group is acting to consolidate its status and reach global geographic coverage. Over the past two years, the Company has consolidated its spheres of activity in the education division field.

From the beginning of 2005, the Company has been performing steps that will facilitate the consolidation of its marketing system in the fields of automation, robotics and CNC with the e-learning and distance learning marketing system.

The Company’s estimates regarding the objective sand the strategy are forward-looking information based on the Company’s evaluation of its financial and business development, considering past experience and its 2005 work plan. These estimates are not in the Company’s control and the actual results may differ from the estimates specified above, inter alia because of their dependence on extrinsic factors or due to the realization of risk factors specified hereinafter.

2.2 Industrial motion control product field[3]

2.2.1 General information on the industrial motion control field

The Group is engaged, through its subsidiary YET, in the development, manufacturing and marketing of industrial motion controllers for motorized systems, marketed to the international and domestic industrial markets. The industrial motion controllers are electronic systems with embedded software whose function is to supervise the process of regular, normal operation of machines and motors of various kinds and sizes. The products of the Group in this field are intended for factories and machine manufactures in various fields, such as the semiconductor, packing machine, CNC machine, large printer and other motorized facility fields.

[3]	All the sums specified in chapter 2.2 constitute 50% of YET ’ s revenues (in accordance with the percentage of holdings of RoboGroup (50%) of YET’s shares), unless the context requires otherwise.

The structure of the activity field and the changes that have occurred therein

Most of the Group’s activity in the field of industrial motion control is development, manufacture and marketing of motion controllers for motorized systems intended for the industrial market.

The Group’s products in this field are sold in Europe, Israel and North America. YET also sells YEC development services and the rights to use technologies developed by it.

The development and manufacturing activity of the industrial motion controllers is performed by YET in Israel, based on technology developed by YET. See section 2.2.11 below for the proprietary rights of this technology.

The marketing of products to the Israeli market was performed by YET itself.

The marketing to the USA was performed by YET through its fully owned subsidiary, YET US. The marketing to Europe, the former Soviet Union, Middle Eastern countries (other than Israel) and Africa is undertaken through OYMC, which is jointly owned by the Japanese corporations Omron and YEC ( “OYMC”) pursuant to an agreement entered into in 2003. See section 2.2.21 below.

YET also serves as the Israeli representative of YEC and sells motorized systems in Israel, including motors manufactured by YEC. YET also sells motion controllers and other accessories for the industrial market in Israel, of its own manufacture and that of YEC.

Restrictions, legislation, standardization and special constraints applying to the field of activity

The Group operates integrated systems for quality control management according to the requirements of Israeli Standard ISO 9001/2000.

The Group’s products in the field of industrial motion controllers were examined and found conformant with the requirements of the safety requirements of the TUV Institute (Germany), the safety requirements of the UL standard (USA) and the requirements of the CE standard (the European market).

YET is also preparing to conform to the European market ROSM standard (presence of heavy metals in products) in view of this standard’s taking effect in mid-2006.

Changes in the scope of activity in the field and its profits

The field of industrial motion controllers is affected by fluctuations in the global economy, particularly from the acute fluctuations in the semiconductor market and changes in the rate of introduction of new equipment into this market.

During 2004, there was a limited recovery in this market relative to the previous year, but YET is unable to estimate whether this trend will continue in 2005.

Development in markets of the field of activity or changes in its customer properties

The field of industrial motion controllers is characterized by rapid technological developments that are affected by developments in the field of software and electronics. In this market, there is an evident trend of increasing demand for a product with a wider range of applications that provides for more convenient and rapid running of motion control applications without requiring skilled engineering personnel.

The changes occurring in the market originate from the development of electronic components, particularly microprocessors, which provides for greater functionality for the controller at decreasing prices.

Another factor that affects the development in the market is the constant requirement for improved machine output, which in practical terms means more rapid movements with greater precision.

Technological changes that may substantially affect the field of activity

The development of the field of industrial motion controllers depends both on developments in the field of microprocessors and technological technologies in contingent areas, such as the reduction of the prices of components used for manufacturing motion controllers.

In the field of motors, improvements have occurred in magnetic materials and in winding methods, leading to decreased motor size and higher demands in the field of controller performance and sophistication.

The field of industrial motion controllers requires precise, complex location sensors (encoders). In this field there has been significant development in recent years. The effect of these changes over the field of industrial motion controllers has been substantial and YET will requires extensive research and development resources to remain competitive.

Critical factors for success in the field of activities and changes occurring therein

In the field of industrial motion controllers, there are a number of factors for success, including:

- Regular investments in research and development in order to create technological innovations and improvements, implement them in new products and upgrade existing products;

- Penetrating new geographic areas and new industrial fields while using YET’s relative edge in knowledge accrued over the years it has been operating;

- Providing service and continuous support package for customers;

- Raising awareness of the quality and special performance of the Company’s products through advertising and marketing.

- To Companies of YET’s scope, it is important to be rapid and flexible in meeting the changing market requirements and adapting products to these requirements.

Changes in the network of suppliers and raw materials for the field of activity

Approximately 60% of the raw materials used by YET in its manufacturing activity for industrial motion controllers are purchased from YET based on an agreement entered into in 2002, granting YET an option to purchase raw materials at convenient prices and terms. These raw materials mainly include electronic components. All other raw materials needed by YET are purchased from various suppliers in Israel and abroad.

The main entry and exit barriers of the field of activity and changes occurring in them

The motion controller and motorized system market is a competitive market, the main entry barriers in this field being technological innovation (including through patents), creative solutions for applying existing technologies, accrued knowledge base and familiarity with the market and the accessibility of that market.

There is an exit barrier for the field due to YET’s contractual and legal commitment to keep separate parts for its products for a term after their sale date.

Alternatives to the products of the field of activity and changes occurring in them

In the control system market in general and the servo driver controller system market in general, there are various types of products that differ by their level of functionality and price. At the lowest functionality level, there are cheap and highly restricted products, such as step motors and controllers. YET does not operate in this market.

YET is engaged in the development and manufacture of intelligent servo drivers, which have wide functionality, excellent performance and high reliability, whose price is relatively high.

The structure of the companies in the field of activity and the changes occurring therein

There are many competitors in the field of industrial motion controllers in which YET is active. The competition in this field focuses on product quality, price and availability. According to the Company’s estimate, the global market has many companies competing with YET, some of which are large international corporations and a few small companies focused on limited territories with relatively low sales. See also section 2.2.7 below.

2.2.2 Products and services

The main products that YET develops, manufactures and markets are a series of XtraDrive type motion controllers whose function is to synchronize and control the actions of electric motors, providing for exact motion control for complex machines. The XtraDrive controller is an intelligent servo driver with a “memory” that may be programmed for performing various, complex actions in accordance with the needs of the machine it is installed in. The controller is operated using an advanced, user-friendly program. This program was developed by YET.

The XtraDrive controller can also control other controllers and servos in the machine and is also suitable for operating with the motors of the parent company YEC and those of other manufacturers. The unique control technology developed by YET, which was applied in the XtraDrive controller, improves the machine’s output. This technology is developed by patents that are registered by YET. See section 2.2.11 below. The characteristic uses of the product are for machines that require precise, synchronized motion, such as packing machines, CNC machines, semiconductor industry machines, etc.

YET also provides development services, mainly for YEC, based on the products defined each year according to the special needs of YEC. YET provides its customers with technical support and maintenance services for products that it has furnished, which include, inter alia, adaptation of controllers for machines used by customers, repair and support services and telephone instruction, as well as training and support through an Internet-based distance learning system. YET provides its customers with a two year warranty on its products.

2.2.3 Segmentation of incomes and profitability of products and services

In 2004 YET did not have a family of products in the field of industrial motion control that accounted for more than 10% or more of the Group’s total revenues. The Group’s gross profit in the field of industrial motion control for 2004 was approximately NIS 5,768 thousands. Its gross profit rate in this field of activity was approximately 55% in 2004.

2.2.4         Customers

YET depends on a single customer, whose purchases account for approximately 10% of YET’s total revenues. In selling development services, YET has one major customer –YEC – which accounted for approximately 50% of YET’s revenues which totaled approximately NIS 5.3 million for the Group. Revenues from YEC were for development services and royalties from YEC relating to industrial motion controllers using technologies developed by YET.

In 2004, YET did not have a single industrial motion controller customer that accounted for more than 10% of the Group’s consolidated revenues.

The geographic distribution of the Group’s revenues in the field of industrial motion control in 2004 is provided below:

Region	Sales in NIS in thousands	Percentage of total revenues from industrial motion control activity
North America	427	4%
Israel	2,010	19%
Japan	5,286	50%
Europe	2,849	27%
Total	10,572	100%

2.2.5         Marketing and distribution

In the European market, YET products are marketed and distributed through OYMC, which is owned by two Japanese corporations – YEC and Omron. See section 2.2.21 below for information on this agreement.

In the USA, YET markets its products through a fully owned US subsidiary – YET US. YET operates in the US through regional distributors who receive technical and marketing support from YET US for the sale of its products. YET markets its products in Israel and also markets and distributes the products of YEC in the Israeli market.

In view of the said agreement, for distributing YET products in Europe, the need to find alternative marketing channels may have a substantial effect on YET’s short-term profits.

2.2.6         Order backlog

The Group’s order backlog in the field of industrial motion control activity at December 31, 2004, was approximately NIS 670 thousand. The order backlog at December 31, 2003, was not substantial, as the Group’s product distribution in the industrial motion control field did not start until the end of 2003.

The distribution of the Company’s order backlog in the industrial motion controller field is as follows:

Time of recognition of expected income	Order backlog in NIS in thousands at
	December 31, 2004	the time of publication of this report
First quarter of 2005	670	2,103
Second quarter of 2005	-	1,335
Third quarter of 2005	-	1,242
Fourth quarter of 2005	-	1,242
2006	-	74
Total	670	5,997

The product backlog mix at December 31, 2004, includes orders for the sale of products only. The order backlog at the time of publication includes royalties and development services in the sum of about NIS 5 million and the sale of products in the sum of approximately NIS 2 million.

2.2.7         Competition

YET has many competitors in the field in which it operates. In the USA, YET has dozens of competitors, major ones being:

The U.S. companies Danaher Motion LMS and Allen Bradley.

In the European market, the Group also has dozens of competitors in the field of industrial motion controllers. The Group believes[4] that YET’s major competitors are Siemens and Indramat.

YET has a small market share the extent of which it cannot estimate.

There are six major competitors in the Israeli market. YET estimates[4] that it has a 4% market share in Israel.

2.2.8         Manufacturing capacity

The manufacturing capacity of the industrial motion control field is measured by the number of controllers manufactured. Using the existing layout, an output of about 10,000 units a year may be reached, and can double its output at no further investment in equipment or work areas by employing another shift.

2.2.9         Fixed assets and facilities

The YET offices and production plant are located in a building owned by RoboGroup in Afek Industrial Park (the Rosh Ha’ayin Industrial Zone), where YET rents a 1,000 square meter area from RoboGroup. This space houses YET’s manufacturing, research and development, marketing, sales and technical support departments as well as its management.

YET owns fixed equipment that is used by it, including machines and tools for assembling and testing industrial motion controllers, CAD systems, office equipment, computers and vehicles.

YET US occupies an area of about 100 square meters within the Intelitek offices in Manchester, New Hampshire, USA.

The depreciated cost of the of fixed assets used in YET’s field of activity at December 31, 2004, was approximately NIS 1,014 thousand.

2.2.10      Research and development

In 2004, YET invested approximately $1 million dollars in research and development, of which approximately $ 310 thousands was for projects for YEC, with the rest for YET products. In 2004, no grants were received from the Chief Scientist for funding industrial motion control activity. See also section 3.4 below.

[4]	The said estimate is an internal YET estimate based on figures received from YET distributors and talks with professionals in the market and exhibitions, and is not qualified information.

2.2.11      Intangible assets

Patents

YET owns three patents for technology that it developed and on which intelligent motion controllers are based, as follows:

*Improved Servomechanism Control System and Method patent. This is a patent that deals with motion control. The patent is registered in Israel and the USA. The patent is also pending registration in Japan, Korea and Europe.

*High Resolution Position Sensor Device and Method patent. This is a patent that also deals with motion control. The patent is registered in the USA. The patent is also pending registration in Israel, Japan, Korea and Europe.

The Company believes that these patents are responsible for YET’s products having the best performance characteristics in the market. YET believes that the remaining economic lifespan of these patents is approximately 6 to 8 years.

*Another patent is in the PWM field, engaging in improving the use of PWM technology for output control. YET is not currently using this patent.

YET is also registering another patent in the USA.

2.2.12      Human capital

This section provides information on the human capital in the industrial motion control product field. Further information on the human capital of the Group in its entirety is presented in section 3.1 below.

YET has  a number of departments: marketing and sales; technology development; hardware development; software development; operation and manufacturing.

YET has a total of about 29 employees, four of whom are employed by YET US in the USA.

Organizational structure

A chart of the organizational structure of the Industrial motion control product activity field follows:

Roster of employees in the Industrial motion control product activity field

A breakdown of the employees working in the Industrial motion control product activity field, at December 31, 2004 is provided below.

Israel	Number of employees
	Israel	USA	Total

Management and finances	2	1	3
Research and development	11	-	11
Manufacturing	5	-	5
Marketing and sales	5	2	5
Technical support	2	1	5
Total	25	4	29

There were no substantial changes in the employee roster during the year 2004.

Dependence on employees

The Company believes that YET has no substantial dependence on any single employee.

Instruction and training

YET has made the required resources available for fulfilling its activities. These include: annual employee training program in accordance with the requirements of the standards YET is committed to, including safety training from outside parties that is held at on annual frequency; and the purchase of tools appropriate for normal, safe execution of the work required within YET’s activity.

The research and development staff regularly participate in professional lessons and training sessions in accordance with their vocation and the needs of YET. The maintenance and technical support teams undergo professional instruction and updates that are conducted mainly by development and marketing people.

See chapter 3 below for employment contracts employee reward plans.

2.2.15      Raw materials and suppliers

The main raw materials utilized in the field of industrial motion controllers are electronic and other components used in manufacturing controllers and these may be purchased from various suppliers in Israel and abroad. YET purchases about 60% of the raw materials used in manufacturing motion controllers from YEC, based on its 2002 written agreement , which grants YET an option to purchase raw materials at a convenient price and terms. YET’s undertaking to purchase raw materials at a negotiated minimal scope is not determined in this agreement. The original agreement was valid for a year and it has been renewed with the consent of both parties at the end of each year. YET is dependent on YEC as a supplier of electronic component systems for its products.

For details on the credit terms from suppliers, see section 2.2.16 below.

2.2.16      Working capital

YET stocks raw materials that are used for manufacturing motion controllers. This stock is sufficient to meet customer orders for a period of approximately two months, in view of the fact that YET has not encountered any difficulty in procuring additional raw materials that it requires immediately.

YET does not keep a substantial inventory of finished motion detectors, as this product is specifically adapted for the customer. When motion controllers are sold to a customer, YET keeps a number of products of the type supplied in its inventory in order to provide an immediate response to specific problems arising at customers’ premises.

The industrial motion control product return policy is to replace a product only in the event of an irreparable defect in the manufacture of the installed system. In all other cases, YET provides technical support by telephone and Internet and at the customer’s premises.

Within its agreements, YET provides its customers with a two-year warranty for its products. The warranty term may also be negotiated in custom agreements with its customers. The warranty is includes replacement or repair of products. To date, YET has not been required to make excessive expenditures on its warranties. The financial scope of the reserve for warranties is not substantial.

YET grants its customers credit for a 30 to 120 day term, in accordance with the customer type and the level of engagement. During 2004, the average credit term was approximately three months. The average scope of credit for the Group’s customers in the field of industrial motion control for 2004 was approximately NIS 3.1 million.

YET receives credit from its suppliers for terms of 45 to 120 days. In 2004, the average credit term was approximately two and a half months. The average amount of credit received from the Group’s suppliers in the field of industrial motion control activity in 2004 was approximately NIS 600 thousand.

2.2.17      Financing

Activity of the industrial motion control field is financed with equity capital.

2.2.18      Taxation

YET is entitled to tax benefit due to it being an “authorized establishment”. See section 3.4 below.

2.2.19      Environmental issues

See section 3.5 below.

2.2.20      Corporation activity limitations and supervision

See section 3.6 below.

2.2.21      Substantial agreements

In 2002, YET executed a raw material supply agreement with YEC, granting YET the option to purchase raw materials at a convenient price and terms. The agreement did not bind YET to purchase a minimal amount of raw materials from YEC. The original agreement was valid for a year, and it has been renewed with the consent of both parties at the end of each year.

In 2003, YET executed an agreement with OYMC (see section 2.2.1 above). Pursuant to the agreement, OYMC was given the exclusive right to distribute YET’s industrial motion controllers in Europe (subject to distribution rights given to an Italian company called MPC), Africa, the former Soviet Union and Middle East (other than in Israel).

The agreement was signed for a five-year term and will conclude in September 2008. OYMC undertook to sell products at a mutually agreed quantity each year, and it was stated that failure to meet the agreed objective would allow YET to revoke the exclusivity of OYMC. OYMC undertook to allocate reasonable resources to promote and sell motion controllers, including the training of sales people, based on instructions to be furnished by YET. It was also agreed that OYMC would purchase research and development services from YET in an amount to negotiated by the parties.

In 2004, YET executed a development agreement with YEC. Within this agreement, YET provides product development services based on the demand and special definitions of YEC. All proprietary rights to the technologies developed by YET are exclusively owned by YET and YEC was granted rights to use these technologies in exchange for royalties. A similar agreement was signed at the beginning of 2005 for another year.

In 2004, YET entered into a royalty payment agreement with YEC. Pursuant to this agreement, YEC pays YET royalties for the use of technologies developed by YET. In early 2005, another five-year royalty agreement was signed.

2.2.22      Objectives and business strategy

YET is acting to capitalize on its abilities in the field of control and to maintain its technical advantages in this field. YET is also acting to consolidate its status in markets in which it is active and reach a wider geographic market.

In order to meet these objectives, YET intends to continue investing in research and development for advanced control technologies and is acting to expand its existing marketing channels and add further ones.

The Company’s estimates regarding the objective sand the strategy are forward-looking information based on the Company’s evaluation of YET financial and business development, considering past experience and its 2005 work plan. These estimates are not in the Company’s control and the actual results may differ from the estimates specified above, inter alia because of their dependence on extrinsic factors or due to the realization of risk factors specified hereinafter.

Chapter 3 – Description of Corporate Business – Issues Relating to the Group’s Overall Activities

Further to the information provided in Chapter 2 above, which relates to each field of activity of the Group, below is a description of issues relating to the Group’s overall activities. The information in this chapter together with that in Chapter 2 reflects the Company’s business on a consolidated basis.

3.1	Intangible Assets

In addition to the Group’s intellectual property in the fields of education and of industrial motion controllers, it has the following proprietary rights:

3.1.1	Patents

3.1.1.1	The company has a patent on a method and device for direct teaching of automated machines. The patent was developed by the Company. This patent deals with technology for teaching robotic motion. The patent is registered in Israel and the USA. The patent is undergoing registration in Japan and Europe. The patent has not been used in the Group’s products.

3.1.1.2	During 2004, as part of the downsizing of MemCall’s activities (see section 1.1 and 1.2 above) some of the eleven patent applications lodged by MemCall during the years 2000 to 2004 were abandoned. These relate to the memory “ with call-out function” technology. The first MemCall patent was registered in the USA in 2003. As at this time, the Company is seeking to maintain and register four MemCall patents in the USA and the Far East.

3.1.2	Trademarks

MemCall owns a trademark registered in Israel for “ Call Out Memory.” To date, the costs borne by the Group in respect of its trademarks and tradenames has not been substantial.

3.1.3	The Group monitors the renewal and expiration dates of the intellectual property registered in its name, and extends their validity from time to time.

3.2	Human Capital

3.2.1	Workforce

The Group’s total workforce at December 31, 2004 was 132 persons , compared with 149 persons as at December 31, 2003.

In addition to personnel employed in the fields of education and industrial motion control (93 and 29 persons, respectively) as listed in sections 2.1.14 and 2.2.14 above, respectively, there is a group of general personnel numbering 9 persons employed in management, finance and logistics.

The Group’s workforce in 2004 was reduced by 17 persons compared with the previous year. This downsizing totals approximately 11% and resulted from reducing the number of persons employed in the Group’s education sector. There was an increase of 3 persons employed in the industrial motion control activity sector. As mentioned, the reduction was part of management’s decision to downsize the education sector (see section 1.1 above). The growth in YET personnel resulted from expanding marketing activities in the USA.

3.2.2	Investment in training, instruction activities and human capital development

The Group runs training and instruction activities for Group personnel from time to time, according to the employee’s role and the Group’s needs. Group personnel receive occasional updates in areas that touch upon their activity in the Group, through participation in exhibitions, study days, tutorials and professional training.

3.2.2	Option plans

As on the date of this report, there are two option plans in force for Group employees and directors as follows.

3.2.3.1	2003 options plan

This plan consists of three sub-plans: an option plan for directors, one for employees and one for overseas staff. Under this plan the Company has allocated to directors, to the majority of Israeli employees and to the majority of non-Israeli employees option warrants free of charge, which on realization allow the purchase of NIS 0.5 par value ordinary shares of the Company, allocated to the employee against payment of the exercise price.

The plan permits the Company to make grants to future employees or additional grants to existing employees, if authorized by the Board. Additional grants of options to employees (who are not interested parties) were made in December 2003, November 2004, and December 2004.

Under the plan’s terms, the options can be exercised in five equal portions Beginning January 1 , 2004 or 2005 (for the last two additional grants mentioned above), where each exercise can be made until December 31, 2012, when all the options will be rendered void under the plan. With regard to employees in Israel, the plans were approved pursuant to Section 102 of the Income Tax Ordinance and accordingly the options have been deposited with a trustee. In certain cases where employment is terminated, as specified in the plan, the employee may exercise the option whose exercise date has been reached within a defined period after the employment termination and on expiration of this period the option will become void.

Under the plan’s terms, where an employee’s entitlement to exercise his or her options is voided, the options are returned to the trustee and the Company may, if authorized by the Board or a Board committee in charge of managing the plan, grant them again to other employees.

See also Note 16 to the Company’s financial statements as at December 31, 2004.

3.2.3.2	1996 option plan

Under this plan the Company has allocated to employees options free of charge, which on exercise allow the purchase of NIS 0.5 par value ordinary shares, of the Company allocated to the employee against payment of the exercise price.

The plan permits the Company to make grants to future employees or additional grants to existing employees, if authorized by the Board. Under the plan, the options expire on December 31, 2006. With regard to employees in Israel, the plans were approved pursuant to Section 102 of the Income Tax Ordinance and accordingly the options have been deposited with a trustee. In certain cases where employment is terminated, as specified in the plan, the employee may exercise the options whose exercise date has been reached within a defined period after the employment termination. On expiration of this period the options will become void.

Under the plan’s terms, where an employee’s entitlement to exercise his or her options is voided, the options are returned to the trustee and the Company may, if authorized by the Board or a Board committee in charge of managing the plan, grant them again to other employees.

See also Note 16 to the Company’s financial statements as at December 31, 2004.

3.2.4	Insurance, exemption and indemnity

Company’s directors and officers are insured under a directors’ and officers’ liability policy. See Note 18 to the Company’s financial statements as at December 31, 2004.

According to a resolution by the Company’s authorized organs, the Company issues for its directors and officers letters of exemption and indemnity, pursuant to the provisions of the Companies Law and the Company’s byelaws. See Note 18 as above.

3.2.5	Bonuses and the nature of employment contracts

All Group employees in Israel are employed according to personal contracts. The personal contracts include participation in various pension plans. The personal contracts are divided into three main groups:

Personal contracts for hourly-employed staff:

The employment contracts include gross wage components per hour worked, subject to cost of living supplements. The employee is entitled to a statutory supplement for overtime.

Personal contracts for flat-rate staff:

The employment contracts establish a flat-rate compensation.

Personal contracts for sales and marketing staff:

Staff employed in sales and marketing receive fixed compensation plus commission paid in respect of actual sales from time to time or on a regular basis. The amounts paid in commission are not substantial for the Group.

Confidentiality agreements:

All personal employment contracts include a confidentiality clause in force throughout the employee’s term of employment and after leaving the Group for a period of up to one year.

Other conditions of employment:

Group employees are not subject to collective agreements, other than those that apply by virtue of expansion orders to all employees in the economy plus the provisions of an extension order in the metal, electricity, electronics and software industry. These provisions relate to conditions of pay and to cost of living supplements, to a transition to a working week of 45 hours in 5 working days, minimum daily pay to vocational staff, allocations to pension funds, occupational accident insurance and the like. As regards company staff outside Israel: the Group’s obligations as far as employee’s social rights are concerned are laid down in the relevant legislation in each country and the Group makes payments as required.

3.2.6	Group officials and senior management:

3.2.6.1	The Group officials and senior management are employed under personal contracts, as described in section 3.2.5 above. Three company directors are employed by the Company full-time, as specified below:

The employment contracts of the Company’s Chief Executive Officer, who also serves as Chairman of the Board (see also Note 18 to the financial statements for December 31, 2004) and of the two directors who serve as joint CEOs were extended in December 2004 by the Audit Committee and the Board, in accordance with the mechanism laid down in the employment contracts, for a further period of three years. Said employment contracts establish a basic compensation and bonuses, including an annual bonus contingent on profits. In January 2005 the three directors unilaterally waived part of their compensation, without prejudice to the other terms of employment, including social benefits and allocations. The waiver is for 2005. The amounts waived will be refunded to the three directors if the Company is profitable, according to a formula approved by the Audit Committee and the Board. On this point see Note 18 to the financial statements for December 31, 2004.

In addition, the director Mr. Menahem Zenziper has an employment agreement as a consultant to the Company. This agreement was approved by the authorized organs and was extended in December 2004 by the Audit Committee and the Board, in accordance with the mechanism laid down in the agreement, for a further period of three years. Under the agreement, Mr. Zenziper is not entitled to pay or compensation for attending Board meetings, but only to annual compensation according to the Company’s rank, under Companies Regulations (Rules concerning compensation and expenses for an external director) -2000 and to a share of the profits according to a formula laid down in the agreement. On this point see also the aforementioned Note 18.

The Company pays to the director Mr. Alex Tal compensation for attending Board meetings and annual compensation corresponding to the amounts paid to the Company’s external directors. This arrangement was approved at the time by the Company’s authorized organs. On this point see also the aforementioned Note 18.

3.2.6.2	Hereunder details of the number of personnel in the group of officials and senior management of the Group:

	Total personnel on
	31.12.2004	31.12.2003
CEO	1	1
Joint CEOs	2	2
Senior management team	4	4
Industrial motion control activity field management	6	5
Education activity field management	5	5
Total	16	15

3.3	Financing

1.	The Group finances its activities through independent means and with bank credit.

2.	The mean interest rate on loans from banking corporations which are not designated for special use by the Group and that were in force during 2004 were as follows:

In respect of short-term loans: in NIS: 6%. In dollars: Prime.

3.	As regards restrictions that apply to the Company in respect of receiving credit and sureties and liens given, see Note 15 to the financial statements as at December 31, 2004.

4.	The Group has long-term and short-term credit arrangements, totaling approximately NIS 34.2 million just prior to the financial statements’ publication . The utilized credit arrangements just prior to the financial statements’ publication was approximately NIS 32.3 million.

5.	As at December 31, 2004 the Group has variable interest credit totaling approximately NIS 25.3 million.

Below are details of the variable interest credit granted to the Group:

Variation mechanism	Range of interest during 2004	Interest rate just prior to publication of the periodic report
Dollar: Prime	3.75%-5.00%	5.00%
Dollar: LIBOR + 2.9%	4.01%-5.46%	5.50%
NIS: Prime + 0.25%	5.45%-6.55%	5.25%
Japanese yen: LIBOR + 2.9%	3.03%	3.03%
Swiss franc: LIBOR + 1.5%	1.71%-2.16%	2.22%

6.	The Company has a 24-month $5.5 million credit line with Cornell for raising capital starting September 2004. As of the report date, this credit line has not yet been utilized by the Company. On the point of this credit line see also details in Note 16 to the financial statements as at December 31, 2004 and section 1.3 above.

3.4	Taxation

3.4.1	Tax law applicable to the companies in the Group:
Companies in Israel:

Income Tax (Adjustments for inflation) Law, 1985

Under the Law, the results are measured for tax purposes with adjustment for changes in the Consumer Price Index. The company is assessed for tax under this Law.

The Law for the Encouragement of Capital Investment, 1959

Under the Law, the companies are entitled to various tax benefits by virtue of a status of Approved Enterprise granted to some of their operations, as defined in this Law. The main benefits are:

1.	Reduced tax rates

The taxable income of YET (a company consolidated proportionately) derived from the approved enterprises, and for which YET elected the alternative system, is exempt from tax for two years from the year in which taxable income was first generated, and is entitled to a reduced tax rate of 20% for another eight years with a limit of 12 years from the year in which the “Approved Enterprise” commenced its operation, or 14 years from the date of approval, whichever is earlier. Dividend distributed from income from an Approved Enterprise is taxed at 15% on the recipient. YET’s Approved Enterprise commenced its operation in 2000 and the benefits period will end in 2009.

Additionally, a YET expansion plan has been granted “Approved Plan” status under the Law, as part of an alternative benefits system. According to this system, income deriving from this plan is exempt from tax for two years from the year in which taxable income was first generated, and is entitled to a reduced tax rate of 20% for another eight years with a limit of 12 years from the year in which the Approved Enterprise commenced its operation, or 14 years from the date of approval, whichever is earlier.

If dividends are distributed from tax-exempt income as above, YET would be taxable at the rate that would have applied to its taxable income from an approved enterprise in the year when the income is produced, had it not elected the alternative benefits system (a tax rate of 20%). YET’s policy is not to distribute dividends from these profits.

The Company has an expansion plan which was granted a statutory Approved Plan status. The plan is being implemented, but has not yet been completed and the period of benefits for it has not yet started. Income deriving from this plan is tax-exempt for two years from the year in which taxable revenue is first generated, and is entitled to a reduced tax rate of 25% for another five years with a limit of 12 years from the year in which the Approved Enterprise commenced its operation or 14 years from the approval date, whichever is earlier.

2.	Accelerated depreciation

In respect of buildings, machinery and equipment serving the Approved Enterprise, the companies in the Group are entitled to deduct accelerated depreciation for five tax years, starting from the year in which each asset was put into operation.

3.	Conditions for benefit applicability

The above benefits are conditional upon meeting the conditions laid down in the Law, in the regulations enacted under it and in the approval letters according to which the investments in the approved enterprises were made. Failure to meet the conditions may cause the benefits to be voided in whole or in part, and to repayment of the benefits plus interest. In the Group’s opinion, the companies meet said conditions.

The Law for the Encouragement of Industry (Taxes), 1969

Companies in the Group have the status of an Industrial Company as defined in this Law. According to this status and by virtue of published regulations, the companies may claim and have claimed the deduction of increased depreciation rates for equipment used in industrial activities, as laid down in the regulations by virtue of the Adjustments Law.

The Israeli tax reform

The provisions of Income Tax Ordinance Reform Law (No. 132), 2003 (hereunder: Reform Law), which lay down a comprehensive reform in certain areas of the Israeli tax system, came into effect in 2003. The Law’s application is expected to lead to gradual reduction in the companies’ tax liabilities, since a certain part of their revenue originates in profits subject to capital gains tax. According to the Reform Law’s provisions, tax at a reduced rate of 25% will apply to capital gains accruing as from January 1, 2003 instead of the normal tax rate. When selling assets acquired prior to the Reform Law’s introduction, the reduced tax rate will only apply to the profit component accruing after the Law’s implementation, to be calculated according to the Law’s provisions. Also, the Reform Law lays down that capital losses transferred for tax purposes can be utilized against capital gains with no time limit. Also, the Reform Act regulates the option to offset capital losses from selling assets outside Israel against capital gains in Israel.

Consolidated companies outside Israel

The consolidated companies incorporated outside Israel, are assessed for tax according to the tax laws in their countries of domicile.

3.4.2	Tax rates applicable to the taxable income of Group companies
Israeli companies

Until December 31, 2003, the normal tax rate applicable to the taxable income of the companies (which are not entitled to benefits due to Approved Enterprise as listed above) was 36%. In June 2004 the Knesset passed the Income Tax Ordinance Reform Law (No. 140 and Contingent Provision), 2004 which states, inter alia, that the rate of Companies Tax shall be reduced gradually to the following rates: in 2004 – 35%; in 2005 – 34%; in 2006 – 32%, and in 2007 onward – 30%.

Consolidated companies outside Israel

The main tax rates applicable to the consolidated companies incorporated outside Israel are:

USA: 19%-39%
Holland: 34.5%

3.4.3	Final tax assessments

The Company, consolidated companies and the Company consolidated proportionately, has had final tax assessments up to the year 2000, inclusive.

3.4.4	The company’s statutory as against effective tax rate

The statutory tax rate applicable to the Group’s incomes in 35%. Tax expenditure was recorded in 2004, even though the Company had losses before tax for the period, mainly due to the reduction in deferred tax assets and also due to tax in respect of distributing a dividend from the profits of an Approved enterprise (see Note 24 to the Company’s financial statements for December 31, 2004).

3.4.5	Carry Forwards losses for tax purposes

The Company has losses for tax purposes that are carried forward to later years and on December 31, 2004 total approximately NIS 13 million. Consolidated companies have losses for tax purposes that total approximately NIS 33 million as at that date. Due to uncertainty about the possibility of utilizing the losses, the financial statements do not record deferred tax assets, in respect of carry forward losses for tax purposes.

3.5	Environmental protection

To the best of the Group’s knowledge, the Group’s factory in Israel and outside it operates in accordance with the authorities’ requirements regarding environmental protection.

The Group does not have a policy of recording separately costs invested by Group companies in connection with environmental protection and they are not substantial costs. Based on the information available to the Company at the time of the periodic report with regard to its factory and environmental protection requirements, it does not forecast substantial environmental investments and costs in 2005 and 2006. This is forward-looking information which may not hold true if substantial deviations are discovered at the Group’s factory that require substantial investments to be made or if the requirements change.

3.6	Restrictions and regulation of the corporation’s activities

3.6.1	Business license

The Company’s factory in Rosh Ha’Ayin has a business license from the Rosh Haayin Municipality.

3.6.2	Sarbanes-Oxley Act of 2002 and American securities regulations

The Company’s shares trade on the Nasdaq SmallCap Market in the USA and therefore is subject to the U.S. securities laws, including the Sarbanes-Oxley Act which imposes on the Company additional reporting duties and established new rules for corporate governance. The Sarbanes-Oxley Act was passed after the revelation of accounting scandals at several American corporations. The Act establishes, among others, a series of processes that companies subject to the SEC’s reporting regulations must carry out in the area of internal auditing. The implementation of some of the Law’s provisions concerning internal auditing has been deferred to 2006.

Since the Company’s stock is traded both on the Nasdaq SmallCap Market in the USA and TASE and since the Company is not subject to the dual listing rules of the TASE, it reports both according to the U.S. and the Israeli securities regulations.

See also section 1.6 above.

3.6.3	Standardization

See also sections 2.1.1 and 2.2.1 above.

3.6.4	Quality control

As part of the Group’s quality assurance arrangements, it employs quality control staff who perform routine and regular quality control checks.

3.7	Substantial agreements

See the agreement with Cornell, as described in section 1.3 above.

3.8	Financial information concerning geographic sectors

Geographic sectors:

For details of the geographic sectors in which the Group is active, see Note 20 to the Company’s financial statements as at December 31, 2004.

Explanations on developments:

Exposure to risk due to activities abroad:

Concentration of the Group’s activities in the USA and Europe exposes it to risks if these markets suffer a recession and also to risks in the event of significant fluctuations in the dollar and euro exchange rates. Furthermore, the Group is sometimes exposed to restrictions on exporting its products due to strikes at Israeli ports, which affects the Group’s ability to meet its obligations.

Activity in the emerging markets of Central and Eastern Europe, South America and Asia Pacific is exposed to the risks characterizing those countries, including the regimes’ susceptibility to political changes which may affect the economic situation in those countries; changes in the exchange rates of the local currencies relative to the dollar or the euro; economic fiscal instability and frequent changes in economic legislation; relatively high inflation and interest rates in some of the countries; exposure to major international competitors who are in competition in those countries or may become so; infrequently customer debts are quoted in local currency, which is at risk of changes to the currency’s rate.

The Group is dependent upon its activities abroad since the great majority of the Group’s products are destined for other countries. Nevertheless, in the Company’s opinion, this dependence does not expose the Company to risks beyond those listed above and those detailed in section 3.6 below.

3.9	Discussion of risk factors

The Group as a whole is exposed to the following principal risks:

3.9.1	Macro-economic risk factors –

Overall slowdown in the global market –

A slowdown in the global marketplace may adversely and substantially impact the Group’s revenues, with contraction in purchase of Group products. This situation may affect the volume of orders placed with the Company and the level of prices and as a result the Group’s scope of activities overall.

The slowdown may also expose the Company to an increase in customers’ financial risk. The Group monitors its customers’ financial situation and attempts to adjust the volume of sales, the required sureties and the method of their collection to the level of risk it attributes to its customers.

Economic and political instability in the emerging markets of Central and Eastern Europe and of South America – see details in section 1.6 above.

Strikes and lockouts in the Israeli economy –

General strikes in the Israeli economy and especially port lockouts may prevent the importation of raw material products and the supply of orders on time and thus harm the Group’s ability to meet its obligations towards its customers and harming the Group’s reputation. Over and above that, delays in obtaining imported products may lead to the total shutdown of the production systems and cause significant costs to the Group.

Risk factors arising from changes in exchange rates – see section 1.6 above.

Security and economic situation in Israel –

The security and economic situation in Israel adversely impacts the Company’s business.In view of the security situation in Israel, foreign partners and customers hesitate to visit the region, continue to invest in activities in Israel and buy products made by Israeli companies.

3.9.2	Risk factors in the industry –

Regulatory developments –

Changes in the requirements of international standardization in the Group’s field of activity may cause costs relating to adapting the products to standards and impact the accessibility of Group products to the various markets.

Exposure to fluctuations in raw material prices on the commodities markets –

Raw materials and components form an essential ingredient in the production inputs of Group products. Sharp price fluctuations on the commodities and component markets may substantially impact product prices and greatly diminish the Group’s profitability and competitiveness.

Customer credit (including to distributors) –

The Group’s sales to its customers are mostly carried out with customer credit, as is conventional in the market. Credit to customers in South America, Asia, Africa and Eastern Europe is usually granted against partial or full sureties. The Group’s sales to its customers who are mostly local authorities are made with credit not covered by sureties. Failure to settle credit not covered by sureties may prejudice the Company’s cash flow and its financial results. Nevertheless the spread of Group customers reduces this risk.

Defects in product quality –

The Group’s business activities are exposed to damage in the event of defects in the quality of raw materials and/or components used in manufacturing its products or in the quality of the products it makes. Following such defects as those the Group may be forced to recall products from customers and would be exposed to claims by customers. Product defects may prejudice the Group’s reputation and adversely impact its business results.

Dependence on educational institutions as budgeted customers –

The Group’s products in the educational field are destined for institutional establishments in general and educational institutions in particular, therefore sales of the Group’s products are affected by the size of the budgets available to those bodies. Cutbacks in educational budgets prejudice the potential market for Group products. The budgets of most of our customers in the educational fields depend on decisions and approvals by outside administrative bodies (such as government agencies, education directorates of regional authorities, local authorities, etc), a fact that leads to longer mean sales cycles and sometimes creates ineffectiveness and bureaucracy to the point of the budget being lost.

Frequent technological changes –

Technological changes in the Group’s areas of activity require considerable investment in the development and upgrading of Group products, in order to permit it to maintain competitiveness in these areas. These changes bring about rapid changes in customers’ requirements and needs, a fact that requires the Group to monitor customer needs continually and respond to changes very rapidly. These technological changes also make it necessary to replace components in existing systems and/or plan alternative systems. The costs involved in this process impose on the Group significant development and engineering expenditure. There is no certainty that the Group could finance such costs in the long term without suitable sources of finance.

Dependence on distributors –

The Group is dependent on its setup of distributors in the USA, in particular, and in the international market, in general. This dependence may cause the Group to encounter a significant drop in sales if the distributors fail to invest the sales and marketing resources required for the sale of Group products in the territories they are responsible for. The Group cannot be certain that its distributors actually invest the required resources, but it is in constant contact with them and continually monitors their performance and loyalty to the Group and its products.

3.9.3	Unique risk factors –

Dependence on projects with a large volume of business –

In the light of the maturation of the Company’s e-learning systems and the numerous contents developed for them, the Company can present potential customers with all-inclusive educational solutions, including foreign government authorities and agencies, and offering solutions to educational institutions on a national basis in other countries. The Company makes great efforts to enter into large-scale business agreements with such potential customers. If the efforts fail and such projects are not executed because of economic, political and/or other reasons, including reasons associated with those countries, the Company’s projected future receipts may suffer. In such projects, the customer’s decision-making process is usually lengthy and sensitive, a fact that increases the risks for projects not coming to fruition.

Dependence on technological education budgets –

In addition to the general dependence on education budgets, the Group’s sales in the educational field depend on dedicated budgets for technological education. Sometimes, even though education budgets do not suffer, the budgets for technological education are subjected to cuts.

YET’s Dependence on YEC –

YET is dependent on YEC and OYMC . This dependence is manifested in the purchase of raw materials from YEC, the sales and marketing channels that are the responsibility of OYMC and in obtaining development projects.

Loss of a particular main customer –

The industrial motion control activity sector has one principal customer (as stated in section 2.2.4 above). The loss of this customer may reduce the Group’s turnover and harm its profitability.

Dependence on suppliers and subcontractors –

The Group is dependent on suppliers and subcontractors who supply the Group with components and parts used to manufacture its products (see details in section 2.1.15 and 2.2.12 above). If such a supplier/subcontractor discontinues the supply of said components/parts to the Group, and the Group has insufficient time to prepare for this and/or the resources required to make the changes deriving from this, the Group may face difficulties in supplying the products to its customers.

The entry of new competitors –

The entry of a new competitor or competitors may cut into the Group’s market share and adversely impact the volume of its activities. See details in section 2.1.8 and 2.2.7 above.

Failure to meet the terms of approval letters for an Approved Enterprise –

YET was granted benefits under the Capital Investments Promotion Law. Failure to meet the approval letters’ terms may lead to the benefits being rescinded.

Inability to protect intangible assets –

The Group has intangible assets unprotected by patents, and others that are protected. It is difficult for the Group to protect the unprotected intangible assets. Furthermore, even the protected assets are exposed to exploitation by competitors and there is no certainty that the Group has sufficient financial means to protect those assets against competitors if necessary.

Downturn in the prices of industrial real estate –

The stagnation in the real estate market in general and industrial real estate in particular is leading to a downturn in the rents paid to the Company for areas intended for rental at the property in Rosh Ha’Ayin owned by the Company. This trend is also leading to a drop in the market value of the property, which is a significant asset of the Company.

The table below shows the risk factors described above according to their nature – macro risks, industry risks and risks special to the Group, ranked in accordance with the Company’s management by their impact on the Group’s business overall – major, moderate and minor impact:

The risk factor’s impact on Group activity overall
	Minor impact	Moderate impact	Major impact
Macro risks
General slowdown in the global market	+
Economic and political instability		+
Strikes		+
Changes in exchange rates	+
Security and economic situation		+
Industry risks
Regulatory developments			+
Fluctuations in raw material prices		+
Customer credits		+
Product quality defects		+
Dependence on budgeted educational institutions	+
Frequent technological changes		+
Dependence on distributors	+

The risk factor’s impact on Group activity overall
	Minor impact	Moderate impact	Major impact
Unique risks
Dependence on large business volume projects	+
Dependence on educational technology budgets	+
Dependence on YEC	+
Loss of a particular main customer			+
Dependence on suppliers and subcontractors		+
Entry of new competitors		+
Failure to meet Approved Enterprise terms			+
Inability to protect intangible assets		+
Drop in real estate prices		+

_________________________	__________________________
Chaim Schleifer	Refael Aravot
Director and Joint CEO	Chairman of the Board and CEO

Signed on:
March 28, 2005
__________________

RoboGroup T.E.K. Ltd.

Directors’ Report
December 31, 2004

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

We are pleased to present the Directors’ Report on the financial condition of the Company for the year ended December 31, 2004.

1.	Main data out of the Company’s business description

The Company engages, by itself and through its subsidiaries (the Company and its subsidiaries, hereinafter: “The Group”), in two major fields of activity:

1.1	The first field of activity is the company’s traditional field of activity – the field of education, performed mainly abroad but also in Israel. The field of education includes research and development, operation, marketing and sales of the Company’s products, and the sale and marketing of third party products marketed by the Company to the training and education market in Israel and in the world, to a scope that is not substantial. Overseas, this activity is performed mainly through the Company and U.S. subsidiary, Intelitek Inc.. In Israel, the activity is performed through the Company and its subsidiary, Robotec Technologies Ltd.

1.2	The second field of activity – industrial motion control–The Group engages, through its subsidiary, Yaskawa Eshed Technology Ltd, in the development, manufacturing and marketing of industrial motion controllers for motorized systems, marketed to the international and domestic industrial markets. The motion controllers are electronic systems with embedded software whose function is to supervise the process of regular, normal operation of machines and motors of various kinds and sizes.

1.3	Data and developments that have occurred over the past year

In the years ending on December 31, 2003 and December 31, 2004, the Company’s incurred net losses of approximately NIS 18 million and NIS 8 million, respectively. In addition, in the years 2003 and 2004 the Company had a negative cash flow from operating activity in the sum of approximately NIS 9 million and NIS 6 million, respectively.

The Company’s management took steps to streamline and improve the Company’s financial status and profitability, as follows:

	1.	The field of education: consolidating activities, reducing manpower, reducing salary costs of senior executives and cutting general expenses.

	2.	MemCall: until 2003, the Company, by means of MemCall LLC and Memcall Ltd. (jointly: “MemCall”), was engaged in the development of technology aimed at shortening the time needed for finding and retrieving information from computers and communications networks. In December 2003, the Company’s Board of Directors decided to significantly reduce its investments in this activity (on this matter, see the immediate disclosure by the Company that was published on December 29, 2003). As at the date of this report, MemCall does not directly employ any employees and is acting to retain patents (that were approved for registration and/or that are in various stages of registration around the world).

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

3.	The Company has entered into an equity line agreement with Cornell Capital Partners LP (“Cornell”) (See note 16(2) of the financial statements for December 31, 2004 and section 1.3 in the Description of the Company’s Business chapter). As at this date, no sales have been made to Cornell in the framework of the agreement.

As a result of the steps described above, the Company’s losses in 2004 were reduced consistently, compared with the previous year and mainly the second half of 2004.

In Q3 2004 and Q4 2004 the Company had a positive cash flow from operating activity in the sum of NIS 0.4 million and NIS 1.5 million, respectively.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

2.             Financial Results

Following are the financial results of the Company on a quarterly and on an annual basis for the year 2004, and compared with the year ended December 31, 2003. (All the amounts for the report period are in reported amounts. All the amounts for the comparison periods are adjusted to the NIS of December 2003).

	Q1/04	Q2/04	Q3/04	Q4/04	2004	2003

Revenues	14,365	13,316	14,001	20,052	61,734	56,116
Cost of revenues	8,231	7,401	7,412	12,799	35,843	32,598

Gross profit	6,134	5,915	6,589	7,253	25,891	23,518

Research and development, net	2,302	1,985	1,676	1,656	7,619	12,651
Marketing and selling expenses	3,485	3,312	3,108	3,299	13,204	12,622
General and administrative expenses	2,792	2,498	2,328	2,424	10,042	14,569

	8,579	7,795	7,112	7,379	30,865	39,842

Operating income (loss)	(2,445)	(1,880)	(523)	(126)	(4,974)	(16,324)

Financial income (expenses), net	(765)	(310)	(259)	(777)	(2,111)	(3,783)
Other income (expenses), net	282	216	173	138	809	2,032

(Loss) before taxes	(2,928)	(1,974)	(609)	(765)	(6,276)	(18,075)

Taxes on income	-	901	-	510	1,411	(82)

Net income (loss)	(2,928)	(2,875)	(609)	(1,275)	(7,687)	(17,993)

Development of profit and loss items

Sales

The Company’s revenues in 2004 totaled approximately NIS 61.7 million, compared with NIS 56.1 million in 2003. The increase in revenues stemmed from a rise in sales of the Company’s products in the educational activity field, in the sum of approximately NIS 2.1 million and from a rise of approximately NIS 3.5 million in the Company’s revenues in the industrial motion control field.

Gross profit

The Company’s gross profit in 2004 totaled approximately NIS 25.9 million (approximately 42% of sales), compared with approximately NIS 23.5 million (approximately 42% of sales) in 2003. The growth in gross profit stemmed mainly from the increase in sales. In Q4 2004, we wrote off slow moving and outdated inventory in the field of educational activity, in the sum of approximately NIS 2.6 million, stemming inter alia from the launch of new products.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

The Company indicates that excluding the inventory write-off, the gross profit for 2004 would have totaled approximately NIS 28.5 million (approximately 46% of sales).

Research and development expenses, net

Research and development expenses, net in the year 2004 totaled approximately NIS 7.6 million, compared with approximately NIS 12.7 million in 2003. The decrease in research and development expenses stemmed mainly from a significant reduction in MemCall’s development expenses and from a drop in the development expenses of the education activity field.

Sales and marketing expenses

Sales and marketing expenses in 2004 totaled approximately NIS 13.2 million, compared with approximately NIS 12.6 million in 2003. The increase in sales and marketing expenses is attributed mainly to the increase in marketing expenses in the Industrial Motion Control Field.

General and administrative expenses

General and administrative expenses in 2004 totaled approximately NIS 10 million, compared with approximately NIS 14.6 million in 2003. The drop in administrative expenses stemmed mainly from streamlining and reducing administrative expenses in the field of education activity and from reducing the activity of MemCall.

Operating income (loss)

The operating loss in 2004 totaled approximately NIS 5 million, compared with approximately NIS 16.3 million in 2003. The drop in the operating loss is attributed mainly to the growth in sales and in gross profit, the significant cutback in the activity of MemCall and the streamlining and cutbacks in expenses in the field of education activity.

The Company indicates that excluding the inventory write-off, in the sum of approximately NIS 2.6 million, as aforesaid, the Company would have had an operating income of approximately NIS 2.5 million in Q4 2004, and an operating loss for 2004 of approximately NIS 2.4 million.

Financing revenues (expenses), net

Financing expenses, net, in 2004 totaled approximately NIS 2.1 million, compared with approximately NIS 3.8 million in 2003. The drop in financing expenses is attributed mainly to a reductions in exchange rate differences.

Other income (expenses), net

Other expenses, net, in 2004 totaled approximately NIS 0.8 million, compared with approximately NIS 2 million in 2003. The drop in other expenses, net, is attributed mainly to a drop in income net of expenses from renting the building.

Loss before tax

The loss before tax in 2004 totaled approximately NIS 6.3 million, compared with approximately NIS 18.1 million in 2003.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

Taxes on income

The tax expenses  in 2004 totaled approximately NIS 1.4 million, compared with tax revenues totaling around NIS 0.1 million in 2003.

Tax expenses in 2004 stemmed mainly from a write-off of deferred tax assets in the sum of approximately NIS 700,000, due to the uncertainty on their realization in the foreseeable future, from current tax expenses due to the distribution of a dividend from the profits of an approved enterprise, and from deferred tax expenses in respect of the Company’s share in profits of an approved enterprise of a proportionately consolidated company, that have not yet been distributed.

Net income (loss)

The Company’s net loss in 2004 totaled approximately NIS 7.7 million, compared with approximately NIS 18 million in 2003.

The Company indicates that excluding the inventory write-off, in the sum of approximately NIS 2.6 million, as aforesaid, the Company would have had a net income of approximately NIS 1.3 million in Q4 2004, and a net loss for 2004 totaling approximately NIS 5.1 million.

3.		The Financial Position of the Company

	a)	The Company’s assets as of December 31, 2004 totaled approximately NIS 72 million, compared to approximately NIS 83.8 million at December 31, 2003. The principal reason for the decrease was a decline of approximately NIS 7.9 million in cash and cash equivalents and a decrease in inventories of approximately NIS 0.5 million.

	b)	The Company’s equity was approximately NIS 23.1 million as at December 31, 2004, compared with approximately NIS 30.4 million as at December 31, 2003. The decrease in equity derived mainly from the Company’s net loss in the amount of approximately NIS 7.7 million in 2004.

4.	Liquidity

a)	The balance of the Company’s cash and cash equivalents at December 31, 2004 was approximately NIS 7 million as compared to approximately NIS 14.9 million at December 31, 2003.

b)	Cash flows from operating activities:

In 2004, the Company had a deficit from operating activities of approximately NIS 6 million as compared to a deficit from operating activities of approximately NIS 9.2 million in 2003.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

c)	Cash flows used in investing activities:

In 2004, the Company invested approximately NIS 0.7 million in fixed assets as compared to approximately NIS 1.1 million in 2003.

d)	Cash flows from financing activities:

In 2004, the Company had a deficit from financing activities in the amount of approximately NIS 1.3 million as compared to a surplus of approximately NIS 0.2 million in 2003.

5.	Sources of Financing

a)	The Company has positive working capital. The current ratio was 1.08 at December 31, 2003, compared with 1.23 at the end of 2003. The Company’s quick ratio was 0.78 at December 31, 2004 compared with 0.85 at December 31, 2003.

b)	The Company’s shareholders’ equity of approximately NIS 23.1 million at December 31, 2004, accounted for approximately 32% of its total balance sheet and served as the principal source of financing (in comparison to shareholders’ equity of approximately NIS 30.4 million that accounted for approximately 36% of the company’s balance sheet at December 31, 2003).

c)	The average amount of credit provided to the Company’s customers was approximately NIS 14.2 million and the average credit the Company obtained from its suppliers and service providers was approximately NIS 5.6 million, in 2004 as compared with approximately NIS 16.4 million and approximately NIS 7 million, respectively, at December 31, 2003.

d)	The average amount of short-term credit from the bank was approximately NIS 15.6 million in 2004 as compared with approximately NIS 14.3 million at December 31, 2003.

e)	The average amount of long-term bank credit was approximately NIS 17.3 million in 2004 as compared with approximately NIS 19.2 million at December 31, 2003.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

6. Exposure to and Management of Market Risks

a.	Currency Risks

Most of the products manufactured in Israel by the Group are exported abroad, consequently most of the Company’s revenues are in foreign currency, whereas the majority of the Company’s expenses are in New Israeli Shekels. Part of the Group’s development and manufacturing activity is performed in the USA, and most of the products manufactured in the USA are sold in the USA. The Company has loans and undertakings in various currencies. Because of the nature of its activity, the Company is exposed to risks that arise from changes in foreign currency exchange rates (mainly the exchange rates of the US dollar, the Japanese yen and the Swiss franc).

The Group’s policy is to examine the Group’s financial exposure from time to time and to take the following precautions in order to limit its exposure:

	1.	Daily monitoring of changes in the exchange rates of the various currencies as well as factors that are bound to influence such currencies.

	2.	An evaluation of the Company’s quarterly position with respect to the general exposure to changes in the various currencies.

	3.	Establishing foreign currency linked loans for the financing of its investments in its building.

Nevertheless, the Company is unable to provide protection for its currency risks, and the Company is exposed to fluctuations in foreign currency exchange rates, between different foreign currencies and between foreign and Israeli currency, which may cause diminished profitability for the Company and its cash flow.

	b.	Interest and Index Risks

Although the majority of the Company’s income is in foreign currency, the Company does not enter into specific hedging contracts against the exposure due to changes of interest and index rates. However, the Company is accustomed to investing a portion of its monetary balances in accordance with its periodic evaluations with respect to expectations in the areas of interest and index.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

		c.	The Responsible Officer

The Company’s chief financial officer, Mr. Hanan Eibushitz, is responsible for managing the Company’s market risks.

		d.	Supervision and Application of Policy

Company management and the finance committee of the Board of Directors constantly monitors the extent of the Company’s exposure to market risks, and decides accordingly if it is necessary to modify its risk management policy and, if necessary, adopt protective measures.

		e.	As of December 31, 2004 the Company had no outstanding futures contracts. The Company did not enter into any futures contracts in 2004.

7.	Critical accounting estimates

In order to prepare the financial statements in accordance with generally accepted accounting principles, the Company must use estimates and assessments that affect the reported data impacting the assets and liabilities, data pertaining to contingent assets and pending liabilities that are disclosed in the financial statements, and revenue and expense data in the reporting period. The actual results may be different from these estimates.

A critical accounting estimate is defined as an accounting estimate that meets the following conditions:

	a.	At the time of formulation thereof the Company was obligated to make assumptions regarding circumstances and/or events involving significant uncertainty; and

	b.	The use of an alternative estimate that could reasonably have been chosen or a reasonable change that could have occurred in the estimate that the Company actually chose from one period to another, have a material effect on the presentation of the Company’s financial state and the results of its operations.

No use was made of critical accounting estimates in the financial statements included in this periodic report.

8.	Details regards to directors with financial skills:

RoboGroup’s Board of Directors has decided that the minimum number of directors with financial skills should be one. At present the Company has two directors who meet this criteria. This decision is mainly derived from the company’s size and activities scale.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

To the Company’s opinion, the number of directors chosen as indicated above, will allow the Board of Directors to meets it’s obligations under law, and especially with regard to the responsibility of reviewing the auditing the financial status of the Company and the editing of the financial reports of the Company.

The directors with financial skills, including a short resume, indicating their financial skills as required:

	a)	Ms. Tami Gottlieb - Master in Economics from the University of Indiana, USA. Ms. Gotlieb served in a large number of senior positions in the business sector: General Manager and director in Investec Clali – Management and Underwriting Ltd.; General Manager in Oscar Gross (1996) Ltd., General Manager in Ma’a lot, the Israeli Company to securities grading Ltd., VP in Leumi and co. Ms. Gotlieb also serves as director in several companies, including: Emilia development Ltd., Baran group Ltd., “Dan” Public Transportation Ltd, Carmel Investments Group ltd., “Hasin-Esh”, “Polishek” Plastic industries ltd., N.R Spantec industries ltd.,” Polivid”, T.R.A. Radio Tel Aviv Ltd., Incredimail Ltd, Credit Information Association Ltd.

	b)	Mr. Alex Tal – Graduate in Economic and Business from Bar-Ilan University, Israel. Served for many years in senior position in the IDF, released after serving as the Israely Navy commander. Formerly the manager of the business enterprise sector of the Company. Mr. Tal has served as a director in Avner Insurance Company Ltd., Orbit Ltd., Zim Shipping company Ltd., Mofet V.C. Ltd., and the Israeli shipyards. Also serves as a Marine & oceanography advisor at Elul company and V.P Marine & Oceanography of Athena Company.

9.	Donations

The Company does not have a policy with respect to donations and is not committed to make any donations in the future. No donation was made in the year 2004.

10.	Disclosure regarding the internal auditor at the company

Mr. Yosef Genosar has served as internal auditor at the Company since January 2004.

Until Mr. Genosar’s appointment as stated, Mr. Yitzhak Mishar served as internal auditor at the Company. With regard to the termination of Mr. Mishar’s term in office, see four immediate disclosures published by the Company on January 5, 2004.

Mr. Genosar holds a bachelor’s degree in Accounting and Economics and has been a manager-partner in the domain of internal auditing at the Fahn, Kaneh and Co. accounting firm, since 1991. Mr. Genosar is not a Company employee.

In the reporting year the internal auditor’s audit plan included around 200 hours at the Company.

RoboGroup T.E.K. Limited

Directors’ Report for the Year ended December 31, 2004

The auditor’s proposed audit plan is brought before the Company’s Audit Committee for discussion and is approved by the committee. The considerations for determining the audit plan include, inter alia, the various fields of activity of the Company and the relevant risk factors, the organizational structure and the holding structure of the companies in the group and the frequency of auditing performed to date in the various fields.

The internal auditor prepares the audit in accordance with the Internal Audits Law and the Companies Law.

The organizational supervisor of the internal auditor is the Chairwoman of the Audit Committee.

The audit report was submitted in December 2004, in accordance with the 2004 audit plan and the discussion of the report took place at the session of the Company Audit Committee on February 6, 2005.

In the Company’s opinion the scope, nature and continuity of the internal auditor’s activity, which are also manifested in the internal auditor’s working plan, are reasonable and are capable of realizing the goals of the internal audit at the company.

The internal auditor has free, constant and direct access to the Company’s information systems, including financial data.

Rafael Aravot Chairman of the Board and CEO	Haim Schleifer Director and Joint General Manager

Date: March 28, 2005

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This report contains forward-looking statements, which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to fluctuations in currency, exchange and interest rates, operating results, and other factors that are discussed in the Company’s Annual Report on Form 20-F and the Company’s other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

RoboGroup T.E.K. Ltd.

Financial Statements
December 31, 2004

Chaikin, Cohen, Rubin
& Gilboa.
Atidim Technology Park, Bldg. 4, P.O.B. 58143 Tel-Aviv 61580, Israel Tel: 972-3-6489858 Fax: 972-3-6489946 E-mail: accounting@ccrcpa.co.il

Certified Public Accountants (Isr.)

To the Shareholders of RoboGroup T.E.K LTD.
INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying balance sheets of RoboGroup T.E.K LTD. (hereinafter - the Company) as of December 31, 2004 and 2003, and the consolidated balance sheets as of the same dates and the related statements of operations, statements of changes in shareholders’ equity and statements of cash flows - for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements, based on our audit.

We have not audited the financial statements of the consolidated companies whose joint assets represent approximately 18% of the total consolidated assets as of December 31, 2004 and 2003 respectively and whose joint revenues represent approximately 44% 43%, and 28% of the total consolidated revenues for the years ended December 31, 2004, 2003 and 2002 respectively. The financial statements of those companies were audited by other independent public accountants whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for those companies, is based solely on the reports of those other public accountants.

We conducted our audit in accordance with generally accepted auditing standards, including those prescribed by the Auditors (Mode of Performance) Regulations, 1973 and with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our examination and on the reports of the other public accountants referred to above, the above mentioned financial statements present fairly, in all material respects, the financial position - of the Company and consolidated - as of December 31, 2004 and 2003 and the results of operations, changes in shareholders’ equity, and cash flows - of the Company and consolidated - for each of the three years ended December 31, 2004, in conformity with accounting principles generally accepted in Israel and in the United States (as applicable to the financial statements of the Company, such accounting principles are practically identical in the said countries, save for the measurement in terms of a constant purchasing power, which became an accepted accounting practice in Israel during a period of hyperinflation and save for certain matters summarized in note 26). It is also our opinion that the above mentioned financial statements have been prepared in conformity with the Securities Regulations (Preparation of Annual Financial Statements), 1993.

As described in Note 2, the financial statements as of the dates and for the reported periods subsequent to December 31, 2003, are presented in reported amounts, in conformity with Accounting Standards of the Israel Accounting Standards Board. The financial statements as of the dates and for the reported periods until the aforementioned date are presented in values that were adjusted until that date according to the changes in the general purchasing power of the Israeli currency, in accordance with pronouncements of the Institute of Certified Pubic Accountants in Israel.

Sincerely Yours,

Chaikin, Cohen, Rubin & Gilboa Certified Public Accountants (Isr.)

Tel-Aviv, March 28, 2005

RoboGroup T.E.K. Ltd.
Balance Sheets

(NIS in Thousands)

		Consolidated			Company
	Note	December, 31 2004 U.S.$ (K) (1) Reportedamounts (*)	December, 31 2004 NIS (K) Reported amounts (*)	December, 31 2003 NIS (K) Adjusted amount (*)	December, 31 2004 NIS (K) Reported amounts (*)	December, 31 2003 NIS (K) Adjusted amount (*)

ASSETS

Current assets

Cash and cash equivalents		1,615	6,957	14,878	3,351	9,460
Short-term investments		23	99	-	99	-
Trade receivables	3	3,547	15,282	13,217	5,726	2,764
Other receivables and debit balances	4	486	2,093	2,292	1,086	1,487
Inventories	5	2,175	9,372	13,603	3,261	4,979

		7,846	33,803	43,990	13,523	18,690

Long-term investments

Investments in investee and other companies	6	-	-	15	14,239	20,009
Funds in respect of employee rights upon retirement, net	14	131	563	81	563	81

		131	563	96	14,802	20,090

Fixed assets, net	8	8,484	36,548	38,233	33,294	34,587

Other assets and deferred expenses	9	240	1,036	1,525	667	742

		16,701	71,950	83,844	62,286	74,109

(1)	Convenience translation into U.S. Dollars.

(*)	Discontinuance of the adjustment for the effects of inflation according to the Israeli CPI as of December 2003
(see note 2).

(*)	Adjusted amounts for the Israeli CPI as of December 2003.

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Balance Sheets

(NIS in Thousands)

		Consolidated			Company
	Note	December, 31 2004 U.S.$ (K) (1) Reported amounts (*)	December, 31 2004 NIS (K) Reported amounts (*)	December, 31 2003 NIS (K) Adjusted amount (*)	December, 31 2004 NIS (K) Reported amounts (*)	December, 31 2003 NIS (K) Adjusted amount (*)
LIABILITIES

Current liabilities

Credit from banks	10	3,535	15,228	15,941	12,952	13,606
Trade payables	11	1,359	5,853	5,394	2,629	2,348
Other payables and credit balances	12	2,398	10,333	14,345	6,308	10,191

		7,292	31,414	35,680	21,889	26,145

Long-term liabilities

Loans from banks	13	3,969	17,100	17,516	17,100	17,516
Provision for deferred taxes	24	38	163	-	163	-
Liability for termination of employee/employer relationship, net	14	32	139	200	-	-

		4,039	17,402	17,716	17,263	17,516

Commitments, contingent liabilities and pledges	15

Shareholders’ equity

Share capital	16	2,646	11,400	11,399	11,400	11,399
Authorized capital as at December 31, 2004 and 2003 was 25,000,000 shares of NIS 0.5 par value of which 11,239,952 and 11,238,352 shares were issued and outstanding on December 31, 2004 and 2003 respectively Premium on shares		9,854	42,452	42,214	42,452	42,214
Capital reserves		401	1,727	1,807	1,727	1,807
Accumulated deficit		(7,348)	(31,656)	(23,969)	(31,656)	(23,969)
Treasury stock		(183)	(789)	(1,003)	(789)	(1,003)

		5,370	23,134	30,448	23,134	30,448

		16,701	71,950	83,844	62,286	74,109

Date of approval of the financial statements: March 28, 2005

Rafael Aravot Chairman of the Board and CEO	Haim Schleifer Director and Joint General Manager	Hanan Eiboshitz Chief Financial Officer

(1)	Convenience translation into U.S. Dollars.

(*)	Discontinuance of the adjustment for the effects of inflation according to the Israeli CPI as of December 2003
(see note 2).

(*)	Adjusted amounts for the Israeli CPI as of December 2003.

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Statement of Operations

(NIS in Thousands)

		Consolidated				Company
	Note	Year ended December, 31 2004 U.S. $ (K) (1) Reported amounts (*)	Year ended December, 31 2004 NIS (K) Reported amounts (*)	Year ended December, 31 2003 NIS (K) Adjuste damounts (**)	Year ended December, 31 2002 NIS (K) Adjuste damounts (**)	Year ended December, 31 2004 NIS (K) Reporte damounts (*)	Year ended December, 31 2003 NIS (K) Adjuste damounts (**)	Year ended December, 31 2002 NIS (K) Adjuste damounts (**)

Revenues	21	14,330	61,734	56,116	86,159	28,941	23,169	38,811
Cost of revenues	22	8,320	35,843	32,598	41,412	16,667	14,558	19,008

Gross profit		6,010	25,891	23,518	44,747	12,274	8,611	19,803

Operating expenses
Research and development expenses, net	23	1,769	7,619	12,651	12,755	3,570	4,765	3,004
Marketing and selling expenses	23	3,065	13,204	12,622	14,240	4,592	5,286	3,531
Administrative and general expenses	23	2,331	10,042	14,569	13,630	5,461	6,659	7,423

		7,165	30,865	39,842	40,625	13,623	16,710	13,958

Operating income (loss)		(1,155)	(4,974)	(16,324)	4,122	(1,349)	(8,099)	5,845
Financial expenses, net	23	(490)	(2,111)	(3,783)	(1,402)	(1,746)	(3,643)	(2,105)
Other income, net	23	188	809	2,032	1,640	1,643	2,799	2,130

Income (loss) before taxes on income		(1,457)	(6,276)	(18,075)	4,360	(1,452)	(8,943)	5,870
Income tax expenses (income)	24	327	1,411	(82)	1,051	1,162	(42)	-

Income (loss) before Company’s share in results of Investee companies		(1,784)	(7,687)	(17,993)	3,309	(2,614)	(8,901)	5,870
Company’s share in losses of Investee companies		-	-	-	-	(5,073)	(9,092)	(2,561)

Net income (loss)		(1,784)	(7,687)	(17,993)	3,309	(7,687)	(17,993)	3,309

Earnings (loss) per share (“EPS”)		(0.17)	(0.71)	(1.67)	0.31

Number of shares used in computation of EPS (in thousands)		10,757	10,757	10,744	10,731

(1)	Convenience translation into U.S. Dollars.

(*)	Discontinuance of the adjustment for the effects of inflation according to the Israeli CPI as of December 2003
(see note 2).

(**)	Adjusted amounts for the Israeli CPI as of December 2003.

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Statement of Changes in Shareholders’ Equity

(NIS in Thousands)

	Number of shares (1)	Share capital	Premium on shares	Capital reserves	Adjustments on translation of financial statement of an autonomous consolidated company	Shares purchase	Accumulated deficit	Total
		NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

Balance at January 1, 2002 Adjusted amount (**)	10,727,831	11,392	42,191	2,260	-	(1,003)	(9,285)	45,555

Exercise of options	3,000	-	4	-	-	-	-	4

Adjustments on translation of financial statement of an autonomous consolidated company	-	-	-	-	120	-	-	120

Net income	-	-	-	-	-	-	3,309	3,309

Balance at December 31, 2002 Adjusted amount (**)	10,730,831	11,392	42,195	2,260	120	(1,003)	(5,976)	48,988

Exercise of options	13,200	7	19	-	-	-	-	26

Adjustments on translation of financial statement of an autonomous consolidated company	-	-	-	-	(573)	-	-	(573)

Net loss	-	-	-	-	-	-	(17,993)	(17,993)

Balance at December 31, 2003 Adjusted amount (**)	10,774,031	11,399	4,214	2,260	(453)	(1,003)	(23,969)	30,448

Exercise of options	1,600	1	3	-	-	-	-	4

Granting of treasury stock (see Note 16)	105,396	-	235	-	-	214	-	449

Adjustments on translation of financial statement of an autonomous consolidated company	-	-	-	-	(80)	-	-	(80)

Net loss	-	-	-	-	-	-	(7,687)	(7,687)

Balance at December 31, 2004 Reported amounts (*)	10,851,027	11,400	42,452	2,260	(533)	(789)	(31,656)	23,134

(1)	Convenience translation into U.S. Dollars.

(*)	Discontinuance of the adjustment for the effects of inflation according to the Israeli CPI as of December 2003
(see note 2).

(**)	Adjusted amounts for the Israeli CPI as of December 2003.

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Statement of Cash Flows

(NIS in Thousands)

	Consolidated				Company
	Year ended Dec. 31 2004 (*) U.S. $ (K) (1) Reported amounts (*)	Year ended Dec. 31 2004 NIS (K) Reported amounts (*)	Year ended Dec. 31 2003 NIS (K) Adjusted amount (**)	Year ended Dec. 31 2002 NIS (K) Adjusted amount (**)	Year ended Dec. 31 2004 NIS (K) Reported amounts (*)	Year ended Dec. 31 2003 NIS (K) Adjusted amount (**)	Year ended Dec. 31 2002 NIS (K) Adjusted amount (**)

Cash flows from operating activities:
Net income (loss)	(1,784)	(7,687)	(17,993)	3,309	(7,687)	(17,993)	3,309
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities (Appendix A):	387	1,667	8,776	10,074	4,189	14,017	6,504

Net cash provided by (used in) operating activities	(1,397)	(6,020)	(9,217)	13,383	(3,498)	(3,976)	9,813

Cash flows from investing activities:
Decrease (increase) in credit given to consolidated companies, net	-	-	-	-	(1,192)	(1,013)	746
Acquisition of an operation (Appendix C)	-	-	-	(605)	-	-	(605)
Acquisition of fixed assets	(162)	(700)	(1,075)	(2,171)	(195)	(228)	(2,007)
Proceeds from sales of fixed assets	27	17	384	552	-	112	1,357
Sale of short-term investments, net	-	-	334	1,476	-	334	1,476

Net cash provided by (used in) investing activities	(135)	(583)	(357)	(748)	(1,387)	(795)	967

Cash flows from financing activities:
Increase (decrease) in short term credit from banks, net	142	614	3,926	(341)	673	1,770	(385)
Long-term loans received	4,971	21,414	-	765	21,414	-	765
Repayment of long –term loans	(5,412)	(23,315)	(3,778)	-	(23,315)	(3,778)	-
Proceeds from exercise of options by employees	1	4	26	4	4	26	4

Net cash provided by (used in) financing activities	(298)	(1,283)	174	428	(1,224)	(1,982)	384

Effect of exchange rate changes on cash and cash equivalents	(9)	(35)	(55)	-	-	-	-

Increase (decrease) in cash and cash equivalents	(1,839)	(7,921)	(9,455)	13,063	(6,109)	(6,753)	11,164
Cash and cash equivalents at the beginning of the year	3,454	14,878	24,333	11,279	9,460	16,213	5,049

Cash and cash equivalents at the end of the year	1,615	6,957	14,878	24,333	3,351	9,460	16,213

(1)	Convenience translation into U.S. Dollars.

(*)	Discontinuance of the adjustment for the effects of inflation according to the Israeli CPI as of December 2003
(see note 2).

(**)	Adjusted amounts for the Israeli CPI as of December 2003.

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Statement of Cash Flows

(NIS in Thousands)

Appendix A: Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

	Consolidated				Company
	Year ended Dec. 31 2004 (*) U.S. $ (K) (1) Reported amounts (*)	Year ended Dec. 31 2004 NIS (K) Reported amounts (*)	Year ended Dec. 31 2003 NIS (K) Adjusted amount (**)	Year ended Dec. 31 2002 NIS (K) Adjusted amount (**)	Year ended Dec. 31 2004 NIS (K) Reported amounts (*)	Year ended Dec. 31 2003 NIS (K) Adjusted amount (**)	Year ended Dec. 31 2002 NIS (K) Adjusted amount (**)

Income and expenses not involving cash flows:
Company’s share in loss from Investee companies, in addition of received dividends	-	-	-	-	6,867	9,092	2,561
Depreciation and amortization	601	2,589	2,597	2,685	1,600	1,662	1,665
Decrease in liability for termination of employee/employer relationship	(126)	(543)	(869)	(467)	(482)	(714)	(538)
Write-down of loans	37	158	(259)	675	158	(259)	691
Decrease (increase) in value of marketable securities	(20)	(84)	155	166	(84)	155	166
Decrease (increase) in deferred taxes	245	1,054	444	(18)	853	350	2
Other	(32)	(136)	71	88	(115)	62	27

	705	3,038	2,139	3,129	8,797	10,348	4,574

Changes in assets and liabilities:
Decrease (increase) in trade receivables	(502)	(2,163)	6,141	5,216	(2,962)	3,724	(3,210)
Decrease (increase) in other receivables and debit balances	47	201	(752)	1,661	401	(102)	1,445
Decrease (increase) in inventories	954	4,111	1,391	681	1,718	(626)	136
Increase (decrease) in trade payables	107	459	(3,178)	(2,389)	281	(1,475)	796
Increase (decrease) in other payables and credit balances	(924)	(3,979)	3,035	1,776	(4,046)	2,148	2,763

	(318)	(1,371)	6,637	6,945	(4,608)	3,669	1,930

	387	1,667	8,776	10,074	4,189	14,017	6,504

	Appendix B: Non-monetary events

Granting of treasury stocks	104	449	-	-	449	-	-

Conversion of loans from short-term to long-term	-	-	-	13,121	-	-	13,121

A consolidated company converted a loan of NIS 12,036 thousands to capital on January, 1 2002

(1)	Convenience translation into U.S. Dollars.

(*)	Discontinuance of the adjustment for the effects of inflation according to the Israeli CPI as of December 2003
(see note 2).

(**)	Adjusted amounts for the Israeli CPI as of December 2003.

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Statement of Cash Flows

(NIS in Thousands)

Appendix C: Activities Acquisition

	Consolidated
	For the year ended December 31
	2004	2003	2002

	NIS (K)	NIS (K)	NIS (K)

Working capital, net	-	-	(280)
Other assets	-	-	(325)

	-	-	(605)

The accompanying notes are an integral part of the financial statements.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 1 -	GENERAL

RoboGroup T.E.K. Ltd. (hereafter – “the Company”) was incorporated in 1982 under the name of Eshed Robotec (1982) Ltd. The Company changed its name to its current name in the year 2000. The Company, by itself and through consolidated companies, is engaged in the development, manufacturing and marketing of robotic technologies, CNC machines, software and distance learning products for education and training. The Company is also engaged, through its proportionately consolidated company, in development, manufacturing and marketing of products in the field of industrial motion control. During the previous years the Company developed a technology whose aim was to reduce the time required for locating and retrieving information in computers and communication networks, through its consolidated companies. This activity was significantly reduced during the year 2004.

In the years ended on December 31, 2004 and 2003, the Company had losses of approximately NIS 8 million and NIS 18 million, respectively. In addition, in the years 2004 and 2003 the Company’s negative cash flows from operating activities were approximately NIS 6 million and NIS 9 million, respectively. The Company’s management took up measures to increase efficiency, in order to improve the Company’s financial state and its profitability, as follows:

1.	Merger of operations, personal cutbacks, decrease in salaries costs of senior employees and cutbacks in general expenses.

2.	The Company signed an agreement of Equity Line with Cornell Capital Partners LP company (See note 16 (2)).

In the fourth and third quarters of the year 2004, the Company’s positive cash flows from operating activities were approximately NIS 1.5 million and NIS 0.4 million, respectively.

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies, which have been applied consistently with those of previous years, are as follows:

A.	Financial statements in adjusted and reported amounts

(1)	Discontinuance of adjustment of financial statements and financial report in reported amounts

(a)	Definitions:

Adjusted amount - historical nominal amount adjusted for the Israeli CPI as of December 2003, according to the provisions of Opinions No. 23 and No. 36 of the Institute of Certified Public Accountants in Israel.

Reported amount - adjusted amount as of the transition date (December 31, 2003), plus additions in nominal values after the transition date and less amounts deducted after the transition date. Deduction of amounts after the transition date is in nominal historical values, in adjusted amounts as of the transition date or combination of nominal historical values and adjusted amounts as of transition date, according to its own merits.

(b)	On January 1, 2004 the Israel Accounting Standard 12 of the Israel Accounting Standards Board, which deals with discontinuing the adjustment of financial statements, has come into become effective (hereinafter – “Standard 12”).

Pursuant to Standard 12, as of January 1, 2004, the Company ceased adjusting its financial statements to the Israeli CPI. As of interim financial reports of March 31, 2004 and afterwards the financial statements are stated in reported amounts.

Data included in financial statements regarding dates and periods up to (including) December 31, 2003, are included in adjusted amounts.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (cont.)

	A.	Financial statements in adjusted and reported amounts (cont.)

(2)	Financial statements in reported amount:

Balance sheet:

1)	Non-monetary items are presented in reported amounts.

2)	Monetary items are presented in nominal values as of the balance sheet date.

3)	Investment in consolidated companies included in company’s accounts on equity value basis is presented based on financial reports in reported values of consolidated companies.

Statement of operations:

1)	Income and expenses, including financial, are included in nominal values.

2)	Income and expenses relating to non-monetary items are derived from the change between adjusted amount in the opening balance and reported amount in the closing balance.

3)	Company’s share in results of consolidated companies is based on financial statements in reported values of the consolidated companies.

(3)	Financial statements in adjusted amounts until December 31, 2003:

Principle of adjustment

a)	Balance sheet

Non-monetary items (e.g. fixed assets and depreciation thereof, partnership capital, inventories, etc.) are adjusted for changes in the consumer price index (C.P.I.), between the index for the month of the transaction and the index for the month of the balance sheet. Monetary items are presented in the balance sheet in their nominal amounts at that date. Investment in consolidated companies included in company’s accounts based on equity value basis is presented on adjusted financial statements of the consolidated companies.

b)	Statement of operations

Statement of operations items’ are adjusted for changes in the consumer price index as follows:

Amounts related to non-monetary items (e.g. depreciation, movements in inventories) and the various provisions included in the balance sheet (e.g. the provision for vacation pay, severance pay, etc.) and changes in deferred taxes are adjusted in tandem with the adjustment to the balance sheet item.

Revenues and other expenses, excluding financial expenses, are adjusted for changes in the C.P.I. between transaction date and the balance sheet date. Incomes of consolidated companies are determined based on consolidated companies adjusted financial statements. Adjustment and inflationary adjustments not related to revenues or expenses already mentioned are included with financial expenses.

(4)	The amounts for non-monetary assets do not necessarily represent realization value or current economic value but only the adjusted values, as explained above.

(5)	In these financial statements “Cost” means cost in reported or adjusted amount, regarding the matter.

(6)	A summary of the nominal amounts on which the adjusted financial statements are based is given in Note 25.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.’)

B.	Use of estimates and assessments

The preparation of financial reports according to GAAP, requires that the management use estimates and assessments, which affect the reported data regarding assets and liabilities, conditional assets and contingent liabilities disclosed in the financial statements and income and expenses in the reported period. Actual results may differ from these estimates.

C.	Convenience translation into US dollars

The adjusted consolidated financial statements as at December 31, 2004 and for the year then ended, have been translated into US dollars purely for the convenience of non-Israeli readers. The translation was made according to the representative exchange rate of the US dollar to NIS on December 31, 2004 ($1 = NIS 4.308). The translation dollar amounts should not be construed as amounts receivable or payable in dollars or convertible into dollars.

D.	Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and those of its subsidiaries (consolidated companies). These financial statements also include the Company’s portion (50%) of the assets, liabilities, income and expenses of companies owned jointly.

Significant inter-company balances and transactions between the Company and its consolidated companies or its proportionately consolidated company have been eliminated for the purpose of consolidation.

E.	Exchange Rates and Basis of Linkage

Balances in, or linked to, foreign currency are stated in the financial statements at the representative rates of exchange in effect at balance sheet date, as published by The Bank of Israel. Balances linked to the CPI are included in the balance sheets according to the latest index published prior to balance sheet date. Changes in monetary balances caused by changes in foreign currency exchange rate or from changes in the CPI are changed to the statement of operation as incurred.

Hereunder are details of the CPI and dollar exchange rates:

	Dollar Exchange Rates	CPI

	NIS	Points (*)

At December 31, 2004	4.308	114.3
At December 31, 2003	4.379	112.9
At December 31, 2002	4.737	115.1

Rates of increase (decrease) in the years	In percentage %

2004	(1.62)	1.2
2003	(7.55)	(1.9)
2002	7.27	6.5

(*) The CPI based on average 1998=100.

F.	Cash and Cash Equivalents

Cash and cash equivalents include cash balances and deposits with banks which have original maturities of three months or less that are not restricted.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.’)

	G.	Marketable Securities

Marketable securities held for short term as marketable securities are stated at market value. Changes in value are included in other income and expenses.

H.	Customers - Allowance for doubtful accounts

Provision for doubtful accounts have been calculated on a specific basis, in respect to debts whose collection is in doubt.

I.	Inventories

Inventories are stated at the lower of cost or market. The Company continuously examines the risk deriving from slow movement of inventories, technological obsolescence, inventories excess and market lower than cost.

Cost is determined as follows:

Raw materials and bought-in – by the moving average method.

Work in progress and finished products: The raw materials component - by the moving average method. Labor and production overheads component – on the basis of actual manufacturing costs.

J.	Investments in Investees and Other Companies

The investments in Investee companies are stated in the Company’s financial statements on an equity value basis.

The excess of cost of the investment in an Investee company over its net equity value on acquisition, which is not directly attributable, represents goodwill and is amortized over a period of five years.

Investments in other companies, held as long-term investments, are presented at cost.

K.	Financial statement of consolidated companies’ abroad

1.	On January 1, 2004, the Israeli Accounting Standard No. 13 with respect to the effect of changes in foreign exchange rates became effective. Standard No. 13 replaces Interpretations No. 8 and No. 9 of Opinion No. 36 of the Institute of Certified Public Accountants in Israel, which were superseded when the Israeli Accounting Standard No. 12, as described above, became effective.

Standard No. 13 deals with the translation of foreign currency transactions and with the translation of financial statements of foreign operations for incorporation into the financial statements of the Company.

2.	Foreign operation that is classified as a foreign autonomous entity (“the entity”):

In accordance with Standard No. 13, assets and liabilities, both monetary and non-monetary, of the entity are translated at the closing rate. The components of the statement of operations and of the statement of cash flows of the entity are translated at the exchange rates at the dates of the transactions or at average exchange rates for the period if such exchange rates approximate the actual exchange rates. All exchange rate differences resulting from the translation, as above, are classified as a separate item in shareholders’ equity (“foreign currency translation adjustments for autonomous entities”) until the disposal of the investment.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.’)

	L.	Fixed Assets

Fixed assets are stated at cost (Demonstration equipment are valued at the cost of finished products of the same type) less accumulated depreciation.

Financing costs of credit lines opened for financing the purchase of the building, in the period prior to its use, have been capitalized.

Depreciation is calculated according to the straight-line method at the following rates, which are considered to be adequate to the depreciation of the assets over the course of their estimated useful lives:
%

Machinery and equipment (mainly 20%)	10-20
Office equipment and furniture (mainly 6%)	6-10
Computers and computerized equipment (mainly 33%)	20-33
Vehicles (mainly 20%)	15-20
Building (mainly 2%)	2-4
Leasehold improvements	Over the lease period

M.	Intangible Property

Intangible property includes mainly goodwill, know-how and rights to products. Goodwill which represents the excess of cost of the investments in businesses and consolidated companies over their fair value at acquisition, amortized at annual rates over a period of five years. Know-how and rights to products are amortized according to the straight-line method on the basis of their estimated useful lifetime, which is approximately three years.

N.	Impairment of assets

The Company examines at each balance date the returnable amount of its assets whenever signs for impairment of those items exist. When an asset’s book value exceeds its returnable amount, the Company recognizes the loss from impairment of that asset. Loss from impairment of assets, excluding goodwill, which was recognized earlier, is annulled only in case of change in estimates used to determine the returnable amount, as of date when last loss from impairment was recognized. The book value after the annulment will not exceed the book value of that asset, which would have been set for unless the loss from impairment had been recognized during the prior years.

O.	Deferred Taxes

Deferred taxes are computed in respect of temporary differences between the reported amounts of assets and liabilities and their tax basis and calculated according to the enacted tax rates and lows that is expected to be in effect when the differences are expected to be paid or realized. The Company recognizes tax benefits receivable where the expectation of realization according to management estimate, is more likely than not.

The proportionately consolidated company has accumulated earnings derived from tax exempt income as an “approved enterprise”. The distribution of a dividend out of such income would give rise to the imposition of corporation tax at the rate of 20% in respect to that income. It is the intention of the Company and the proportionately consolidated company to constantly reinvest its tax-exempt income and not to distribute it as dividend. Accordingly, there is no provision for deferred taxes in respect of tax exempt income.

The Company included a provision for taxes, that may enact when dividends from proportionately consolidated company are received from income of “approved enterprise”, except for tax exempt income.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.’)

	P.	Product Warranty

The provision is calculated specifically for the obligation relating to each individual product sold, usually for a period of one year from the date of sale.

Q.	Options to Employees

The Company has adopted U.S. Opinion APB 25 for the accounting treatment for a share option program for employees and director-shareholders.

Accordingly, Note 26 gives proforma data had the Company chosen to adopt U.S. Statement FAS 123 for the accounting treatment of benefits inherent in the above mentioned program.

R.	Revenue Recognition

Revenues from sale of products and from the sale of software rights are generally recognized upon delivery, provided that payment is fixed or determinable, collectibility is probable and there is no significant obligation remaining.

In a revenue arrangement with multiple deliverables, the delivered item(s) considered a separate unit of accounting if all of the following criteria are met:

1.	The delivered item(s) has value to the customer on a standalone basis.

2.	There is a vendor specific objective evidence of fair value (market value) of the delivered item(s).

3.	If the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the vendor.

Revenues from the sales of products dependent on installation are recognized on the conclusion of the installation. With respect to transactions that were entered into from June 15, 2003 and henceforth, the company adopted the provisions of publication of the Emergency Issues Task Force on Issue 00-21 (EITF 00-21) and they are recognized as arrangement with multiple deliverables as detailed above.

Revenues from development services are recognized upon completion of the development, and in accordance with the terms of the related contracts.

Revenues from software maintenance services are recognized ratably over the contractual period.

Revenues from the grant of production licenses are recognized upon fulfilling the terms of the commitments under the contract and are spread over the license period.

Revenues from software and content development based upon a fixed cost performance contract are recognized on completion percentage basis. Completion percentage is determined on actual cost compared to the total predicted cost basis.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES (Cont.’)

	S.	Research and Development Costs

Research and development costs are charged to income as incurred. Related grants are deducted from the related costs on an accrual basis.

T.	Earnings Per Share

The basic earnings (losses) per share are calculated on the basis of a weighted average of the issued and paid-up shares during the year, with no accounting for possible dilution.

These financial statements do not include the effect of a possible dilution from options given to employees because their effect is anti-dilution or not material.

U.	Impact of recently issued Accounting Standards

On July 2004, the Israeli Accounting Standards Board published Accounting Standard No. 19, “Taxes on Income”. The Standard provides that a liability for deferred taxes is to be recorded for all temporary differences subject to tax, except for a limited number of exceptions. In addition, a deferred tax asset is to be recorded for all temporary differences that may be deducted, losses for tax purposes and tax benefits not yet utilized, if it is anticipated that there will be taxable income against which they can be offset, except for a limited number of exceptions. The new Standard applies to financial statements for periods beginning on January 1, 2005. The Standard provides that it is to be implemented by means of a cumulative effect of a change in accounting method.

The Company estimates the impact of the Standard on its financial statements will not be material.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 3 -	TRADE RECEIVABLES

	Consolidated			Company

	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Customers:
Open accounts	3,596	15,491	14,607	5,192	2,875
Checks for collection	4	20	346	-	230
Receivable income	203	875	-	875	-

Total trade receivables	3,803	16,386	14,953	6,067	3,105
Less: Allowance for doubtful accounts	256	1,104	1,736	341	341

	3,547	15,282	13,217	5,726	2,764

NOTE 4 -	OTHER RECEIVABLES AND DEBIT BALANCES

	Consolidated			Company

	December, 31 2004 U.S. (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Loans to employees	18	76	78	61	78
Advances to suppliers	143	614	577	322	577
Institutions	131	566	293	146	215
Deferred taxes	47	201	201	-	-
Proportionately consolidated company	-	44	-	88	-
Related parties (1)	-	-	138	-	138
Other receivables and debit balances	147	592	1,005	469	479

	486	2,093	2,292	1,086	1,487

(1) Unlinked and do not bear interest.

NOTE 5 -	INVENTORIES

a.	Composition:

	Consolidated			Company

	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Raw materials	896	3,859	6,911	1,418	1,519
Work in process	379	1,633	2,350	650	454
Finished products	848	3,654	3,997	1,193	3,006
Bought-in finished products	52	226	345	-	-

	2,175	9,372	13,603	3,261	4,979

b.	In the year 2004 the Company reduced the value of inventories due to slow movement and technological obsolescence of inventories, in the amount of 2.6 million NIS. This impairment was included in cost of revenues.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 6 -	INVESTMENTS IN INVESTEE AND OTHER COMPANIES

A. Composition

	Consolidated			Company

	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Investment in consolidated companies:
Cost of shares	-	-	-	14,320	14,320
Translation differences of an autonomous consolidated company	-	-	-	(533)	(453)
Accumulated losses	-	-	-	(34,762)	(31,572)

	-	-	-	(20,975)	(17,705)
Long-term loans and debit balances	-	-	-	29,220	28,028

	-	-	-	8,245	10,323

Investment in proportionately consolidated companies:
Cost of shares	-	-	-	4,070	4,070
Accumulated income	-	-	-	1,924	5,601

	-	-	-	5,994	9,671

Investment in other companies
Cost of shares	-	-	15	-	15

	-	-	15	14,239	20,009

B.	Supplementary Information

(1)	In December 2003 the Company decided to significantly reduce the activities of its consolidated companies, MemCall Ltd. and MemCall LLC. (Hereafter: “MemCall”).

Following that decision, MemCall terminated the employment of all of its employees and will continue its operations in a limited scope, in order to search for alternative ways for implementation of solutions required by potential customers.

(2)	Hereunder are summary data of the Company’s share in the assets and liabilities, income and expenses of its proportionately consolidated companies:

a. Assets and Liabilities

	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Current assets	1,886	8,125	11,778
Non current assets	341	1,470	1,376
Current liabilities	(835)	(3,595)	(3,441)
Long-term liabilities	(1)	(6)	(42)

Shareholders’ equity	1,391	5,994	9,671

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 6 -	INVESTMENTS IN INVESTEE AND OTHER COMPANIES (cont.’)

	B.	Supplementary Information (cont.)

(2) (cont.)

b. Income and expenses

	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2002 NIS (K)

Income	2,438	10,501	7,070	9,488
Expenses	(2,428)	(10,461)	(7,842)	(6,622)

Net income (loss)	10	40	(772)	2,866

(3)	On July 7, 2004 the Board of directors of a proportionately consolidated company, decided to distribute dividend to the shareholders in the amount of NIS 3,588 thousands. The net dividend received by the Company amounted to NIS 1,552 thousands.

On March 10, 2005 the Board of directors of a proportionately consolidated company, decided to distribute dividend to the shareholders in the amount of NIS 1,725 thousands. The Company’s portion in the dividend net of tax deduction amounts to NIS 733 thousands.

NOTE 7 -	ACQUISITION OF OPERATIONS

In December 2002, the Company signed an agreement with Mentergy Ltd. for the acquisition of assets relating to the TrainNet activity (an e-learning product for distance learning via satellite broadcasts and broadband lines) in consideration for approximately NIS 600 thousand (consisting of approximately US$ 130 thousand in cash and an undertaking to pay royalties on certain sales for three years, as specified in the agreement). Pursuant to the agreement the Company acquired, among other things, proprietary rights to the software, the right to use the name TrainNet and production files and engineering documentation for the product.

Hereunder are data of the assets acquired:

December, 31 2002 NIS (K)

Receivables	141
Inventories	139
Other assets	325

605

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 8     -    FIXED ASSETS, NET

	Machinery and Equipment	Office Equipment and Computers	Vehicles	Building	Leasehold Improve- ments	Total	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	U.S.$ (K)

Consolidated

Cost
Balance at January 1, 2004 (*)	7,456	8,816	1,255	38,276	805	56,608	13,140
Additions	414	87	-	180	19	700	162
Disposals	(111)	-	(166)	-	-	(277)	(64)
Translation differences of an autonomous consolidated company	(37)	(15)	(1)	-	(4)	(57)	(13)

Balance at December 31, 2004	7,722	8,888	1,088	38,456	820	56,974	13,225

Accumulated Depreciation
Balance at January 1, 2004 (*)	4,768	7,315	1,100	4,899	293	18,375	4,265
Provision for the year	378	651	71	1,074	95	2,269	527
Disposals	(33)	-	(146)	-	-	(179)	(41)
Translation differences of an autonomous consolidated company	(22)	(14)	(1)	-	(2)	(39)	(9)

Balance at December 31, 2004	5,091	7,952	1,024	5,973	386	20,426	4,742

Depreciated cost at December 31, 2004	2,631	936	64	32,483	434	36,548	8,483

Depreciated cost at December 31, 2003	2,688	1,501	155	33,377	512	38,233	8,875

	Machinery and Equipment	Office Equipment and Computers	Vehicles	Building	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

The Company

Cost
Balance at January 1, 2004 (*)	2,066	4,939	666	38,276	45,947
Additions	-	15	-	180	195
Disposals	-	-	-	-	-

Balance at December 31, 2004	2,066	4,954	666	38,456	46,142

Accumulated Depreciation
Balance at January 1, 2004 (*)	1,740	4,122	599	4,899	11,360
Additions	55	320	39	1,074	1,488
Disposals	-	-	-	-	-

Balance at December 31, 2004	1,795	4,442	638	5,973	12,848

Depreciated Cost at December 31, 2004	271	512	28	32,483	33,294

Depreciated Cost at December 31, 2003	326	817	67	33,377	34,587

(*) Reclassified.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 8 -	FIXED ASSETS, NET (cont.’)

(1) Building:

a.	An investment in a building in Rosh Ha’Ayin in which the Company and its Israeli Investee companies conduct their activities. The Company has capitalized leasehold on the land on which the building is erected. The lease expires in 2042.

b.	Includes capitalized financial expenses of NIS 1,307 thousand.

(2) As to pledges, see Note 15B.

NOTE 9 -	OTHER ASSETS AND DEFERRED EXPENSES

	Consolidated			Company
	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)
Deferred taxes	85	369	1,097	-	527
Deferred issue expenses	131	564	-	564	-
Goodwill (1)	-	-	213	-	-
Know-how (1)	24	103	215	103	215

	240	1,036	1,525	667	742

Based on the business environment and market conditions in the US, where a consolidated company operates, a consolidated company concluded that signs, indicating a possible impairment of goodwill, exist.

The consolidated company examined the utilization value of goodwill and the provision for impairment for the year 2004 was set for NIS 99 thousand.

(1) Cost of goodwill and know-how is NIS 362 thousand and NIS 325 thousand, respectively.

NOTE 10 -	CREDIT FROM BANKS

A. Composition

		Consolidated			Company
	Rate of Interest % (1)	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)
Overdrafts	6.5	3	12	107	9	17
Short-term loans
in NIS	5.8	1,821	7,843	7,340	7,843	7,340
in U.S dollars	5	528	2,273	2,245	-	-
In Swiss Franks	2.1	618	2,664	2,486	2,664	2,486
Current maturities of
long-term loans		565	2,436	3,763	2,436	3,763

		3,535	15,228	15,941	12,952	13,606

(1) As at December 31, 2004.

B. As to guarantees for the loans, see Note 15B.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 11 -	TRADE PAYABLES

	Consolidated			Company
	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Open balances	1,230	5,299	4,804	2,227	2,262
Checks for collection	127	554	590	402	86

	1,359	5,853	5,394	2,629	2,348

NOTE 12 -	OTHER PAYABLES AND CREDIT BALANCES

	Consolidated			Company
	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Income in advance	237	1,023	1,544	896	1,481
Customers advances	112	483	835	230	134
Payroll and related expenses	380	1,638	2,291	850	934
Liabilities to interested parties (1)	117	505	942	505	942
Liabilities to a proportionately consolidated company	-	-	1,668	-	3,335
Accrued expenses	996	4,291	3,947	3,291	3,195
Institutions	297	1,280	2,266	9	12
Provision for deferred taxes	38	163	-	163	-
Other payables and credit balances	221	950	852	364	158

	2,398	10,333	14,345	6,308	10,191

(1) Unlinked and free of interests.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 13 -	LOANS FROM BANKS

A. Composition

		Consolidated			Company
	Rate of Interest % (1)	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Loans in Japanese Yen	3	1,407	6,064	6,392	6,064	6,392
Loans in U.S dollars	5.5	1,489	6,416	7,050	6,416	7,050
Loan in NIS linked to the CPI	6	1,638	7,056	7,837	7,056	7,837

		4,534	19,536	21,279	19,536	21,279
With deduction of current maturities		565	2,436	3,763	2,436	3,763

		3,969	17,100	17,516	17,100	17,516

Repayment by years

In the first year - current maturities	565	2,436	3,763	2,436	3,763

- In the second year	585	2,523	3,763	2,523	3,763
- In the third year	602	2,594	3,763	2,594	3,763
- In the fourth year	620	2,669	3,763	2,669	3,763
- In the fifth year and thereafter	2,162	9,314	6,227	9,314	6,227

	3,969	17,100	17,516	17,100	17,516

	4,534	19,536	21,279	19,536	21,279

(1) As at December 31, 2004.

B.   As to guarantees for the loans, see Note 15B.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 14 -	LIABILITY FOR TERMINATION OF EMPLOYEE/EMPLOYER RELATIONSHIP, NET

The liability of the Company and its Investee companies to pay severance pay to their employees is covered by the provision and by the payment of premiums for managers’ insurance policies. In addition, the companies make payments into a general provident fund. The amounts deposited in the provident fund and the amounts paid for managers’ insurance policies in the names of the companies include accrued profits and may be withdrawn subject to restrictions determined by law.

Composition:

	Consolidated			Company
	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Liability for severance pay	90	389	953	23	468
Less – deposits in a provident fund	(189)	(813)	(834)	(586)	(549)

	(99)	(424)	119	(563)	(81)

The above amounts are represented in the balance sheet as follows:

Liability for termination of employee/employer relationship, net	32	139	200	-	-

Excess of provident fund over liability for termination of employee/employer relationship	(131)	(563)	(81)	(563)	(81)

	(99)	(424)	119	(563)	(81)

The provision for severance pay for director-shareholders assumes that their employment will terminate under circumstances, which do not entitle them to increased severance pay.

In this regard, and as to “risk life insurance” for the benefit of related parties, see Note 18.

NOTE 15 -	COMMITMENTS, CONTINGENT LIABILITIES AND PLEDGES

A. Contingent liabilities

1.	Royalties and know-how

The Company, a consolidated company and a proportionately consolidated company are committed to pay royalties on products developed under projects supported by the Office of the Israeli Chief Scientist, at the rate of 2%–4.6% of the sale price, limited to the amount of grant received (linked to the US dollar). As of the balance sheet date the grant balance on which royalties have not yet been accrued amounts to US$ 3.2 millions in the consolidated statements. In February 2004, the Company received a letter from the Office of the Chief Scientist, stating the Company is required to pay approximately US $900 thousand due to royalties payments differences for the years 1996-2002. The said letter was lacking any supporting documentation and the Company completely rejects the demand completely.

The Company, based on its legal advisors, does not project any additional payments to the Office of the Chief Scientist beyond the amounts included in the financial statements.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 15 -	COMMITMENTS, CONTINGENT LIABILITIES AND PLEDGES (cont.)

A. Contingent liabilities (cont.)

2.	Claims

1.	A claim was filed against the Company by a subcontractor of a former consolidated company in the Labor Court for payment of approximately NIS 320 thousand, for an alleged debt of the Company to the plaintiff.

2.	The Company and the consolidated company have filed a legal claim, in the amount of 2.6 million NIS against “Fourier Systems 1989 Ltd.” (Hereafter: “Fourier”) due to unlawful use of trade secrets, other commercial wrongful acts and breach of a distribution agreement. Fourier has filed a counter legal claim in the amount of 3 million NIS.

Due to the preliminary stages of the legal claim, the Company is unable to estimate the prospects of these legal claims. Therefore, the Company has not made any provision in its financial statements.

B. Pledges

1. The Company

(a)	In order to obtain credit from a bank the Company pledged to the bank its real estate rights and the right to receive rent payments.

(b)	In order to obtain credit from a bank, the Company is obliged to retain a financial ratio of shareholders equity to total consolidated balance sheet assets of at least 27%. In case the company will not retain this ratio the company will be required to pay off its liabilities to the bank. The credit from the bank amounts to approximately NIS 5 million, and the Company retains the required financial ratio.

(c)	The Company has pledged vehicles and mortgaged its portfolio of marketable securities, notes and other securities as security for the receipt of credit and other banking services.

(d)	The Company has entered an obligation to support the working capital including bank credit payments of a consolidated company, if and when requested by the bank during the year ending on December 31, 2005.

(e)	The Company has given a guarantee for up to US $3 million for the liabilities of a consolidated company to a bank. To the balance sheet date, this guarantee was not utilized.

2. Consolidated Companies

(a)	A consolidated company has given a bank floating pledge on its assets to secure credit from this bank when requested by that Company. At the balance sheet date the credit line is approximately US $850 thousand. The utilized credit at the balance sheet date is US $530 thousand. According to the agreement with the bank, credit is subject to retaining certain financial ratios. At the balance sheet date the consolidated company does not comply with these financial ratios and has received a letter of renunciation from the bank regarding the aforementioned period. Correspondingly, the interest rate of the loan was increased by 0.75%.

(b)	A consolidated company has given a bank a senior floating pledge on its notes.

(c)	A consolidated company has pledged to a bank its vehicles and its right to receive payments from a customer.

(d)	A consolidated company has given an unlimited guarantee for the Company’s liabilities to the bank. To the balance sheet date, the guarantee was not utilized.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 16 -	SHARE CAPITAL

1. Company’s shares held by the Company itself:

	For December, 31
	2004	2003
Number of shares	388,925	494,321

2.	On June 22, 2004 the Company entered into a standby equity distribution agreement with Cornell Capital Partners LP company (hereinafter- “Cornell”), according to which Cornell committed to purchase the Company’s ordinary shares, those will be sold to her by the Company and/or allotted by it up to a total amount of US$ 5.5 million and over the course of 24 months starting from the American Security Stock Exchange (hereinafter – “SEC”) approval of effective registration of offered shares for trade.

Execution of sales of shares to Cornell will be upon the Company’s judgement and according to its needs on the relevant dates, providing every aforementioned sale or allotment will not exceed the scope of US$ 250 thousand and the frequency of sales will not exceed once a week.

The shares will be sold and/or allotted to Cornell in average daily market price of the shares, weighted according to volume of trade, the lowest daily volume weighted average price of the common stock during the five consecutive trading days period beginning on the first trading day after the requested purchase date.

Pursuant to the agreement the Company did not obligate to issue common stock to Cornell in a minimum somewhat amount.

Upon the initial purchase of shares and all subsequent purchases, Cornell shall receive compensation equal to five percent (5%) of the gross proceeds of the purchase, and additional payments as shown hereunder:

1.	US $90 thousand will be paid after effectiveness of the registration statement from the SEC.

2.	An additional US $111 thousand dollars at the earlier of the following:

a.	The day the Company draws more than 2 million dollars from proceeds of its shares.

b.	The day on which an initial purchase statement will be published after the first anniversary to this agreement.

The agreement states that in any case Cornell can purchase and hold up to 5% of the Company’s ordinary shares.

The agreement was approved by the Company’s General Assembly on August 11, 2004.

In September 2004, SEC validated the registration of the proposed stocks for trade (Form F-2).

In December 2004, the Company transferred 105,396 shares, from treasury stock held by it, as payment of commission of approximately $100 thousands to Cornell and a trustee company as part of the agreement. This commission was included in the financial statements as deferred expenses.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 16 -	SHARE CAPITAL (cont.)

	3.	Program for purchasing the Company’s shares:

On October 10, 2002 the Company’s Board of Directors resolved to buy up to US $450,000 of the Company’s shares and to reconsider the resolution after each US $100,000 acquisition.

The amount of the distribution sought to be approved by the Court, in April 2003, was NIS 2,140 thousand.

4.	Programs for issuing shares to directors and options to employees:

a)	In November 1996 (hereinafter “program 1996”) the Company’s Board of directors approved a plan to allot 450,000 options to buy ordinary shares of the Company of par value NIS 0.5 each for an exercise price equal to $ 0.5 per option, according to market price at the approval date. The plan is designated for employees who are not related parties to the Company.

On February 9, 1998, 405,000 options were issued to a trustee. Exercise of the options is conditional on the beneficiary being employed by the Company or its subsidiary under certain rules set by the plan. The right to exercise the option will expire on December 31, 2006.

Below is the balance of the options issued in 1996:

	For December, 31
	2004	2003

Number of options exercised by employees	299,800	298,200
Number of options expired	44,600	43,600
Number of options exercisable by employees	60,600	63,200

b)	On November 11, 2002 (hereinafter- “plan 2002”) the Company’s Board of Directors approved a plan to allot 1,270,000 options to buy ordinary shares of the Company of par value NIS 0.5 each in consideration for an exercise price equal to share price at grant date. The plan includes an allotment of 570,000 options to directors of the Company. The balance of 700,000 options is reserved for the employees of the Company and its consolidated companies in Israel and overseas. The vesting period is over 5 years from the date of issuance.

The Company issued options to a trustee for directors and employees of the company and the subsidiary companies according to section 102 to the Israeli Tax Ordinance capital gain track. In addition, the Company issued 190,000 options to the directors according to the option plan.

Plan’s activity as follows:

	$ Exercise price	Number of options

Number of options granted during the year 2003 (*)	0.91-1.03	1,027,500
Number of options expired during the year 2003		(90,000)

Balance at December 31, 2003		937,500
Number of options granted during the year 2004	0.74-0.83	210,000
Number of options expired during the year 2004		(57,000)

Balance at December 31, 2004		1,090,500

Balance of exercisable options on 31.12.2004	0.92	176,100

(*) See note 18 c 3 regarding options granted to interested parties.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 17 -	FINANCIAL INSTRUMENTS AND CREDIT RISKS

	A.	The Company and its investee companies did not enter into significant futures contracts in the the years 2002-2004.

	B.	The cash, cash equivalents and short-term investments of the Company and its Investee companies (the “Group”), are deposited mainly in Israeli and U.S. banks.

Approximately 11.5% of the Company’s sales are made in Israel. Out of aforementioned, 5% of Company’s sales are to a large number of customers who are mainly local municipalities and educational institutions.

Export sales and sales overseas are made mainly through dealers, and via them to a large number of end users.

The breakdown of customer credit as of December 31, 2003 amounting to approximately NIS 15,282 thousand in the consolidated statements and to approximately NIS 5,726 thousand in the Company’s statements is as follows:

(1)	Customer receivables due from local municipalities or educational institutions in Israel amount to approximately NIS 1.1 million in the consolidated statements.

(2)	Other customer receivables amount to approximately NIS 14.1 million in the consolidated statements and to NIS 5.7 million in the Company’s statements.

(3)	Group’s sales to customers in Israel and abroad, are generally conducted by credit, as accepted.

Credit to customers in South Africa countries, Asia, Africa and Eastern Europe is secured by notes.

(4)	A proportionately consolidated company with revenues of approximately 10.5 million NIS (in 2003, approximately NIS 7 million), that is included in the consolidated statement of operations, has one principal customer (who holds the other 50% of the company).

The sales to this customer accounted for in 2004 are approximately 50% of this proportionately consolidated company’s sales (in 2003 – 90%).

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 18 -	BALANCES AND TRANSACTIONS WITH INTERESTED AND RELATED PARTIES

	A.	Balances of related parties:

	Consolidated			Company
	December, 31 2004 U.S.$ (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)	December, 31 2004 NIS (K)	December, 31 2003 NIS (K)

Current assets
Related parties	-	-	138	-	138
Proportionately consolidated companies	10	44	-	88	-

Long term investments
Debit balance of consolidated companies (1)	-	-	-	29,220	28,028

Current liabilities
Liabilities to related parties	117	505	942	505	942
Proportionately consolidated companies	-	-	1,668	-	3,335

(1) A sum of NIS 5,282 thousand linked to foreign currency (in 2003 NIS 6,124 thousand).

B.	Income and expenses with interested and related parties

	Consolidated				Company
	Year ended December, 31 2004 U.S.$ (K)	Year ended December, 31 2004 NIS (K)	Year ended December, 31 2003 NIS (K)	Year ended December, 31 2002 NIS (K)	Year ended December, 31 2004 NIS (K)	Year ended December, 31 2003 NIS (K)	Year ended December, 31 2002 NIS (K)

Sales to consolidated companies	-	-	-	-	5,800	5,769	8,342
Sales to proportionately consolidated companies	447	1,924	-	-	3,848	-	-
Purchases from consolidated companies	-	-	-	-	2,411	1,734	348
Purchases from proportionately consolidated companies	17	72	-	101	143	-	202
Payroll for related parties employed by the company	535	2,306	2,723	3,370	2,306	2,723	3,370
Number of related parties, employed by the Company	3	3	3	4	3	3	4
Compensation to directors, not employed by the Company	54	232	213	156	232	213	156
Number of directors, not employed by the Company	6	6	6	5	6	6	5
Participation of consolidated companies in expenses	-	-	-	-	266	370	905
Participation of proportionately consolidated companies in expenses	91	391	465	360	782	914	720
Interest from consolidated companies	-	-	-	-	132	52	321
Rent income from consolidated companies	-	-	-	-	230	382	63
Rent income from proportionately consolidated companies	96	415	406	471	830	812	942

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 18 -	BALANCES AND TRANSACTIONS WITH INTERESTED AND RELATED PARTIES (cont.’)

C. Transactions with interested and related parties

1. Interested parties employed by the Company

a.	Pursuant to an agreement, approved on January 13, 1996, terms of employment of related parties who are employed by the Company (as directors and officers) include monthly salary linked to the changes in the CPI, in addition of social benefits, risk-life insurance in an amount of US $1 million for each, and assurance of real increment annually of 5% or 10%, on condition that the consolidated pre-tax earnings will equal or be greater than $0.5 million and $1 million, respectively.

Additional annual bonuses on earnings for the related parties are:

•	Where the consolidated pre-tax earnings are less than $1 million - 2.49% of those earnings.

•	Where the annual earnings are between $1 million and $2 million - 5.01% of those earnings.

•	Where the annual earnings exceed $2 million - 7.50% of those earnings.

In addition, these related parties are entitled, in the event of dismissal, to enlarged severance pay of 175% for the period of their employment in the Company. The Company did not include a provision for enlarged severance pay that will apply in case of dismissal in its financial statements, as to the Company’s assessment, the probability of its realization is unlikely.

The agreement is for a period of three years. At completion of first period and with completion of any additional extension period, employment agreements will be extended for an additional period of three years subject to approval of auditing committee and board of directors. A non-extended agreement will be accounted for as dismissal.

b.	As of November 2001, by the initiative of three related partied, a temporary decrease of approximately 15% of salary cost took place. (hereinafter –“the first decrease”).

As of June 2004, by the initiative of three related partied, an additional temporary decrease of approximately 23% of salary cost after the first decrease, took place. (hereinafter –“the second decrease”).

c.	Total cost of salary of three related parties, following the aforementioned decreases, sums up to approximately NIS 160 thousand a month.

d.	On December 27, 2004 the Company’s Auditing Committee and its Board of Directors, approved of an additional extension of aforementioned employment agreements for an additional period of three years. The related parties agreed by their own initiative to continuance of salary decreases (both first and second) during the year 2005. Salary decreases in the year 2005 will be retroactively cancelled under following terms:

•	When pre-tax consolidated earnings after cancellation of the decrease will be positive, the second decrease, amounting to NIS 45 thousand a month will be cancelled.

•	When pre-tax consolidated earnings after cancellation of the decreases will exceed $ 0.5 million, the first decrease, amounting to NIS 35 thousand a month will be cancelled as well.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 18 -	BALANCES AND TRANSACTIONS WITH INTERESTED PARTIES AND INVESTEE (cont.’)

C. Transactions with interested and related parties (cont.)

2.	An interested party, not employed by the Company, is entitled to risk-life insurance in an amount of $333 thousand.

Additionally, the aforementioned is entitled to annual bonuses on earnings as follows:

• Where the consolidated pre-tax earnings are less than $1 million – 0.83% of those earnings.

• Where the annual earnings are between $1 million and $2 million – 1.67% of those earnings.

• Where the annual earnings exceed $2 million –2.50% of those earnings.

3.	In the year 2003 270,000 options were issued to related parties employed by the Company and 300,000 options to related parties not employed by the Company, with exercise price of $0.91 for each option. See note 16 4 b.

4.	The Company maintains a Directors and Officers Liability Insurance Policy in the amount of approximately $ 5 million.

5.	The Company has irrevocably undertaken to indemnify its directors and officers for any liability or expense incurred by them due to an act, including an omission, performed by them in their capacity as officers of the Company. The amount of the indemnification under the letters of indemnification to all the recipients of the indemnification, cumulatively for a single event, will not exceed an amount in NIS equal to US$ 4 million.

The Company has also provided its directors and officers indemnification letters according to which the Company will irrevocably indemnify each such director and officer (under Section 259 of the Companies Law), from liability for damages caused to the Company due to the breach of the officers’ or director’s duty of care to the Company.

6.	In October 2003, the Company entered into a contract with a proportionately consolidated company for the supply of a LearnMate platform, in consideration of 850 thousand dollars.

The system was supplied on March 31, 2004 and revenues from it were included as part of revenues for the year 2004.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 19   -    LINKED BALANCES

	December 31, 2004

	Linked to US dollar	Linked to Euro	Linked to Japanese Yen	Linked to Swiss Franks	Linked to the CPI	Unlinked	Autonomous Unit & Non- monetary items	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

Consolidated

Assets
Cash and cash equivalents	4,842	990	-	-	-	870	255	6,957
Short-term investments	99	-	-	-	-	-	-	99
Trade receivables	5,893	1,493	-	-	-	2,205	5,691	15,282
Other receivables and debit balances	40	-	-	-	-	1,811	242	2,053
Inventories	-	-	-	-	-	-	9,372	9,372
Funds in respect of employee rights upon retirement, net	-	-	-	-	-	563	-	563
Fixed assets, net	-	-	-	-	-	-	36,548	36,548
Other assets and deferred expenses	-	-	-	-	-	564	472	1,036

	10,874	2,483	-	-	-	6,013	52,580	71,950

Liabilities
Short-term bank credits	694	-	656	2,664	1,087	7,854	2,273	15,228
Trade payables	173	105	599	-	-	3,176	1,800	5,853
Other payables and credit balances	3,408	-	-	-	-	6,279	646	10,333
Long-term loans	5,722	-	5,409	5,969	-		-	17,100
Deferred taxes	-	-	-	-	-	163	-	163
Liability for termination of employee/employer relationship, net	-	-	-	-	-	139	-	139

	9,997	105	6,664	2,664	7,056	17,611	4,719	48,816

Excess of assets (liabilities)	877	2,378	(6,664)	(2,664)	(7,056)	(11,598)	47,861	23,134

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 19   -    LINKED BALANCES

	December 31, 2003

	Linked to US dollar	Linked to Japanese Yen	Linked to Swiss Franks	Linked to the CPI	Unlinked	Autonomous Unit & Non- monetary items	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

Consolidated

Assets
Cash and cash equivalents	13,266	-	-	-	1,304	308	14,878
Short-term investments	-	-	-	-	-	-	-
Trade receivables	6,076	-	-	-	2,806	4,335	13,217
Other receivables and debit balances	52	-	-	-	1,934	306	292
Inventories	-	-	-	-	-	13,603	13,603
Investments in other companies	-	-	-	-	-	15	15
Funds in respect of employee rights upon retirement, net	-	-	-	-	81	-	81
Fixed assets, net	-	-	-	-	-	38,233	38,233
Other assets and deferred expenses	-	-	-	-	682	843	1,606

	19,394	-	-	-	6,807	57,643	83,844

Liabilities
Short-term bank credits	1,226	1,112	2,486	1,425	7,447	2,245	15,941
Trade payables	412	-	-	-	3,554	1,428	5,394
Other payables and credit balances	5,755	-	-	-	8,045	545	14,345
Long-term loans	5,824	5,280	-	6,412	-	-	17,516
Liability for termination of employee/employer relationship, net	-	-	-	200	-	-	200

	13,217	6,392	2,486	8,037	19,046	4,218	53,396

Excess of assets (liabilities)	6,177	(6,392)	(2,486)	(8,037)	(12,239)	53,425	30,448

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 19   -    LINKED BALANCES  (cont.’)

	December 31, 2004

	Linked to US dollar	Linked to Euro	Linked to Japanese Yen	Linked to Swiss Franks	Linked to the CPI	Unlinked	Autonomous Unit & Non- monetary items	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

Company

Assets
Cash and cash equivalents	2,676	18	-	-	-	657	-	3,351
Short-term investments	99	-	-	-	-	-	-	99
Trade receivables	4,449	1,277	-	-	-	-	-	5,726
Other receivables and debit balances	-	-	-	-	-	1,086	-	1,086
Inventories	-	-	-	-	-	-	3,261	3,261
Investment in invests	5,282	-	-	-	22,508	1,430	(14,981)	14,239
Funds in respect of employee rights upon retirement, net	-	-	-	-	-	563	-	563
Fixed assets, net	-	-	-	-	-	-	33,294	33,294
Other assets and deferred expenses	-	-	-	-	-	564	103	667

	12,506	1,295	-	-	22,508	4,300	21,677	62,286

Liabilities
Short-term bank credits	694	-	656	2,664	1,087	7,851	-	12,952
Trade payables	129	50	-	-	-	2,450	-	2,629
Other payables and credit balances	2,846	-	-	-	-	3,462	-	6,308
Long-term loans	5,722	-	5,409	-	5,969	-	-	17,100
Deferred taxes	-	-	-	-	-	163	-	163

	9,391	50	6,065	2,664	7,056	13,926	-	39,152

Excess of assets (liabilities)	3,115	1,245	(6,065)	(2,664)	15,452	(9,626)	21,677	23,134

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 19   -    LINKED BALANCES  (cont.’)

	December 31, 2003

	Linked to US dollar	Linked to Japanese Yen	Linked to Swiss Franks	Linked to the CPI	Unlinked	Autonomous Unit & Non- monetary items	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

Company

Assets
Cash and cash equivalents	8,198	-	-	-	1,262	-	9,460
Trade receivables	2,764	-	-	-	-	-	2,764
Other receivables and debit balances	-	-	-	-	1,487	-	1,487
Inventories	-	-	-	-	-	4,979	4,979
Investments in invests and other companies	6,124	-	-	18,869	2,229	(7,213)	20,009
Funds in respect of employee rights upon retirement, net	-	-	-	-	81	-	81
Fixed assets, net	-	-	-	-	-	34,587	34,587
Other assets and deferred expenses	-	-	-	-	527	215	742

	17,086	-	-	18,869	5,586	32,568	74,109

Liabilities
Short-term bank credits	1,226	1,112	2,486	1,425	7,357	-	13,606
Trade payables	161	-	-	-	2,187	-	2,348
Other payables and credit balances	6,930	-	-	-	3,261	-	10,191
Long-term loans	5,824	5,280	-	6,412	-	-	17,516

	14,141	6,392	2,486	7,837	12,805	-	43,661

Excess of assets (liabilities)	2,945	(6,392)	(2,486)	11,032	(7,219)	32,568	30,448

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 20 -	FINANCIAL DATA REGARDING SEGMENTS ACCORDING TO COMMERCIAL AND GEOGRAPHICAL AREAS

1. General

The Company operates in two operational segments: robotic products, automation products, software and distance learning in the field of education and training (“education segment”) and motion control products for the industrial market (“motion control for industry”).

In previous years the Company operated in addition in developing a technology whose aim was to reduce the time required for locating and retrieving information in computers and communication networks, through its consolidated companies, MemCall LLC and MemCall Ltd. (“MemCall”). This operation was significantly reduced in the year 2004 and is no longer qualified as a reportable segment.

2. Financial data regarding the reportable operational segments:

	Consolidated

	Education segment	Motion control for industry	Adjustments	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)

For the year ended December 31, 2004

Information regarding operations:

Revenues:

From customers	51,233	10,501	-	61,734
Inter-segment	-	71	(71)	-

Total revenues	51,233	10,572	(71)	61,734

Segment operations	(2,059)	(422)	1,577	(924)
Non allocated expenses				(4,050)

Operating loss				(4,974)
Other income				809
Financial expenses				(2,111)
Taxes on income				(1,411)

Net loss				(7,687)

Other information:

Segment’s assets	28,907	9,685	-	38,592
Non allocated assets				33,358

Total consolidated assets				71,950

Segment’s liabilities	19,874	3,601	-	23,475
Non allocated liabilities				25,341

Total consolidated liabilities				48,816

Costs of purchase of fixed assets	263	258
Depreciation and amortization	1,148	182

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 20 -	FINANCIAL DATA REGARDING SEGMENTS ACCORDING TO COMMERCIAL AND GEOGRAPHICAL AREAS (cont.)

2. Financial data regarding the reportable operational segments: (cont.)

	Consolidated

	Education segment	Motion control for industry	Adjustments	Total

	$ (K)	$ (K)	$ (K)	$ (K)

For the year ended December 31, 2004

Information regarding operations:

Revenues:

From customers	11,892	2,438	-	14,330
Inter-segment	-	16	(16)	-

Total revenues	11,892	2,454	(16)	14,330

Segment operations	(478)	(98)	361	(215)
Non allocated expenses				(940)
Operating loss				(1,155)

Other income				188
Financial expenses				(490)
Taxes				(327)

Net loss				(1,784)

Other information:

Segment’s assets	6,710	2,248	-	8,958
Non allocated assets				7,743

Total consolidated assets				16,701

Segment’s liabilities	4,613	836	-	5,449
Non allocated liabilities				5,882

Total consolidated liabilities				11,331

Costs of purchase of fixed assets	61	60
Depreciation and amortization	267	42

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 20 -	FINANCIAL DATA REGARDING SEGMENTS ACCORDING TO COMMERCIAL AND GEOGRAPHICAL AREAS (cont.)

2. Financial data regarding the reportable operational segments: (cont.)

	Consolidated

	Education segment	Motion control for industry	MemCall	Adjustments	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

For the year ended December 31, 2003

Revenues from customers	49,155	6,961	-	-	56,116
Inter-segment revenues	-	110	-	(110)	-

	49,155	7,071	-	(110)	56,116

Financing expenses, net	(3,249)	(403)	(131)	-	(3,783)

Depreciation and amortization	(2,138)	(161)	(298)	-	(2,597)

Segment loss	(10,649)	(1,752)	(5,482)	(110)	(17,993)

Assets (at end of year)	36,961	962	300	-	38,223

Acquisition of fixed assets	948	112	15	-	1,075

	Consolidated

	Education segment	Motion control for industry	MemCall	Adjustments	Total

	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

For the year ended December 31, 2002

Revenues from customers	76,511	9,648	-	-	86,159
Inter-segment revenues	-	166	-	(166)	-

Revenues	76,511	9,814	-	(166)	86,159

Financing income (expenses), net	(1,650)	248	-	-	(1,402)

Depreciation and amortization	(2,247)	(154)	(284)	-	(2,685)

Segment profit (loss)	9,288	1,632	(7,445)	(166)	3,309

Assets (at end of year)	38,477	1,019	571	-	40,067

Acquisition of fixed assets	1,869	111	191	-	2,171

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 20 -	FINANCIAL DATA REGARDING SEGMENTS ACCORDING TO COMMERCIAL AND GEOGRAPHICAL AREAS (cont.)

3.	Financial Data by Geographical Areas

Revenues by geographical areas:

	Consolidated				Company

	Year ended December, 31				Year ended December, 31

	2004 U.S. $ (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)

North America	6,428	27,692	24,562	37,311	5,725	5,574	7,321
Israel	1,636	7,047	8,170	9,445	4,284	871	1,666
Far East	2,827	12,181	8,983	16,078	6,938	2,667	6,430
Europe	1,665	7,174	5,487	2,028	4,354	5,144	4,101
South America	1,438	6,195	3,699	10,129	6,195	3,699	10,129
Others	336	1,445	5,215	11,168	1,445	5,214	9,164

Total	14,330	61,734	56,116	86,159	28,941	23,169	38,811

Fixed assets – by geographical areas

	Consolidated			Company

	Year ended December, 31			Year ended December, 31

	2004 U.S. $ (K)	2004 NIS (K)	2003 NIS (K)	2004 NIS (K)	2003 NIS (K)

Israel	8,018	34,541	36,031	33,294	34,587
U.S.A	465	2,004	2,192	-	-

	8,483	36,545	38,223	33,294	34,587

4.	Major customers

A shareholder of proportionately consolidated company is a major customer of the Company with total sales to him in the year 2004 of approximately 12% of the consolidated sales.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 21   -    REVENUES

	Consolidated				Company

	Year ended December, 31				Year ended December, 31

	2004 U.S. $ (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)

Production operations	12,588	54,228	42,639	68,129	28,941	23,169	38,481
Trade activities	515	2,220	7,166	8,217	-	-	-
Management fees	-	-	-	166	-	-	330
Development services
and royalties	1,227	5,286	6,311	9,647	-	-	-

	14,330	61,734	56,116	86,159	28,941	23,169	38,811

NOTE 22   -    COST OF REVENUES

	Consolidated				Company

	Year ended December, 31				Year ended December, 31

	2004	2004	2003	2002	2004	2003	2002

	U.S. $ (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)	NIS (K)

Cost of manufacturing operations	7,870	33,905	28,851	37,519	16,667	14,558	19,008
Cost of commercial operations	149	640	2,721	2,754	-	-	-
Cost of development services and royalties	301	1,298	1,026	1,139	-	-	-

	8,320	35,843	32,598	41,412	16,667	14,558	19,008

Materials consumed	4,189	17,924	12,548	22,188	6,039	4,524	7,891
Payroll and related expenses	2,171	9,355	10,925	11,503	4,746	6,141	5,801
Subcontractors	299	1,287	1,986	2,629	1,261	1,946	2,841
Depreciation and amortization	105	451	341	495	308	203	231
Other	1,183	5,098	5,194	5,390	2,696	2,774	2,171

	7,947	34,115	30,994	42,205	15,050	15,588	18,935

Acquisition of commercial goods	127	549	2,406	2,762	-	-	-

Decrease (increase) in inventories of work-in-process	(45)	717	181	(444)	(196)	181	(444)
Decrease (increase) in finished products	269	343	(1,298)	(3,103)	1,813	(1,211)	517
Decrease (increase) in commercial products	21	119	315	(8)	-	-	-

	245	1,179	(802)	(3,555)	1,617	(1,030)	73

	8,320	35,843	32,598	41,412	16,667	14,558	19,008

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 23   -    ADDITIONAL DATA RELATING TO STATEMENTS OF OPERATIONS

	Consolidated				Company

	Year ended December, 31				Year ended December, 31

	2004 U.S. $ (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)

A. Research and Development
Costs, Net
Research and development expenses	1,769	7,619	13,352	15,775	3,570	4,765	3,004
Less grants	-	-	701	3,020	-	-	-

	1,769	7,619	12,651	12,755	3,570	4,765	3,004

B. Marketing and Sales Expenses
Payroll and related expenses	1,909	8,226	8,150	7,347	2,249	3,133	2,337
Advertising and trade shows	145	624	854	1,485	154	341	24
Depreciation and amortization	30	131	258	539	131	150	202
Others	981	4,223	3,360	4,869	2,058	1,662	968

	3,065	13,204	12,622	14,240	4,592	5,286	3,531

C. Administrative and General Expenses
Payroll and related expenses	1,022	4,403	6,551	8,049	2,257	2,673	4,219
Depreciation and amortization	93	398	480	393	156	159	186
Doubtful debts	66	285	480	178	-	155	70
Others	1,150	4,956	7,058	5,010	3,048	3,672	2,948

	2,331	10,042	14,569	13,630	5,461	6,659	7,423

D. Financial Income (Expenses), Net
Income (expenses) due from
long-term debts	(273)	(1,175)	(88)	326	(764)	107	221
Expenses due from short-term credit	(217)	(936)	(3,695)	(1,728)	(982)	(3,750)	(2,326)

	(490)	(2,111)	(3,783)	(1,402)	(1,746)	(3,643)	(2,105)

E. Other Income (Expenses)
Income from building rental, net	236	1,015	2,022	1,474	1,660	2,700	2,296

Profit (loss) from negotiable securities, net	21	92	(152)	166	95	(152)	(166)
Others	(69)	(298)	162	-	(112)	251	-

	188	809	2,032	1,640	1,643	2,799	2,130

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 24 -	TAXES ON INCOME

	A.	Israeli income tax law (inflationary adjustments) – 1985

Pursuant the law, the Company and consolidated companies measure results for tax purposes, on real basis according to changes in the Israeli CPI.

B.	Composition of Tax Expense

	Consolidated				Company

	Year ended December, 31				Year ended December, 31

	2004 U.S. $ (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)	2004 NIS (K)	2003 NIS (K)	2002 NIS (K)

Current taxes	74	320	-	859	266	-	-
Deferred taxes	244	1,053	444	101	853	350	-
Previous year taxes	9	38	(526)	91	43	(392)	-

	327	1,411	(82)	1,051	1,162	(42)	-

-	Current taxes expenses as of 2004 include an amount of 240 thousands NIS due to dividend distribution from “approved enterprise” income of proportionately consolidated company.

-	Deferred taxes expenses as of 2004 include an amount of 330 thousand NIS due to the company’s share in approved enterprise income of proportionately consolidated company, that have yet been distributed and due to depreciation of tax benefits receivable as a result of a lack in certainty on its realization.

C.	Changes in Deferred Taxes:

	Consolidated				Company

	Balance at Dec. 31 2003 NIS (K)	Changes in the year 2004 NIS (K)	Balance at Dec. 31 2004 NIS (K)	Balance at Dec. 31 2004 U.S.$	Balance at Dec. 31 2004 NIS (K)	Changes in the year 2004 NIS (K)	Balance at Dec. 31 2003 NIS (K)

Short-term deferred taxes	201	-	201	47	-	-	-
Long-term deferred taxes	414	(45)	369	85	-	-	-
Provision for short term taxes	-	(163)	(163)	(38)	-	(163)	(163)
Provision for long term taxes	-	(163)	(163)	(38)	-	(163)	(163)

	615	(371)	244	56	-	(326)	(326)

Tax advances on account of undeductible expenses	682	(682)	-	-	527	(527)	-

	1,297	(1,053)	244	56	527	(853)	(326)

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 24 -	TAXES ON INCOME (cont.’)

	D.	Below is a reconciliation between the theoretical tax expense (the regular tax rates applied to the reported income before tax) and the tax expense for the Group:

	Consolidated				Company

	Year ended December, 31 2004 U.S. $ (K)	Year ended December, 31 2004 NIS (K)	Year ended December, 31 2003 NIS (K)	Year ended December, 31 2002 NIS (K)	Year ended December, 31 2004 NIS (K)	Year ended December, 31 2003 NIS (K)	Year ended December, 31 2002 NIS (K)

Income (loss) before taxes	(1,457)	(6,276)	(18,075)	4,360	(1,452)	(8,943)	5,870
Statutory tax rate	35%	35%	36%	36%	35%	36%	36%
Theoretical tax	(510)	(2,197)	(6,507)	1,570	(508)	(3,219)	2,112

Increase (decrease) in tax due to:
Losses utilized during previous years	(3)	(15)	-	(3,043)	-	-	(2,218)
Permanent differences	(12)	(51)	345	283	16	271	194
Previous years taxes	9	38	(526)	91	43	(392)	-
Items in respect of which no tax benefits were recorded	846	3,647	6,606	2,690	1,611	3,298	(88)
Tax benefits from an approved enterprise	(3)	(12)	-	(540)	-	-	-

	837	3,608	6,425	(519)	1,670	3,177	(2,112)

Taxes on income	327	1,411	(82)	1,051	1,162	(42)	-

E.	Tax rates at which the taxes were calculated:

Current taxes 22% - 35%
Deferred taxes 22% - 35%

In a proportionately consolidated company, the tax rate that was taken into account for the calculation of deferred taxes was 22%, which is the weighted tax rate that is expected to apply upon utilization of the benefits due to the “approved enterprise” (See note 24G).

The Company and consolidated companies have carry forward tax losses amounting to approximately NIS 13 million and NIS 33 million, respectively.

The Company and consolidated companies did not state deferred taxes asset regarding these losses, as there is an uncertainty in utilization possibility.

Consolidated company has a carry forward loss of NIS 6 million that can be utilized between 2005 and 2024.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 24 -	TAXES ON INCOME (cont.’)

	F.	Decrease in corporate tax rates:

On June 29, 2004 an amendment to the Income Tax Law (number 140 and hourly instruction), 2004 was passed by the “Knesset” (Israeli Parliament). This amendment asserts a gradual reduction in the rate of corporate tax from 36% to 30% as follows:

In the year 2004 the tax rate will be 35%, in the year 2005 the tax rate will be 34%, in the year 2006 the tax rate will be 32% and from the year 2007 and forward the tax rate will be 30%.

The impact of changes in tax rate over the consolidated financial statements, results of operations and cash flows is not material.

G.	Benefits of approved enterprise:

Certain investments in fixed assets made by proportionately consolidated company have been granted an “approved enterprise” status subject to the law. The Company chose the alternative income course, accordingly income from the “approved enterprise” will be exempt from taxes for two years after which a reduced tax rate of 20% will be enacted for the remaining benefit period. The benefit period is a 10 year period beginning in the year in which the company first generates taxable income and contingent to a time period limitation as stated in the law. These benefits are contingent on an investment by foreigners of at least 50%. The program was enacted in 2000 and accordingly the benefit period is expected to end in 2009. Dividends distributed from “approved enterprise” income will be liable for a 15% corporate tax rate. If the company should distribute dividends from exempt income, at 20% tax rate will be withheld of the amount distributed (see note 2 O). The above mentioned benefits are contingent on the company meeting the terms of the law and regulations and an authorization letter according to which the company invested in an “approved enterprise”. Non - fulfillment of these terms may lead to the cancellation of some or all of the above mentioned befits and a demand for the repayment of certain amounts including interest.

H.	Tax Benefits as an “Industrial Company”

The Company and its proportionately consolidated company are “Industrial companies”, as defined by the Law for the Encouragement of Industry (Taxation) 1969 and, as such, are entitled to certain benefits, mainly accelerated depreciation and the right to claim expenses and amortization of intangible rights, at a period of 8 years, and expenses of registration of stock to commerce at a period of 3 years.

I.	Final tax assessments

The Company, its consolidated companies and its proportionately consolidated company have final tax assessments under the Law up to and including the tax year 2000.

J.	Consolidated companies abroad

Consolidated companies, incorporated abroad, are taxed according to tax laws in countries of their residence.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(In Thousands NIS)

NOTE 25 -	DATA IN NOMINAL TERMS FOR TAX PURPOSES

A. Balance Sheets

	December 31,

	2004	2003
	NIS (K)	NIS (K)

Current Assets

Cash and cash equivalents	3,351	9,460
Short-term investments	99	-
Trade receivables	5,726	2,764
Other receivables and debit balances	1,086	1,487
Inventories	3,261	4,974

	13,523	18,685

Long-term investments

Investments in investee and other companies	14,462	20,442
Funds in respect of employee rights upon retirement, net	563	81

	15,025	20,523

Fixed Assets, net	28,087	29,156

Other assets and deferred expenses	672	531

	57,307	68,895

Current Liabilities

Credit from banks	12,952	13,606
Trade payables	2,629	2,348
Other payables and credit balances	6,308	10,191

	21,889	26,145

Long-Term Liabilities

Long-term bank loans	17,100	17,516
Provision for deferred taxes	163	—
Liability for termination of employee/employer relationship, net	—	—

	17,263	17,516

Shareholders’ Equity

Share capital and capital reserves	28,850	28,679
Accumulated deficit	(9,952)	(2,500)

	18,898	26,179
Treasury stock	(743)	(945)

	18,155	25,234

	57,307	68,895

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(In Thousands NIS)

NOTE 25 -	DATA IN NOMINAL TERMS FOR TAX PURPOSES (cont.’)

B. Statements of Operations

	For the year ended December 31,

	2004	2003	2002

	NIS (K)	NIS (K)	NIS (K)

Revenues	28,941	23,485	39,388
Cost of revenues	16,571	14,769	19,193

Gross profit	12,370	8,716	20,195

Operating Expenses

Research and development expenses, net	3,553	4,840	3,038
Marketing and selling expenses	4,576	5,356	3,554
Administrative and general expenses	5,453	6,763	7,396

	13,582	16,959	13,988

Operating Income (Loss)	(1,212)	(8,243)	6,207

Financing expenses, net	(1,746)	(3,562)	(1,771)
Other income, net	1,742	2,965	2,372

Income (loss) before taxes	(1,216)	(8,840)	6,808
Taxes on income	1,163	(42)	-

Income (loss) before Company’s share in results of Investee companies	(2,379)	(8,798)	6,808
Company’s share in loss of Investee companies	(5,073)	(9,029)	(2,397)

Net income (loss)	(7,452)	(17,827)	4,411

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(In Thousands NIS)

NOTE 25 -	DATA IN NOMINAL TERMS FOR TAX PURPOSES (cont.’)

C. Statement of Changes in Shareholders’ Equity

	Number of shares (1)	Share capital	Premium on shares	Capital reserves	Adjustments on translation of financial statement of an autonomous consolidated company	Treasury stock	Retained Earnings (loss)	Total

		NIS	NIS	NIS	NIS	NIS	NIS	NIS

Balance at January 1, 2002	10,727,831	5,615	21,618	1,842	-	(945)	10,916	39,046

Exercise of options	3,000	1	4	-	-	-	-	5
Adjustment on translation of financial statements of an autonomous consolidated company	-	-	-	-	122	-	-	122
Net income	-	-	-	-	-	-	4,411	4,411

Balance at December 31, 2002	10,730,831	5,616	21,622	1,842	122	(945)	15,327	43,584

Exercise of options	13,200	7	19	-	-	-	-	26
Adjustment on translation of financial statements of an autonomous consolidated company	-	-	-	-	(549)	-	-	(549)
Net loss	-	-	-	-	-	-	(17,827)	(17,827)

Balance at December 31, 2003	10,744,031	5,623	21,641	1,842	(427)	(945)	(2,500)	25,234

Exercise of options	1,600	1	3	-	-	-	-	4
Issuance of treasury stock	105,396	-	247	-	-	202	-	449
Adjustment on translation of financial statements of an autonomous consolidated company	-	-	-	-	(80)	-	-	(80)
Net loss	-	-	-	-	-	-	(7,452)	(7,452)

Balance at December 31, 2004	10,851,027	5,624	21,891	1,842	(507)	(743)	(9,952)	18,155

                   (1)  Issued and paid up after deduction of treasury stock.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 26 -	EFFECT OF VARIANCES BETWEEN ISRAELI GAAP AND U.S. GAAP IN THE CONSOLIDATED STATEMENTS

The financial statements are represented according to Israeli GAAP.

The significant differences between the Israeli GAAP and the U.S. GAAP relate primarily to the following matters:

A. Proportional Consolidation

According to Israeli GAAP, an investment in jointly held investee companies is presented according to the proportionate consolidation method. According to U.S. GAAP, such an investment is presented according to the equity method.

B. Presentation of liability for termination of employee/employer relationship

According to Israeli GAAP, the sum of a funded provision in a provident fund is deducted from the related liability. According to U.S. GAAP, the offsetting of assets and liabilities in these circumstances is not acceptable.

C. Amortization of goodwill

According to Israeli GAAP, goodwill is amortized over the period it is expected to grant the Company future economic benefits. According to US GAAP, goodwill is only amortized in case of impairment.

D. Following are the effects of the differences on the financial statements:

	December 31, 2004				December 31, 2003

	Financial Statements	Effect of Differences	After effect of differences	After effect of differences	Financial Statements	Effect of differences	After effect of differences

	NIS (K)	NIS (K)	NIS (K)	U.S.$ (K) (*)	NIS (K)	NIS (K)	NIS (K)

Balance Sheet

Current assets	33,803	(8,125)	25,678	5,960	43,990	(11,778)	32,212
Fixed assets, net	36,548	(1,101)	35,447	8,228	38,233	(961)	37,272
Long-term investments	563	6,243	6,806	1,580	96	10,290	10,386
Other assets and deferred expenses	1,036	(369)	667	155	428	108	536
Current liabilities	31,414	(3,595)	27,819	6,458	35,680	(3,441)	32,239
Long-term liabilities	17,402	243	17,645	4,096	17,716	577	18,293

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 26 -	EFFECT OF VARIANCES BETWEEN ISRAELI GAAP AND U.S. GAAP IN THE CONSOLIDATED STATEMENTS (cont.’)

D. Following are the effects of the differences on the financial statements: (cont.)

	December 31, 2004

	Financial Statements	Effect of differences	After effect of differences	After effect of differences

	NIS (K)	NIS (K)	NIS (K)	U.S.$ (K) *

Profit and Loss
Revenues	61,734	(10,501)	51,233	11,893
Gross profit	25,891	(4,875)	21,016	4,879
Operating loss	4,974	351	(4,623)	(1,072)

Cash Flows
Operating activities	(6,020)	6,450	430	100
Investment activities	(583)	258	(325)	(75)
Financing activities	(1,283)	-	(1,283)	(298)

	December 31, 2003

	Financial Statements	Effect of differences	After effect of differences

	NIS (K)	NIS (K)	NIS (K)

Profit and Loss
Revenues	56,116	(6,960)	49,156
Gross profit	23,518	(4,182)	19,336
Operating loss	(16,324)	657	(15,667)

Cash Flows
Operating activities	(9,217)	2,729	(6,488)
Investment activities	(357)	104	(253)
Financing activities	174	-	174

	December 31, 2002

	Financial Statements	Effect of differences	After effect of differences

	NIS (K)	NIS (K)	NIS (K)

Profit and Loss
Revenues	86,159	(9,488)	76,671
Gross profit	44,747	(7,836)	36,911
Operating income	4,122	(3,603)	519

Cash Flows
Operating activities	13,383	(4,195)	9,188
Investment activities	(748)	32	(716)
Financing activities	428	(244)	184

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

NOTE 26 -	EFFECT OF VARIANCES BETWEEN ISRAELI GAAP AND U.S. GAAP IN THE CONSOLIDATED STATEMENTS (cont.’)

E. Proforma Information with Regard to the Effect of FAS-123

Following is the proforma data of the net loss and basic loss per share had the company chosen to apply FAS 123 and calculated the cost of the benefits of the stock option plan to the employees according to their fair value.

	Financial Statements	Effect of FAS 123	Pro-forma	Pro-forma

	NIS (K)	NIS (K)	NIS (K)	U.S.$ (K) *

Loss	(7,687)	(606)	(8,293)	(1,925)

Loss per share	(0.71)	(0.06)	(0.77)	(0.18)

According to the rules set forth in FAS 123, the fair value of the options is calculated at presentation date according to the Black & Scholes Option Pricing Model.

The assumptions used are:

1. Expected life length of the options – 3-4 years.

2. Expected dividend distribution rate – 0%.

3. Expected standard deviation – 101%-110% per year.

4. No-risk interest rate – 3.5% per year.

RoboGroup T.E.K. Ltd.
Notes to Financial Statements

(NIS in Thousands)

Appendix to Financial Statements

Name of company	Percent of direct holding (%)	Name of holding company

Consolidated companies:

Intelitek Inc.	100	RoboGroup T.E.K. Ltd.
Robotec Technologies Ltd.	100	RoboGroup T.E.K. Ltd.
Intelitek Training Systems (1989) Ltd. (formerly Sim-Lev Ltd)	100	RoboGroup T.E.K. Ltd.
Computras Computerized Training Systems Ltd.	100	RoboGroup T.E.K. Ltd.
Computras Marketing Training Systems Equipment (1988) Ltd.	100	RoboGroup T.E.K. Ltd.
Robotec Industries Ltd.	100	RoboGroup T.E.K. Ltd.
MemCall Inc.	100	RoboGroup T.E.K. Ltd.
Eshed Robotec BV.	100	RoboGroup T.E.K. Ltd.
Burelco N.V	100	Eshed Robotec BV .
MemCall LLC	82	Burelco N.V
MemCall Ltd.	100	MemCall LLC

Proportionately consolidated companies:

Yaskawa Eshed Technology Ltd.	50	RoboGroup T.E.K. Ltd.
Yet US Inc.	100	Yaskawa Eshed Technology Ltd.

PERIODIC REPORT
FOR THE YEAR 2004

Additional Details

( As required in accordance with the Israel Securities Act, 1968)

PERIODIC REPORT FOR THE YEAR 2004

Name of Company:	RoboGroup T.E.K. Ltd.

Company Reg. No.:	52-003498-4

REGULATION 9:	FINANCIAL REPORTS

The Annual Financial Statements of the Company dated December 31, 2003 are attached to the periodic report.

REGULATION 10:	DIRECTORS’ REPORT ON THE STATE OF THE COMPANY

The Directors’ Report is attached to the Financial Statements.

REGULATION 10A:	SUMMARY OF THE QUARTERLY PROFIT AND LOSS STATEMENTS

Summary of the Profit and Loss Statements of the Company are attached to the Directors’ Report.

REGULATION 10C:	USE OF THE PROCEEDS OF THE SECURITY ISSUE WITH RESPECT TO THE PROSPECTUS

None.

REGULATION 11: LIST OF INVESTMENTS IN SUBSIDIARIES AND IN RELATED COMPANIES AS OF BALANCE SHEET DATE

COMPANY NAME *	TYPE OF SHARE	NO. OF SHARES	TOTAL AMOUNT OF PAR VALUE	COST ADJUSTED AS OF 31.12.04 NIS (K)	BALANCE SHEET VALUE ADJUSTED AS OF 31.12.04 NIS (K)	% HOLDING IN CAPITAL, % OF VOTING POWER AND RIGHT TO APPOINT DIRECTORS	BALANCE OF LOANS TO SUBSIDIARIES AS OF 31.12.04 NIS (K) (**)
Intelitek Inc.	Reg. US$ 100	500	US$ 50,000	11,480	2,421	100%	5,064
Eshed Robotec B.V.	Reg. HFL 1000	40	HFL 40,000	107	(762)	100%	-
Robotec Technologies Ltd.	Reg. NIS 1.00	(1)101	NIS 101	133	(1,456)	100%	2,306
Robotec Industries Ltd.	Reg. NIS 1.00	(2)99	NIS 99	-	-	100%	-
Computras Computerized Training Systems Ltd.	Reg. NIS 0.001 Voting NIS 0.001 Def. NIS 0.001	12,600 200 4,375	NIS 12.6 NIS 0.2 NIS 4.375	1,882	(1,161)	100%	-
Computras Marketing Training Systems (1988) Ltd.	Reg. NIS 1.00 Mgmt. NIS 1.00	100 100	NIS 100 NIS 100	478	699	100%	-
Yaskawa Eshed Technology Ltd.	Reg. NIS 1.00	98,000	NIS 98,000	4,071	7,089	50%	-
YET US Inc.	Reg. US$0.01	3,000	US$ 30	-	(1,095)	50%	-
MemCall Ltd.	Reg. NIS 1.00	200	NIS 200	-	933	82%	10,195
MemCall LLC.	Participation units	1,248,000	-	-	(19,589)	82%	10,544
MemCall Inc.	Reg. US$ 0.01	10,000	US$ 100	-	-	100%	-
Intelitek training systems (1989) Ltd.	Mgmt. NIS 10 Reg. NIS 10	8 169	NIS 80 NIS 1,690	239	(194)	100%	-

(1)	One share is held in trust.

(2)	One additional share held by Robotec Technologies Ltd.

(*)	All the shares of the subsidiary companies are not traded on a Stock Exchange.

(**)	The loans granted to the subsidiaries by the Company are as follows:

a.	A loan to Memcall LLC.and Memcall Ltd. is linked to the consumer price index.

b.	A loan to Robotec Technologies Ltd., is carrying interest rate.

c.	A loan to Intelitek Inc., is in US$ rate.

REGULATION 12:	CHANGES IN INVESTMENTS IN SUBSIDIARIES AND RELATED COMPANIES DURING THE PERIOD OF THE REPORT

DATE OF CHANGE	ESSENCE OF THE CHANGE	COMPANY NAME	TYPE OF SHARES	TOTAL AMOUNT OF PAR VALUE	NOMINAL COST (NIS) (K)	ADJUSTED COST (NIS) (K)
12.28.2004	Increase of registered share capital and allotment of Bonus Shares.	Yaskawa Eshed Technology Ltd.	Common par value1NIS	95,000NIS*	-	-

*Remark: The Company’s part (50%) in the allotment of the Bonus Shares.

REGULATION 13:	INCOME OF SUBSIDIARIES AND RELATED COMPANIES AND INCOME OF THE CORPORATION RECEIVED FROM THEM TO BALANCE SHEET DATE

COMPANY NAME	PROFIT (LOSS) BEFORE TAX (NIS) (K)	PROFIT (LOSS) AFTER TAX (NIS) (K)	THE COMPANY’S SHARE IN PROFIT (LOSS) AFTER TAX (NIS) (K)	DIVIDENDS UNTIL 31.12.04	MGMT FEES ADJUSTED UNTIL31.12.04 (NIS) (K)	INTEREST ADJUSTED UNTIL 31.12.04 (NIS)	INTEREST, DIVIDENDS MGMT FEES TILL DATE OF PUBLISHING THIS REPORT
Intelitek Inc.	(2,101)	(2,101)	(1,293)	-	-	-	-
Eshed Robotec B.V.	(72)	(72)	(72)	-	-	-	-
Robotec Technologies Ltd.	(1,208)	(1,326)	(1,326)	-	-	132	-
Robotec Industries Ltd.	-	-	-	-	-	-	-
Computras Computerized Training Systems Ltd.	377	377	377	-	-	-	-
Computras Marketing Training Systems (1988) Ltd.	(10)	(10)	(10)	-	-	-	-
Yaskawa Eshed Technology Ltd.	(1,892)	(1,795)	(788)	1,794	-	-	862
YET US Inc.	(2,190)	(2,190)	(1,095)
MemCall Ltd.	(944)	(944)	(944)	-	-	-	-
MemCall LLC.	129	47	47	-	-	-	-
MemCall Inc.	-	-	-	-	-	-	-
Intelitek training systems (1989) Ltd.	11	11	11	-	-	-	-

REGULATION 14:	LIST OF LOAN BALANCES GIVEN TO DATE OF BALANCE SHEET, IF PROVIDING LOANS IS ONE OF THE MAIN FUNCTIONS OF THE CORPORATION

Provision of loans is not one of the Company’s main functions.

REGULATION 20:	TRADING ON THE TEL AVIV STOCK EXCHANGE - SECURITIES REGISTERED FOR TRADE - TIMES AND REASONS FOR HALTING TRADE

In the year of the report 1,600 ordinary shares, par value NIS 0.5 were registered for trading, following the exercise of options that were issued to employees of the Company and its subsidiaries, pursuant to the Company’s employee stock option plan of 1996.

During the reported period there has been no halt in trading on the Tel Aviv Stock Exchange.

REGULATION 21:	PAYMENT TO SENIOR OFFICERS (NIS K)

1.	Chief Executive Officer	868
2.	Managing Director	813
3.	Managing Director	808
4.	General Manager of a business sector	599
5.	General Manager of a business sector	589

REGULATION 22:	SALARIES AND BENEFITS

The salaries and payments to interested parties and the expenses associated with them (which do not exceed the normal) which were paid or which incurred a liability to pay for the year 2004 were NIS 2,721 thousand.

REGULATION 24:	SHARES AND CONVERTIBLE SECURITIES HELD BY INTERESTED PARTIES IN THE CORPORATION, IN THE SUBSIDIARIES, OR IN RELATED COMPANIES CLOSE TO THE DATE OF THE REPORT

INTERESTED PARTY	I.D. NO. - COMPANY REG. NO.	TYPE OF SECURITY	SECURITY NO. IN THE TEL AVIV STOCK EXCHANGE(2)	NO. OF SHARES HELD ON MARCH 28, 2004	% HELD IN CAPITAL, VOTING AND RIGHT TO APPOINT DIRECTORS
Arie Kraus (4)(5)	053919072	Reg. NIS 0.5	0266015	721,354	6.6%
Noam Kra-Oz(4)(5)	052240322	Reg. NIS 0.5	0266015	688,145	6.3%
Gideon Missulawin	323718312	Reg. NIS 0.5	0266015	691,246	6.3%
Rafael Aravot(5)	052294170	Reg. NIS 0.5	0266015	878,042	8.1%
Menachem Zenziper(5)	007517949	Reg. NIS 0.5	0266015	1,211,126	11.1%
Haim Schleifer	052052040	Reg. NIS 0.5	0266015	701,412	6.4%
David Israel Rosen(5)	101939594(3)	Reg. NIS 0.5	0266015	900,200(6)	8.3%

(2)	A part of the shares held by interested parties are traded over the counter in the United States.

(3)	Passport number.

(4)	Mr. Arie Kraus and Mr. Noam Kra-Oz are brothers.

(5)	Holdings together with family member.

(6)	As far as known to the Company, according to a Form 13D as of 2002, filed by Mr. Rosen.

Remarks:

1.	According to the stock option plan for employees and directors that was approved by the Company’s general shareholders meeting on December 17, 2002, the directors of the Company hold options under the said plan as follows:

Director’s name	Number of options	Holdings after full dilution*	Percentage of holdings after full dilution*
Rafael Aravot	90,000	968,042	7.7%
Haim Schleifer	90,000	791,412	6.3%
Noam Kra-Oz	90,000	778,145	6.2%
Gideon Missulawin	50,000	741,246	5.9%
Menachem Zenziper	50,000	1,261,126	10%
Arie Kraus	50,000	771,354	6.1%
Tami Gottlieb	50,000	50,000	0.4%
Amiram Dagan	50,000	50,000	0.4%
Alex Tal	50,000	50,000	0.4%

* In this respect, “full dilution” means assuming that 60,600 options which were allotted to a trustee under the 1996 stock option plan for employees of the Company and its subsidiaries, that have not been exercised as of the date of this report; 12,500 options allotted in 2001 to an interested party in the company; and 1,270,000 options allotted pursuant to the 2003 stock option plan for directors and employees, are all exercised.

2.	Mr. Israel- Rosen holds 12,500 options allotted to him following a private placement in 2001.

3.	The aforesaid interested parties do not hold shares and/or convertible securities of the Company’s subsidiaries.

4.	The Company holds 388,925 of its own shares (Treasury Stock).

REGULATION 24A:	REGISTERED SHARE CAPITAL, ISSUED AND OUTSTANDING SHARE CAPITAL AND CONVERTIBLE SECURITIES DURING THE PERIOD OF THE REPORT

Registered share capital- 25,000,000 Ordinary Shares of par value 0.5 NIS.

Issued and outstanding share capital- 11,238,952 Ordinary Shares of par value 0.5 NIS.

Convertible securities- 1,343,100 options, in accordance with the 1996, option plan, 2003 option plan and a private placement to an interested party in 2001.

REGULATION 25A:	Address:	13 Hamelacha Street, Afeq Industrial Park, Rosh Ha’Ayin 48091, Israel
Tel: 03-9004111 Fax: 03-9030994
	E- mail:	info@robo-group.com

REGULATION 26:      THE COMPANY DIRECTORS

1.
1.	Name:	RAFAEL ARAVOT - I.D. No. 052294170 *
2.	Date of Birth:	1954
3.	Address:	9, Oranim Street, Ramat Ilan, Givat Shmuel
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: Financial committee.
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: Yes
8.	Date appointed to Board of Directors: 9.22.1982
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate in Mechanical Engineering. Master’s in Business Administration
Managing Director of the Company. Starting February 2001, Chief Executive Officer of the Company and Chairman of the Company’s Board of Directors. Director of Yaskawa Eshed Technology Ltd; MemCall Ltd. ; MemCall LLC; MemCall Inc. ; Robotec Technologies Ltd.; Computras Marketing Training Systems (1988) Ltd.; Computras Marketing Training
10.	Technologies Ltd.; Computras Marketing Training Systems (1988) Ltd.; Computras Marketing Training Systems (1988) Ltd.; Intelitek training systems (1989) Ltd.; Burelco N.V. Family relationship to an interested party in the Company: No

*Remark: According to a resolution of the shareholders meeting as of December 31, 2003, Mr. Aravot was authorized to continue serving as the chief executive officer and as chairman of the Board of directors, for a period 3 more years, commencing on the date of adoption of the resolution.

2.
1.	Name:	ACHINOAM KRA-OZ I.D. No. 052240322
2.	Date of Birth:	1954
3.	Address:	80 Herzl Street, Raanana
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: No
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: Yes
8.	Date appointed to Directorship: 12.12.83
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate in Pharmacy. Joint Managing Director - Marketing of the Company.; Director of: Intelitek Inc., Yaskawa Eshed Technology Ltd, Computras Computerized Training Systems Ltd., and Computras Marketing Training Systems (1988) Ltd., Robotec Technologies Ltd., Eshed Robotec B.V. ; Intelitek training systems (1989) Ltd.
10.	Family relationship to an interested party in the Company: Yes - brother of Arie Kraus

3.
1.	Name:	HAIM SCHLEIFER - I.D. No. 052052040
2.	Date of Birth:	1954
3.	Address:	40 Ha-histadrut Street, Herzlia
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: Member of the MemCall committee.
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: Yes
8.	Date appointed to Directorship: 9.22.1982
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate in Electronics Engineering. Master’s Degree in Business Administration.
Joint Managing Director R&D and Pedagogical Dept of the Company, , Director of: Eshed Robotec B.V., MemCall Ltd. ; MemCall LLC.; MemCall Inc. ; Intelitek Inc.; Burelco N.V.
10.	Family relationship to an interested party in the Company: No

4.
1.	Name:	GIDEON MISSULAWIN Passport No. 405924886
2.	Date of Birth:	1940
3.	Address:	6/5 Moshe Dayan St., Ra’anana
4.	Citizenship:	Israeli.
5.	Membership in Directors Committees: Member of the financial committee
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: No
8.	Date appointed to Directorship: 12.12.1983
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate in Chemical Engineering, Master’s Degree in Business Administration.
Until February 2001 Active Chairman of the Company’s Board, Director in Vernon Investments Company Ltd., Director in NewCorp. Ltd. and a number of foreign companies, mainly in South Africa, some of which are family companies
10.	Family relationship to an interested party in the Company: No

5.
1.	Name:	MENACHEM ZENZIPER I.D. No. 007517949
2.	Date of Birth:	1944
3.	Address:	40 Yehuda Hanassi Street, Tel Aviv
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: Member of the financial committee
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: Yes
8.	Date appointed to Directorship: 12.12.1983
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate in Industrial Engineering and Management. Master’s Degree in Management Science.
Adviser to the Company, Director of Zenziper Company for Import of Grain and Fodder Ltd.
10.	Family relationship to an interested party in the Company: No

6.
1.	Name:	ARIE KRAUS I.D. No. 053919072
2.	Date of Birth:	1956
3.	Address:	62 Pinkas Street, Tel Aviv
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: No.
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: No
8.	Date appointed to Directorship: 12.12.1983
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate in Production Engineering Formerly – coordinator of the Company’s building project..
10.	Family relationship to an interested party in the Company: Brother of Ahinoam Kra-Oz

7.
1.	Name:	ALEX TAL I.D. No. 67165803
2.	Date of Birth:	1946
3.	Address:	30 Ha’hagana Street, Herzeliya.
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: Member of the audit committee.
6.	Outside Director: No
7.	Whether employed by the Company, subsidiaries, related companies or interested party: No
8.	Date appointed to Directorship: 1.15.2001
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Until January 2000 – Commander of Israel Navy . Formerly the manager of the business enterprise sector of the Company. Serves as a director in: “Mofet” venture capital ltd.; “Zim” shipment company ltd. Advisor at Elul company and V.P Marine & Oceanography of Athena company
10.	Family relationship to an interested party in the Company: No

8.
1.	Name:	TAMI GOTTLIEB I.D. No. 54584198 *
2.	Date of Birth:	1957
3.	Address:	10 Hasharon St, Raanana
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: Chairman of audit committee and financial committee
6.	Outside Director: Yes
7.	Whether employed by the Company, subsidiaries, related companies or interested party: No
8.	Date appointed to Directorship: 2.28.2002
9.	Education and duties in the previous five years as well as additional companies in which she serves as director:
Graduate in International Relations of the Hebrew University in Jerusalem; Master in Economics from the University of Indiana, USA; Owner of the company “Yevul” capital markets Ltd. ; A member of two governmental committees ; Until 1/2001 Manager in Investec Clali – Management and Underwriting Ltd.; Director of Baran group LTD. , “Dan” Public Transportation Ltd, Credit Information Association Ltd., Carmel Investments Group ltd., Emilia Development Ltd., T.R.A. Radio Tel Aviv Ltd., Incredimail Ltd, ; “Maalot”; Polishek plastic industries Ltd.; N.R Spantec industries Ltd.; “Polivid”; “Hasin Esh”.
10.	Family relationship to an interested party in the Company: No

9.
1.	Name:	AMIRAM DAGAN I.D. No. 52731510 *
2.	Date of Birth:	1954
3.	Address:	40, Ha’Arbel St, Alfei Menashe
4.	Citizenship:	Israeli
5.	Membership in Directors Committees: Member of Audit Committee
6.	Outside Director: Yes
7.	Whether employed by the Company, subsidiaries, related companies or interested party: No
8.	Date appointed to Directorship: 2.28.2002
9.	Education and duties in the previous five years as well as additional companies in which he serves as director:
Graduate of the Technion in Haifa , Master in Political Science and National Security from the University of Haifa, Master in Business Administration from Tel Aviv University. Was commander of Israel Air Force Systems Department, Vice President in Nice Systems Ltd., Presently – V.P. for Development and Operation in Elbit Systems..
10.	Family relationship to an interested party in the Company: No

*Remark:	The nomination of the outside directors, Ms. Gottlieb and Mr. Dagan, was extended for 3 more years, commencing on February 2005, according to a shareholders meeting resolution as of August 2004.

REGULATION 26A:       SENIOR OFFICER OF THE CORPORATION (NOT INCLUDED IN RULE 26)

(1)	Name:	MOSHE TUR-NER - I.D. No. 051638708
	Date of Birth:	1952
	Job Function:	Vice President.
	Job Function in subsidiary company or interested party: No
	Not related to any other officer or interested party.
	Education: Graduate in Economics and Business Administration; Master’s Degree in Business Administration.
	Experience: From 2000 until April 2003 - Joint General Manager of the Education Sector of the Company.
	Appointed as Vice President: May 2003.

(2)	Name:	JOSEF BIRAN - I.D. No. 008767402
	Date of Birth:	1946
	Job Function:	General Manager of the subsidiary Yaskawa Eshed Technology Ltd.
	Job Function in subsidiary company or interested party: General Manager of the subsidiary Yaskawa Eshed Technology Ltd.
	Not related to any other officer or interested party.
	Education: Graduate in Mechanical Engineering, Master of Business Administration.
	Experience: Until 12.31.96 – Vice President R&D and Operations of the Company.
	Appointed General Manager of Yaskawa Eshed Technology Ltd – 12.31.1996.

(3)	Name:	URI SELA I.D. No. 51832533
	Date of Birth:	1953
	Job Function:	Vice President of Sales and Marketing.
	Job Function in subsidiary company or interested party:-
	Not related to any other officer or interested party.
	Education: Graduate in Psychology, Master in Business Administration.
	Experience: VP marketing of Writ Technologies, VP Marketing of Mobile Economy.
	Appointed Vice President of Sales and Marketing.: 8.1.2003

(4)	Name:	HANAN EIBUSHITZ - I.D. No. 5407473
	Date of Birth:	1956
	Job Function:	Chief Financial Officer
Job Function in subsidiary company or interested party: CFO of the company and all of its subsidiaries
Not related to any other officer or interested party.
	Education:	Graduate in Industrial Engineering and Management, Master of Business Administration
Experience: VP Finance of Elbit Vision Systems
Appointed CFO: 11.25.2002

(5)	Name:	YEHUDA COHEN - I.D. No. 28649952
	Date of Birth:	1971
	Job Function:	Financial Controller
Job Function in subsidiary company or interested party: Financial Controller of the company and all of its subsidiaries
Not related to any other officer or interested party.
	Education:	Graduate in Economics and Accountants, Master of Business Administration.
Experience: Financial Manager of Life Person Israel., CPA in Ziv – Hefat Accountant firm.
Appointed Financial Controller: 12.1.2003

(6)	Name:	JOSEPH GINOSSAR- I.D. No. 55377071
	Date of Birth:	1958
	Job Function:	Internal Audior
Job Function in subsidiary company or interested party: None.
Not related to any other officer or interested party.
	Education:	Graduate in Economics and Accountants, Master of Business Administration.
Experience: Managing Partner of Fahn Kanne Control Management LTD.
Appointed Internal Controller: 1.5.2004

(7)	Name:	VICKY ZAMIR-SHARON I.D. No. 029499530
	Date of Birth:	1972
	Job Function:	Legal Counsel and Company’s Secretary
Job Function in subsidiary company or interested party: Legal Counsel and Secretary of the company and all its subsidiaries.
Not related to any other officer or interested party.
	Education:	Graduate in Law
Experience: Legal Council of Azorim Properties Ltd.
Date appointed Legal Counsel and Company Secretary: 9.13.2004.

REGULATION 28:	CHANGES IN THE COMPANY’S BYELAWS

None.

REGULATION 27:	COMPANY ACCOUNTANTS

Chaikin, Cohen, Rubin and Gilboa, Kiryat Atidim, Building 4, Tel Aviv.

REGULATION 29:	DIRECTORS’ RECOMMENDATIONS AND RESOLUTIONS.

REGULATION 29A:	DIRECTORS’ RECOMMENDATIONS AND RESOLUTIONS.

Insurance, indemnification and release for directors and officers of the Company

The Company currently maintains directors and officers’ liability insurance. The Company approved and executed indemnification and release agreements for its officers and directors, according to resolutions of the audit committee and Board of directors as of November 2002 and December 2004 and according to a resolution of the shareholders meeting as of December 2002.

Date: March 28, 2005	RoboGroup T.E.K. Ltd.

SIGNATORY	FUNCTION

1. RAFAEL ARAVOT	CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER	___________________

2. HAIM SCHLEIFER	JOINT MANAGING OFFICER AND DIRECTOR	___________________

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Prospectus Supplement No. 1 to the Prospectus dated September 28, 2004 (file number 333-115-095) of our report dated March 28, 2005, relating to the 2004 consolidated financial statements, which appear in RoboGroup T.E.K. Ltd.‘s Current Report on Form 6-Kas filed with the U.S. Securities Exchange Commission on March 30, 2005.

Sincerely Yours,

/s/ Chaikin, Cohen, Rubin & Gilboa
Certified Public Accountants (Isr.)

Tel-Aviv, Israel
April 3, 2005